UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

EVOLVING SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
N/A
(2) Aggregate number of securities to which transaction applies:
N/A
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The purchase price payable to the Registrant for the assets is $39,000,000 in cash plus assumption of specifically identified liabilities approximating $7,226,000.
(4) Proposed maximum aggregate value of transaction:
$46,226,000
(5) Total fee paid:
$5,366.84 ($46,226,000 multiplied by 0.00011610)
☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED MAY   , 2011

9777 Pyramid Court, Suite 100
Englewood, Colorado 80112

PROPOSED ASSET SALE TRANSACTION — YOUR VOTE IS IMPORTANT

To Our Stockholders:

You are cordially invited to attend a special meeting of the stockholders of Evolving Systems, Inc. (“Evolving Systems” or the “Company”), which will be held at 9:00 a.m. local time at the Company’s headquarters located at 9777 Pyramid Court, Suite 100, Englewood, Colorado 80112, on [                    ], 2011.

At the special meeting, we will ask you to approve the asset purchase agreement we entered into with NeuStar, Inc. (“NeuStar”) on April 21, 2011.  If our stockholders approve the asset purchase agreement and the asset sale contemplated by that agreement is completed, we will sell our numbering solutions business (the “Numbering Business”) to NeuStar in exchange for $39,000,000 in cash, subject to increase or decrease in accordance with a post-closing working capital adjustment, plus assumption by NeuStar of certain liabilities related to the Numbering Business (the “Asset Sale”).  We believe the Asset Sale will allow us to concentrate our business efforts on our activation business, including Dynamic SIM Allocation™ (DSA), Tertio Service Activation™ (TSA), and Intelligent M2M Controller™ (IMC) solutions going forward.

After careful consideration, our board of directors has unanimously approved the Asset Sale and determined that the Asset Sale and the asset purchase agreement are advisable and in the best interests of our Company and our stockholders.  Our board recommends that you vote “FOR” the approval of the Asset Sale and “FOR” adjourning the special meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale.

The accompanying proxy statement provides a detailed description of the proposed Asset Sale, the asset purchase agreement and related matters.  The asset purchase agreement is attached as Annex A to this proxy statement.  We urge you to read these materials carefully and to vote your shares.

Your vote is very important, regardless of the number of shares you own.

Thank you for your cooperation and your continued support of Evolving Systems.

Thaddeus Dupper
Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Asset Sale, passed upon the merits or fairness of the Asset Sale or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated               , 2011, and is first being mailed to stockholders on or about             , 2011.

Evolving Systems, Inc.

9777 Pyramid Court, Suite 100

Englewood, Colorado  80112

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON                    , 2011

To the Stockholders of Evolving Systems, Inc.:

You are invited to attend a special meeting of the stockholders of Evolving Systems, Inc. (“Evolving Systems” or the “Company”) which will be held at 9:00 a.m. local time at the Company’s headquarters located at 9777 Pyramid Court, Suite 100, Englewood, Colorado 80112, on [                    ], 2011.

At the meeting, you will be asked to act on the following matters:

1.               to approve the sale of our numbering solutions business (the “Numbering Business”) to NeuStar, Inc. (“NeuStar”) as described in the asset purchase agreement, dated April 21, 2011, by and between NeuStar and Evolving Systems (the “Asset Sale”);

2.               to approve adjournments or postponements of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Asset Sale; and

3.               to transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only holders of record of shares of Evolving Systems’ common stock at the close of business on [                    ], 2011, are entitled to vote at the meeting or any postponements or adjournments of the meeting.

After careful consideration, our board of directors has unanimously approved the Asset Sale and determined that the asset purchase agreement and the transactions provided for in that agreement are advisable and in the best interests of our Company and our stockholders. Our board recommends that you vote “FOR” the proposal to approve the Asset Sale and “FOR” adjourning the special meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Asset Sale if there are insufficient votes to approve the Asset Sale.

The proxy statement accompanying this notice describes in detail the proposed Asset Sale, the asset purchase agreement and related matters. The asset purchase agreement is attached as Annex A to this proxy statement.  We urge you to read these materials carefully.

Your vote is very important.  We cannot consummate the Asset Sale unless the proposal to approve the Asset Sale is  approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.  A failure to vote will have the same effect as a vote against the Asset Sale.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. Alternatively, you may submit your proxy by telephone (if you reside in the United States, Canada or the U.S. territories) or via the Internet by following the directions on your enclosed proxy card. Submitting your proxy by mail, telephone or via the Internet will not limit your right to vote in person at the special meeting.

By order of the board of directors,

Englewood, Colorado [ ], 2011	Anita T. Moseley Secretary

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE ASSET SALE

The following questions and answers briefly address some commonly asked questions about the special meeting of stockholders and the sale of our numbering solutions business (the “Numbering Business”) to NeuStar, Inc. (“NeuStar”) as described in the asset purchase agreement, dated April 21, 2011, by and between NeuStar and Evolving Systems (the “Asset Sale”).  These questions and answers may not address all questions that may be important to you as a stockholder.  You should read carefully this entire proxy statement, including each of the annexes.  In this proxy statement, the terms “we,” “us,” “our,” the “Company” and “Evolving Systems” refer to Evolving Systems, Inc.

The Special Meeting

Q.           Who is soliciting my proxy?

A.           Your proxy is being solicited by our board of directors.  The cost of solicitation of the proxies will be paid by Evolving Systems.  Officers, directors and employees of Evolving Systems, without additional compensation, also may solicit proxies by further mailing, by telephone or personal conversations. We have no plans to retain any firms or otherwise incur any extraordinary expense in connection with the solicitation.

Q.           What matters will be voted on at the special meeting?

A.           You will be asked to vote on the following matters:

•                  to approve the Asset Sale as described in the asset purchase agreement, dated April 21, 2011, by and between NeuStar and Evolving Systems;

•                  to approve adjournments or postponements of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Asset Sale; and

•                  to transact such other business as may properly come before the meeting or any adjournment or postponements of the meeting.

Q.           What is the proposed transaction and what effect will it have on the Company?

A.           The proposed Asset Sale transaction is the sale of substantially all of the assets relating to Evolving Systems’ Numbering Business to NeuStar including the Order Path®, Number Manager®, LNP DataServer™, VeriPort™ and Verify™ software products, the NumeriTrack® number management solution, and the Traffic Data Management System.

The transaction does not include assets relating to Evolving Systems’ activation business (the “Activation Business”), which will be retained by the Company.

We expect the Asset Sale to be completed as soon as reasonably practicable after the satisfaction of the closing conditions, including the approval of the Company’s stockholders.

Q.           Who is entitled to vote at the special meeting?

A.      Only holders of record of shares of Evolving Systems’ common stock at the close of business on [                   ], 2011, the record date, are entitled to vote at the meeting or any postponements or adjournments of the meeting.  As of the record date, Evolving Systems had [                            ] shares of common stock outstanding.

The presence at the meeting of a majority of the outstanding shares, in person or by proxy relating to any matter to be acted upon at the meeting, is necessary to constitute a quorum for the meeting.  Each outstanding share of common stock is entitled to one vote.  Proxies marked “Abstain” and “broker non-votes” will be treated as

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shares that are present for purposes of determining the presence of a quorum.  An “abstention” occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter.  A “broker non-vote” occurs when a broker or other nominee who holds shares for another person is not able to  vote on a particular proposal because that holder does not have discretionary voting power to vote on the proposal and has not received voting instructions from the beneficial owner of the shares.

Q.           How does Evolving Systems’ board of directors recommend that I vote?

A.           At a meeting held on April 19, 2011, our board of directors unanimously approved the asset purchase agreement.  Our board of directors recommends that you vote:

•                  “FOR” the proposal to approve the Asset Sale as described in the asset purchase agreement, dated April 21, 2011, by and between NeuStar and Evolving Systems; and

•                  “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to permit the further solicitation of proxies.

Q.           Why is Evolving Systems’ board of directors recommending the Asset Sale?

A.           Our board of directors believes that the asset purchase agreement and Asset Sale are advisable and in the best interests of our Company and our stockholders.  For a more detailed explanation of the factors that our board considered in determining whether to recommend the asset purchase agreement and Asset Sale, see “The Asset Sale—Reasons for the Asset Sale and Recommendation of Our Board” beginning on page 15 of this proxy statement.

Q.           Do any of our directors or executive officers have interests in the Asset Sale?

A.           Evolving Systems’ executive officers and board of directors believe that their interests in the Asset Sale are not materially different than the interests of our stockholders generally.

Q.           What vote is required for stockholders to approve the Asset Sale ?

A.           Approval of the Asset Sale requires the affirmative vote of the holders of a majority of our outstanding shares of common stock.  Failure to submit your proxy or vote in person, abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal.

The Singer Children’s Management Trust (the “Trust”) has indicated to the Company’s board of directors its support for the asset purchase agreement and the Asset Sale.  As of the record date, the Trust beneficially owns approximately [   ]% of our common stock.

Q.           What vote is required for stockholders to approve the adjournment proposal?

A.          Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast on the proposal.  Failure to submit your proxy or vote in person will have no effect on the outcome with respect to the proposal.  Abstentions and broker non-votes will not be counted as votes cast on the proposal and therefore will have no effect on the outcome.

Q.           What will happen if the Asset Sale is not approved or is not completed for other reasons?

A.           If the Asset Sale is not approved by our stockholders or if Evolving Systems and NeuStar do not complete the Asset Sale for other reasons, our board of directors will review all available options, including seeking to identify and effect an alternative business combination, sale of assets or another similar strategic transaction or transactions.  However, we may not be able to consummate such an alternative transaction on favorable terms, if at all, and a third party may not offer to purchase Evolving Systems or the assets of our Numbering Business and/or Activation Business for a price equal to or greater than the price proposed to be paid by NeuStar in the

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Asset Sale.  If Evolving Systems chooses not to pursue an alternative transaction or is unable to successfully consummate such a transaction, the Company will continue to operate both its Numbering Business and its Activation Business.

Depending on the circumstances, either Evolving Systems or NeuStar may owe the other party a termination fee if the Asset Sale is not completed.

Q.           Will I receive any of the proceeds from the Asset Sale?

A.           No. In connection with the Asset Sale, NeuStar will pay the purchase price for the assets of the Numbering Business to Evolving Systems.  The proceeds the Company receives from the Asset Sale will be retained by the Company and will be used as determined by our board of directors in its discretion.  Our board of directors has no immediate plans for the proceeds, but will be evaluating all options ranging from a one-time special dividend, a share repurchase program, and M&A activity as well as investments in organic growth opportunities.

Q.           Will the Asset Sale have any tax consequences to me?

A.           Evolving Systems does not expect that the Asset Sale will result in any federal or state income tax consequences to our stockholders at the time of completion since they will not receive any of the proceeds of the Asset Sale.  Stockholders should consult with their own tax advisers for advice regarding the United States federal, state, local and other tax consequences if any of the net proceeds from the Asset Sale are distributed or paid to our stockholders, such as in a dividend or share repurchase.

Q.           Am I entitled to appraisal rights in connection with the Asset Sale?

A.           No. The Asset Sale will not alter the rights, privileges or nature of Evolving Systems’ common stockholders.  Common stockholders who own shares of Evolving Systems’ common stock immediately prior to the Asset Sale will continue to hold the same number of shares immediately thereafter.

Q.           What should I do now?

A.           After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy card.  Alternatively, you may submit your proxy by telephone or via the Internet by following the directions on your enclosed proxy card.  You can also attend the special meeting and vote in person.  Please do NOT enclose or return any stock certificates with your proxy card.

Q.           If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.           Your broker will only be permitted to vote your shares if you instruct the broker how to vote.  You should follow the procedures provided by your broker regarding the voting of your shares.

Q.          What if I do not vote?

A.           If you fail to submit your proxy or vote in person, it will have the same effect as a vote “AGAINST” approval of the Asset Sale proposal.  Failure to submit your proxy or vote in person will have no effect on the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of approval of the Asset Sale.

If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the Asset Sale proposal and “FOR” approval of the adjournment proposal.

If you submit your properly signed proxy and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will have the same effect as a vote “AGAINST” the approval of the Asset Sale proposal and will have no effect on the approval of the adjournment proposal.

III

Q.           When should I submit my proxy?

A.           You should send in your proxy card or submit your proxy by telephone or via the Internet as soon as possible to help ensure that your shares will be voted at the special meeting.

Q.           May I change my vote after I have submitted my proxy?

A.           After you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Evolving Systems either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders to vote your shares will be suspended if you attend the special meeting in person and request to recast your vote. Attendance at the special meeting will not, by itself, revoke a previously granted proxy.

Q.           May I vote in person?

A.           Yes.  You may attend the special meeting of stockholders and vote your shares of common stock in person.  If you hold shares in “street name,” you must provide a proxy executed by your bank or broker in order to vote your shares at the meeting.

Q.           What should I do if I have questions?

A.           If you have more questions about the special meeting, the Asset Sale or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact Anita T. Moseley, Secretary, at 1-800-649-6562.

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SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you.  Accordingly, we urge you to read carefully this entire proxy statement, including the annexes.  We have included page references parenthetically to direct you to more complete descriptions of the topics in this summary.

The Parties (page 12)

Evolving Systems.  Evolving Systems is a Delaware corporation that is a leading provider of software solutions and services to the wireless, wireline and cable markets.  Evolving Systems offers software products and solutions in four core areas:  (1) service activation solutions used to activate complex bundles of voice, video and data services for traditional and next generation wireless, wireline and cable networks; (2) SIM card activation solutions that dynamically allocate and assign resources to a wireless device when it is first used; (3) numbering solutions to manage carriers’ resource inventory and resource assignment processes including products that comply with government-mandated requirements regarding local number portability in North America and (4) mediation solutions to support data collection for both service assurance and billing applications.  Our common stock is listed on The NASDAQ Capital Market under the symbol “EVOL”.

NeuStar.  NeuStar is a Delaware corporation that provides authoritative directory and policy management services to its customers, which include communications service providers, or carriers, and non-carrier, commercial businesses, or enterprises.  NeuStar provides critical directory services that its carrier and enterprise customers rely upon to manage a wide range of technical and operating requirements, including carrier services such as numbering services, order management services and Internet Protocol services and enterprise services such as Internet infrastructure services and registry services.  NeuStar’s Class A common stock is listed on The New York Stock Exchange under the symbol “NSR”.

The Asset Sale (page 13)

Pursuant to the terms and conditions of the asset purchase agreement, NeuStar will acquire substantially all of the assets and specified liabilities of our Numbering Business, and NeuStar, or its Indian subcontractor, will offer to employ approximately 80 of our employees.  In addition, if we complete the Asset Sale, we will also sublease approximately 13,600 square feet of office space at our executive offices located in Englewood, Colorado to NeuStar until the expiration of our current lease in October 2012.  NeuStar will sublease the office space at an effective rate which is slightly higher than our current lease rate and will result in a savings of approximately $30,000 per month from the time of the closing of the Asset Sale until October 2012 (the remaining balance of the lease term). We have also entered into a transition services agreement with NeuStar under which we are currently engaging in integration planning and, following closing of the transaction, each party will provide certain transition services to the other party primarily relating to sharing of infrastructure assets for a period of time. As part of the transition services agreement, NeuStar has also agreed to pay us $375,000 for certain services provided to NeuStar by our Indian employees.  Evolving Systems will continue as a public company after the closing of the Asset Sale and will continue to own and operate our Activation Business.  The asset purchase agreement is attached as Annex A to this proxy statement.  We encourage you to read the asset purchase agreement carefully and in its entirety because it is the legal document that governs the Asset Sale.

NeuStar has agreed to pay a total purchase price of $39.0 million in cash, subject to a working capital adjustment, and assume certain liabilities.  Under the working capital adjustment, if the working capital amount (the difference between specified current assets and current liabilities) as of the closing date is a larger negative number than negative $4,260,000, the purchase price will be decreased by an amount equal to the difference between the working capital amount as of the closing date and negative $4,260,000.  If the working capital amount as of the closing is either (i) a smaller negative number than negative $3,260,000 or (ii) a positive number, then the purchase price will be increased by an amount equal to the difference between the working capital amount as of the closing date and negative $3,260,000; provided, that the maximum increase to the purchase price will be $1,000,000.  See “The Asset Purchase Agreement—The Asset Purchase Consideration” beginning on page 26 of this proxy statement.

The Special Meeting (page 9)

The special meeting will be held at 9:00 a.m. local time at the Company’s headquarters located at 9777 Pyramid Court, Suite 100, Englewood, Colorado 80112, on [                     ], 2011.  At the meeting, you will be asked to act on the following matters:

1.               to approve the Asset Sale as described in the asset purchase agreement, dated April 21, 2011, by and between NeuStar and Evolving Systems;

2.               to approve adjournments or postponements of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Asset Sale; and

3.               to consider such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Voting and Proxies (page 9); Recommendation of the Board (page 10)

Our board of directors has fixed the close of business on [                     ], 2011, as the record date for determining stockholders entitled to notice of and to vote at the special meeting.  On the record date, we had [                  ] outstanding shares of common stock.  We have no other class of voting securities outstanding.  Stockholders of record on the record date will be entitled to one vote per share of our common stock on any matter that may properly come before the special meeting and any adjournment of that meeting.

Approval of the Asset Sale requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting.  Failure to submit your proxy or vote in person will have the same effect as a vote “AGAINST” the approval of the Asset Sale.  Submitting a properly signed proxy and affirmatively electing to abstain from voting will have the same effect as a vote “AGAINST” the approval of the Asset Sale.

The affirmative vote of the holders of a majority of the votes cast at the special meeting will be required to approve the adjournment or postponement, if necessary, of the special meeting to solicit additional proxies in favor of the approval of the Asset Sale.  Failure to submit your proxy or to vote in person will have no effect on the approval of the adjournment proposal.  Submitting a properly signed proxy and affirmatively electing to abstain from voting will, under our amended and restated bylaws, not be counted as a vote cast and will have no effect on the outcome.

Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the Asset Sale and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Asset Sale.

Opinion of B. Riley (page 17)

B. Riley & Co., LLC (“B. Riley”) delivered to our board of directors an opinion that, as of April 19, 2011, and subject to the various assumptions and limitations set forth in the opinion, the consideration to be received by Evolving Systems and the assumption by NeuStar of certain liabilities in the Asset Sale was fair, from a financial point of view, to the Company.  The full text of the written opinion of B. Riley, dated April 19, 2011, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement.

Treatment of Stock Options, Restricted Stock and other Equity Awards (page 22)

Our board of directors has determined that the Asset Sale would not constitute a “change in control” for purposes of the 1996 Stock Option Plan and the 2007 Amended and Restated Stock Incentive Plan (the “Equity Plans”) or for purposes of change in control agreements between the Company and our executive officers.  As a result, consummation of the Asset Sale will have no effect on the vesting of stock options or restricted stock held by employees, consultants or members of our board of directors.  Employees who accept employment with NeuStar as part of the Asset Sale and who have outstanding stock options will be subject to the terms and conditions of the Equity Plans, which require that vested stock options be exercised within three months of termination of employment with the Company or be forfeited and unvested stock options and shares of unvested restricted stock will be forfeited immediately upon termination of employment.  Outstanding equity awards for employees who continue employment with the Company following the Asset Sale will continue according to their terms.

The Asset Sale will have no impact on our Employee Stock Purchase Plan, other than an employee who is participating in the Employee Stock Purchase Plan whose employment terminates prior to the end of a calendar quarter will not be eligible to purchase shares at the end of the offering period.

Material U. S. Federal Income Tax Consequences of the Asset Sale (page 23)

The following is a brief summary of the material United States federal income tax consequences of the Asset Sale.  This summary does not address all of the consequences that may arise for federal income tax purposes, and does not address any state, local or foreign tax considerations.

The Asset Sale will be a taxable transaction, and Evolving Systems generally will recognize gain or loss based on the difference between the consideration received in respect of the Asset Sale and its adjusted tax bases in the assets being sold.  Evolving Systems expects to have sufficient losses (including net operating loss carry forwards) to offset the gain expected to be realized from the Asset Sale, subjecting Evolving Systems only to federal alternative minimum tax.

This summary is not a complete description of all of the tax consequences that may be relevant to the Asset Sale.  Stockholders should consult with their own tax advisers for advice regarding the United States federal, state, local and other tax consequences if any of the net proceeds from the Asset Sale are distributed or paid to the stockholders, such as in a dividend or share repurchase.

Interests of Evolving Systems’ Executive Officers and Directors in the Transaction (page 22)

In considering the recommendation of our board of directors to vote for the Asset Sale, you should consider whether our executive officers and directors may have financial interests in the Asset Sale that are different from the interests of our stockholders generally.  Our board of directors considered whether there was a difference in interests, among other matters, in evaluating and negotiating the asset purchase agreement and the Asset Sale, in approving the asset purchase agreement, and in recommending that our stockholders approve the Asset Sale.  Our executive officers and members of our board of directors are covered by compensation arrangements with the Company that include additional benefits upon the occurrence of a “change in control” as defined in each plan or agreement if certain other requirements are satisfied.  These compensation arrangements include:  the Equity Plans and related awards, executive employment agreements, and executive change in control agreements.  Our board of directors considered whether the Asset Sale would constitute a “change in control” as defined in the compensation plans and agreements.  On April 28, 2011, our board of directors unanimously adopted a resolution that the consummation of the Asset Sale would not constitute a “change in control” as that term is used in each of the compensation arrangements with our executive officers and our board of directors.

In connection with the Asset Sale, the Company has entered into new employment agreements with each of our executive officers.  The new agreements replace the prior executive officer compensation agreements.  Our board of directors has determined that the new employment agreements do not provide for compensation that is based on, or otherwise relates to, the Asset Sale.  Accordingly, our executive officers and board of directors believe that their interests in the Asset Sale are not materially different than the interests of our stockholders generally.

Beneficial Ownership of Principal Stockholders, Directors and Management (page 52)

See page 52 of this proxy statement.

Use of Net Proceeds from the Asset Sale (page 23)

The Company has no immediate plans for use of the sale proceeds.  Our board of directors will be evaluating all options ranging from a one-time special dividend, a share repurchase program, and M&A activity as well as investments in organic growth opportunities.

Conditions to the Asset Sale (page 27)

Conditions to Each Party’s Obligation.  Each of Evolving Systems’ and NeuStar’s obligation to effect the Asset Sale is subject to the satisfaction or waiver at or prior to the time of the closing of each of the following conditions:

•                  stockholder approval has been obtained in accordance with applicable law; and

•                  no governmental authority has enacted, issued, promulgated, enforced or entered any law then in effect that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the asset purchase agreement and the ancillary agreements.

Conditions to Evolving Systems’ Obligation.  Our obligation to effect the Asset Sale is subject to the satisfaction or waiver at or prior to the time of the closing of each of the following additional conditions:

•                  the representations and warranties made by NeuStar in the asset purchase agreement are true and correct in all material respects (other than representations and warranties qualified as to materiality which must be true and correct in all respects) and NeuStar must have complied with all covenants in the asset purchase agreement or any ancillary agreement in all material respects; and

•                  Evolving Systems receives an executed copy of the applicable closing documents.

Conditions to NeuStar’s Obligation.  NeuStar’s obligation to effect the Asset Sale is subject to the satisfaction or waiver at or prior to the time of the closing of each of the following additional conditions:

•                  the representations and warranties made by Evolving Systems in the asset purchase agreement are true and correct in all material respects (other than representations and warranties qualified as to materiality, which must be true and correct in all respects) and Evolving Systems must have complied with all covenants in the asset purchase agreement or any ancillary agreement in all material respects;

•                  Evolving Systems has obtained all authorizations, consents, and similar approvals required (1) from governmental authorities and (2) in connection with specified key business contracts;

•                  no action has been commenced by or before any governmental authority that NeuStar reasonably determines is likely to require divestiture of any NeuStar assets or the purchased assets, impair NeuStar’s ability to own or operate its assets, the purchased assets or the Numbering Business, or impose limitations on NeuStar’s ability to control the Numbering Business or the purchased assets in any material respect; and

•                  NeuStar has received an executed copy of the applicable closing documents, any further documents necessary to carry out the Asset Sale, and the estimated balance sheet, working capital statement and other financial reports as of the closing date.

Solicitation of Acquisition Proposal (page 30)

The asset purchase agreement provides that we will not, and will cause our affiliates not to, solicit or knowingly encourage or facilitate, or negotiate an alternate acquisition proposal to directly or indirectly acquire a significant portion of the Numbering Business or all of our businesses.  Despite this limitation, we may discuss a possible transaction with and provide information to a third party under certain circumstances specified in the asset purchase agreement.  We must provide timely notice to NeuStar of an alternate acquisition proposal or communications likely to lead to an alternate acquisition proposal.

The asset purchase agreement provides that our board of directors will not change its recommendation of the Asset Sale unless certain conditions specified in the asset purchase agreement are met.

Termination (page 31)

Termination Provisions.  Evolving Systems and NeuStar can mutually agree to terminate the asset purchase agreement at any time.  Evolving Systems or NeuStar may also terminate the asset purchase agreement if:

•                  the closing has not occurred by 120 days after the date of the asset purchase agreement, provided, that a party may not terminate for this reason if that party’s failure to fulfill an obligation or condition to closing resulted in the failure to close on or prior to such date;

•                  any governmental authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Asset Sale and such order, decree, ruling or other action has become final and non-appealable; provided, that the party so requesting termination has used its commercially reasonable efforts to have such order, decree, ruling or other action vacated; or

•                  our stockholders do not approve the Asset Sale at the stockholder meeting convened for its approval.

NeuStar can unilaterally terminate the asset purchase agreement if:

•                  Evolving Systems breaches or fails to perform in any respect any of its representations, warranties or covenants contained in the asset purchase agreement or any of the related agreements, and such failure would cause a closing condition not to be satisfied, is not or cannot be cured within 10 business days following notice of such breach or failure and has not been waived by NeuStar;

•                  prior to stockholder approval of the asset purchase agreement, (i) our board of directors changes its recommendation that our stockholders approve the transaction, (ii) the Company fails publicly to reaffirm its recommendation that its stockholders approve the transaction within 10 business days of the date any alternate acquisition proposal or material modification thereto is first published or sent to the Company or (iii) our board of directors or the Company have approved or announced approval of an alternate acquisition proposal;

•                  any of the conditions to NeuStar’s obligations to close have become incapable of fulfillment within sixty days from the date of the asset purchase agreement, except in certain circumstances where such failure is the result of NeuStar’s failure to fulfill any obligation; or

•                  prior to the date of closing, an event or condition occurs that has had or is reasonably likely to have a material adverse effect, or if the Company notifies NeuStar that an event has occurred that could reasonably be expected to cause indemnifiable losses in the excess of $1,500,000 or otherwise result in a material adverse effect.

Evolving Systems can unilaterally terminate the asset purchase agreement if:

•                  NeuStar breaches or fails to perform in any respect any of its representations, warranties or covenants contained in the asset purchase agreement or any of the related agreements, and such failure would cause a closing condition not to be satisfied, is not or cannot be cured within 10 business days following notice of such breach or failure and has not been waived by Evolving Systems;

•                  any of the conditions to Evolving Systems’ obligations to close have become incapable of fulfillment within sixty days from the date of the asset purchase agreement, except in certain circumstances where such failure is the result of Evolving Systems’ failure to fulfill any obligation; or

•                  prior to stockholder approval of the asset purchase agreement, Evolving Systems determines to enter into an alternative acquisition agreement with respect to a superior proposal, provided the Company has otherwise complied in all material respects with the provisions of the asset purchase agreement relating to solicitation by other acquirors and has paid any applicable termination fee.

Termination Fees.

Termination fees ranging from $500,000 to $1,500,000 apply to either the Company or NeuStar in certain contexts of termination of the asset purchase agreement.  See “The Asset Purchase Agreement—Termination—Termination Fees” beginning on page 32 of this proxy statement.

Remedies (page 33)

Specific Performance.  The parties are entitled to an injunction or injunctions to prevent or restrain breaches and specifically enforce the terms and provisions of the asset purchase agreement.

Indemnification.  Except for (i) the case of actual fraud, intentional misrepresentation or intentional breach; (ii) the working capital adjustment to the purchase price; (iii) NeuStar’s right to equitable relief in connection with a breach of Evolving Systems’ covenants not to compete or solicit customers and (iv) the parties’ ability to seek specific performance of the asset purchase agreement, from and after the closing, the sole and exclusive remedy of the parties with respect to any losses arising out of any breach of any representation, warranty, agreement or covenant of another party to the asset purchase agreement will be the indemnification provisions in the asset purchase agreement.

After the closing, Evolving Systems will indemnify NeuStar and its affiliates, representatives, successors and assigns for losses arising from (i) any breach of a representation or warranty made by the Company; (ii) any breach of any covenant or agreement by the Company; (iii) any of the excluded liabilities and (iv) the Company’s failure to comply with the terms and conditions of any bulk sales or bulk transfer or similar laws.  Except as specified below, Evolving Systems’ obligations to indemnify are subject to the following limitations:

•                  representations and warranties of the parties terminate on the 12-month anniversary of the closing date of the asset purchase agreement;

•                  all liability of the parties with respect to covenants or agreements in the asset purchase agreement terminate on the 12-month anniversary of the closing date of the asset purchase agreement (except for covenants and agreements that contemplate performance in whole or in part after the closing, which terminate on the 12-month anniversary of the date by which such covenant or agreement is required to be performed);

•                  the maximum amount of indemnifiable losses that may be recovered from Evolving Systems, its affiliates, representatives, successors and assigns is $5,000,000; and

•                  no indemnification will be made until the aggregate amount of indemnifiable losses exceeds $260,000, and in that event, the Company will only indemnify for losses in excess of that amount.

The limitations set forth above will not apply to certain core representations, which will survive indefinitely, and representations and warranties relating to taxes, which will survive until the close of business on the 45th day following the expiration of the applicable statute of limitations with respect to the applicable tax liabilities.  The limitations on amount of indemnification will also not apply to losses arising from (i) the breach of the core representations, (ii) any breach of any covenant or agreement in the asset purchase agreement by the Company, (iii) any of the excluded liabilities, (iv) the Company’s failure to comply with the terms and conditions of any bulk sales or bulk transfer or similar laws or (v) any claim for or based on actual fraud, intentional misrepresentation or intentional breach.

After the closing, NeuStar will indemnify Evolving Systems and its affiliates, representatives, successors and assigns for losses arising from (i) any breach of a representation or warranty made by NeuStar, (ii) any breach of any covenant or agreement by NeuStar and (iii) any of the assumed liabilities.  To the extent applicable, the limitations on indemnification by NeuStar are parallel to the limitations on indemnification by the Company.

FORWARD LOOKING STATEMENTS

We caution you that this proxy statement, and the documents to which we refer you in this proxy statement, may contain, in addition to historical information, “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon management’s beliefs, as well as on assumptions made by management.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from what we say or imply in such forward-looking statements.  There are forward-looking statements throughout this proxy statement, including under the headings “Summary,” “The Special Meeting of Stockholders,” “The Asset Sale,” “The Asset Purchase Agreement,” “Unaudited Pro Forma Condensed Consolidated Financial Statements,” and in statements containing words such may,” “will,” “expects,” “intends,” “estimates,” “anticipates,” “believes,” “plans,” “seeks” or “continues,” or similar expressions.  These statements are subject to risks, uncertainties, and other factors, including:

•                  the effect of the announcement of the Asset Sale on our business relationships, operating results and business generally;

•                  the retention of certain key employees;

•                  the occurrence of any event, change or other circumstances that could give rise to the termination of the asset purchase agreement;

•                  the approval of the Asset Sale by our stockholders or other conditions to the completion of the transaction may not be satisfied;

•                  the outcome of any legal proceedings that have or may have been instituted against Evolving Systems or others relating to the Asset Sale;

•                  the amount of the costs, fees, expenses and charges related to the Asset Sale; and

•                  Evolving Systems’ and NeuStar’s ability to meet expectations regarding the timing and completion of the Asset Sale.

In addition, we are subject to risks and uncertainties and other factors detailed in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2011, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 11, 2011, which should be read in conjunction with this proxy statement.  You should read the section entitled “Where You Can Find More Information” on page 54.  You should be aware that the telecommunications industry is changing rapidly, and, therefore, the forward-looking statements and statements of expectations, plans and intent may be subject to a greater degree of risk than similar statements regarding certain other industries.

Although we believe that our expectations with respect to the forward-looking statements are based upon reasonable assumptions, we cannot assure you that our actual results, performance or achievements will meet these expectations.  Other than as may be required by applicable law, we undertake no obligation to release publicly the results of any revisions to these forward-looking statements.

THE SPECIAL MEETING OF STOCKHOLDERS

We are furnishing this proxy statement to you, as a holder of our common stock, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders.

Date, Time and Place of the Special Meeting

The special meeting of the stockholders of Evolving Systems will be held at 9:00 a.m. local time at the Company’s headquarters located at 9777 Pyramid Court, Suite 100, Englewood, Colorado 80112, on [                    ], 2011.  The date, time and place of any adjournment or postponement of the special meeting, if any, will be established in accordance with our governing documents and applicable law.

Purpose of the Special Meeting

At the meeting, you will be asked to act on the following matters:

1.               to approve the Asset Sale as described in the asset purchase agreement, dated April 21, 2011, by and between NeuStar and Evolving Systems;

2.               to approve adjournments or postponements of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Asset Sale; and

3.               to consider such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date; Stock Entitled to Vote

Only holders of record of shares of Evolving Systems’ common stock at the close of business on [                   ], 2011, the record date, are entitled to vote at the meeting or any postponements or adjournments of the meeting.  As of the record date, Evolving Systems had [                      ] shares of common stock outstanding.

Quorum

The presence at the meeting of a majority of the outstanding shares, in person or by proxy, relating to any matter to be acted upon at the meeting, is necessary to constitute a quorum for the meeting.  Each outstanding share of common stock is entitled to one vote.  Proxies marked “Abstain” and broker “non-votes” will be treated as shares that are present for purposes of determining the presence of a quorum.  An “abstention” occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter.  A broker non-vote occurs when a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have discretionary voting power to vote on the proposal and has not received voting instructions from the beneficial owner of the shares so the broker is unable to vote those uninstructed shares.

Required Vote

Approval of the Asset Sale described in the Asset Sale proposal will require the affirmative vote of a majority of our outstanding shares of common stock as of the record date.  Any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote “Against” the Asset Sale proposal.  Brokers will not have discretionary voting power to vote on the Asset Sale proposal for their clients whose shares are held in “street name.”

We are also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve adjournments or postponements of the special meeting if there are not sufficient votes to approve the Asset Sale at the time of the special meeting.  Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to approve the Asset Sale by the time of the special meeting. In that event, we would need to adjourn or postpone the special meeting in order to solicit additional proxies.  The adjournment proposal relates only to an adjournment or postponement of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to approve the Asset Sale.  Any other adjournment or postponement of the special meeting (for example, an adjournment or postponement required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

Approval of the adjournment, if necessary, described in the adjournment proposal will require the affirmative vote of a majority of the votes cast at the special meeting.  Under our amended and restated bylaws, abstentions do not count as votes cast.  Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no effect on the outcome with respect to the adjournment proposal.  Brokers will not have discretionary voting power to vote on the adjournment proposal for their clients whose shares are held in “street name.”

Please note that brokers may not vote your shares on any matters before this special meeting if you have not given your broker specific instructions as to how to vote.  Please be sure to give specific voting instructions to your broker so that your vote can be counted.

How to Vote

After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy card.  Alternatively, you may submit your proxy by telephone or via the Internet by following the directions on your enclosed proxy card.  You can also attend the special meeting and vote in person.  Please do NOT enclose or return any stock certificates with your proxy card.

Recommendation of the Board of Directors

After careful consideration, our board of directors has unanimously approved the Asset Sale and determined that the asset purchase agreement and the transactions provided for in that agreement are advisable and in the best interests of our Company and our stockholders. Our board recommends that you vote “FOR” the approval of the Asset Sale and “FOR” the approval of the adjournment proposal.

The proxy holders will vote as recommended by the board of directors with respect to any other matter that properly comes before the special meeting, including any postponements or adjournments thereof. If the board of directors on any such matter gives no recommendation, the proxy holders will vote in their own discretion.

Revocability of Proxies

After you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Evolving Systems either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the special meeting in person and request to recast your vote. Attendance at the special meeting will not, by itself, revoke a previously granted proxy.

Solicitation of Proxies

Your proxy is being solicited by our board of directors.  The cost of solicitation of the proxies will be paid by Evolving Systems.  Officers, directors and regular employees of Evolving Systems, without additional compensation, also may solicit proxies by further mailing, by telephone or personal conversations.  Evolving Systems has no plans to retain any firms or otherwise incur any extraordinary expense in connection with the solicitation.

Our board of directors recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies.  If the special meeting is adjourned or postponed, we are not required to give notice of the time and place of the adjourned meeting unless our board fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment or postponement of the special meeting occurring for purposes of soliciting additional proxies for the approval of the Asset Sale proposal in the event that there are insufficient votes to approve the Asset Sale.  Our board retains full authority to adjourn the special meeting for any other purpose, including the absence of a quorum, or to postpone the special meeting before it is convened, without the consent of our stockholders.

THE PARTIES TO THE ASSET PURCHASE AGREEMENT

Evolving Systems, Inc.

9777 Pyramid Court, Suite 100

Englewood, CO  80112

303-802-1000

Evolving Systems is a Delaware corporation that is a leading provider of software solutions and services to the wireless, wireline and cable markets.  Evolving Systems offers software products and solutions in four core areas:  (1) service activation solutions used to activate complex bundles of voice, video and data services for traditional and next generation wireless, wireline and cable networks; (2) SIM card activation solutions that dynamically allocate and assign resources to a wireless device when it is first used; (3) numbering solutions to manage carriers’ resource inventory and resource assignment processes including products that comply with government-mandated requirements regarding local number portability in North America and (4) mediation solutions to support data collection for both service assurance and billing applications.  Our common stock is listed on The NASDAQ Capital Market under the symbol “EVOL”.

NeuStar, Inc.

21575 Ridgetop Circle

Sterling, VA  20166

571-434-5400

NeuStar is a Delaware corporation that provides authoritative directory and policy management services to its customers, which include communications service providers, or carriers, and non-carrier, commercial businesses, or enterprises.  NeuStar provides critical directory services that its carrier and enterprise customers rely upon to manage a wide range of technical and operating requirements, including carrier services such as numbering services, order management services and Internet Protocol services and enterprise services such as Internet infrastructure services and registry services.  NeuStar’s Class A common stock is listed on The New York Stock Exchange under the symbol “NSR”.

THE ASSET SALE

Background of the Asset Sale

On or about March 1, 2010, John Spirtos, one of Evolving Systems’ board members, received a call from an investment banking firm on behalf of one of its clients, a potential strategic buyer (“Company A”), inquiring as to whether Evolving Systems would be interested in pursuing a strategic combination.  In response to that inquiry, on March 23, 2010, Mr. Spirtos and Thaddeus Dupper, our President and CEO, met with representatives of Company A to discuss a potential business combination.

On May 20, 2010, our board of directors authorized three of our board members, Messrs. Dupper, Oros and Spirtos, to negotiate with and engage an investment banking firm to assist the board of directors with pursuing strategic opportunities.

On May 26, 2010, as a result of the above considerations, Evolving Systems engaged Lazard Frères & Co. LLC (“Lazard”), to obtain indications of interest for a sale of the Company.  Beginning in early June, at the direction of the Evolving Systems board, Lazard contacted, or received notification of interest from, approximately 29 potential bidders, including both strategic buyers and financial sponsors. Of those potential bidders, a total of eight parties, including NeuStar, indicated initial interest in receiving management presentations, which occurred between June and December 2010.  Discussions with all potential bidders were initially focused on the sale of the entire Company, although the business of the Company was described as two distinct business units, the Numbering Business and the Activation Business.

In early June, the board of directors formed a special committee comprised of Thaddeus Dupper, John Spirtos and Steve Warnecke to work with Lazard. On or around June 4, 2010, the Company’s board of directors began holding weekly update calls with Lazard, with participation of the entire board of directors every two weeks and the special committee on the alternate weeks.

On June 7, 2010, Mr. Dupper and Stuart Cochran, Evolving Systems’ then current Chief Technology Officer, met with representatives of Company A.  On June 8, 2010, Mr. Dupper, Mr. Cochran and Brian Ervine, our Chief Financial and Administrative Officer, met with Lazard to discuss the potential business combination with Company A as well as other opportunities.  As a follow-up to the June 7th meeting with Company A, on July 14, 2010, Messrs. Dupper, Cochran, and Ervine, and James King, our Vice President of Worldwide Sales, met with various members of Company A’s management team and exchanged information about Evolving Systems and Company A.  Shortly thereafter, Company A indicated that it was focusing on other business objectives and, as a result, Company A withdrew from further discussions with us.

On August 10, 2010, Company management met with representatives from NeuStar and provided a detailed presentation on the Company’s business.  On August 24, 2010, NeuStar informed Lazard that it was interested only in the Company’s Numbering Business.  Besides NeuStar, five of the remaining seven parties that had received management presentations continued to have discussions with Lazard and performed limited due diligence, but ultimately none of those parties made an offer for the Numbering Business, the Activation Business or the entire Company.

On September 29, 2010, at the request of the board of directors, Lazard presented an analysis to the board of directors relating to implications of splitting the Activation Business and the Numbering Business. The Company’s board of directors then instructed Lazard to consider potential bidders for its two main business units independently.

On October 5, 2010, Lazard engaged discussions with NeuStar regarding the Numbering Business only, while continuing contact with the other parties that had continued to express interest at the time.  During the time period of October to December 2010, NeuStar performed diligence on the Numbering Business.

On November 4, 2010, NeuStar submitted its initial non-binding letter of interest (“LOI”) to Lazard for the Company’s Numbering Business for a purchase price of $35.0 million in cash.

Following a telephonic presentation to Evolving Systems’ board of directors on November 5, 2010, Lazard had discussions with NeuStar regarding the purchase price, and other terms and conditions of NeuStar’s offer.  Lazard continued to engage in discussions with NeuStar and, on November 12, 2010, Lazard made a presentation to the board of directors regarding the $35.0 million cash offer. The board of directors informed Lazard that the offer as presented was not acceptable.

On November 17, 2010, NeuStar submitted a revised non-binding LOI to Lazard with a purchase price of $42.0 million in cash, excluding liabilities, if the transaction closed before December 31, 2010, and $40.0 million in cash, excluding liabilities, if the transaction closed after December 31, 2010, as well as other terms and conditions around exclusivity, no stockholder vote requirement and a $1.5 million fee payable upon failure to close by February 21, 2011.  At the request of our board of directors, Lazard informed NeuStar that the conditions in its proposal were not acceptable.  On November 19, 2010, NeuStar submitted a revised non-binding LOI to Lazard with a purchase price of $40.5 million in cash, excluding liabilities, as well as other terms and conditions, such as exclusivity and a $1.5 million payment for failure to close by a certain date to be agreed upon.

Following further discussions with Lazard, on November 22, 2010, NeuStar submitted a revised non-binding LOI with a purchase price of $40.5 million in cash for the Numbering Business, excluding liabilities and subject to further due diligence and subsequent agreement regarding termination and break fees. The LOI granted exclusivity until December 31, 2010, to NeuStar with regard to the proposed transaction.  Our board of directors reviewed the revised LOI with Lazard and counsel and authorized Mr. Dupper to execute the LOI on behalf of the Company.  The parties executed the non-binding LOI on November 22, 2010, and NeuStar conducted additional due diligence through December 24, 2010.

On December 24, 2010, NeuStar informed Lazard that while it continued to remain interested in acquiring our Numbering Business, its views on valuation had changed and its revised cash consideration would be in the “low 30s”; Lazard informed  NeuStar that our board would not approve the transaction  at the revised valuation.  On December 27, 2010, and December 30, 2010, Lazard had multiple conversations with NeuStar regarding the valuation.

On January 5, 2011, NeuStar informed Lazard of its continued interest in a transaction, with a potential offer in the “high-30s”.  Lazard informed our board of directors of the improved valuation and the board of directors indicated that this was in the acceptable range and instructed Lazard to pursue further discussions.

From January 10, 2011, through January 14, 2011, Lazard and NeuStar representatives engaged in a series of discussions regarding valuation, with no agreement being reached.  On February 8, 2011, Lazard informed NeuStar that the Company’s board of directors would be terminating negotiations given that the Company had not received a revised written LOI.

On February 9, 2011, NeuStar submitted a revised non-binding LOI to Lazard with a purchase price of $38.0 million in cash and certain other terms and conditions.  Lazard presented the revised LOI to the board of directors on February 11, 2011, and the board of directors instructed Lazard to continue negotiating for more favorable terms.

On February 14, 2011, as directed by the Company’s board, Lazard provided a counter-proposal to NeuStar increasing the purchase price to $39.5 million in cash and providing that NeuStar assume certain liabilities.

On February 15, 2011, NeuStar made a verbal proposal, and subsequently, on February 16, 2011, NeuStar submitted a revised LOI to Lazard with a purchase price of $38.75 million in cash and the assumption of up to $3.76 million in net working capital liabilities; Lazard countered to NeuStar a purchase price of $39.0 million in cash, the assumption of up to $3.9 million in net working capital liabilities and a working capital collar mechanism to be negotiated at a later time.

On February 17, 2011, NeuStar communicated its final offer to Lazard of either: (i) $39.0 million in cash and the assumption of up to $3.76 million in net working capital liabilities for total consideration of $42.76 million or (ii) $38.75 million in cash, and the assumption of up to $3.9 million in net working capital liabilities; after consulting with the Company, Lazard asked NeuStar to provide a revised LOI based on option (i).

On February 18, 2011, NeuStar submitted a revised non-binding LOI under option (i) referenced above.  Lazard discussed this revised LOI with the board of directors on a call held on February 18, 2011, and the board authorized Mr. Dupper to execute the LOI on behalf of the Company.

From February 18, 2011 to April 19, 2011, NeuStar conducted confirmatory due diligence and the Company and NeuStar began negotiations on the asset purchase agreement, with Holme Roberts and Owen LLP representing the Company and Gibson, Dunn & Crutcher LLP representing NeuStar.  During the negotiations, the parties focused on the key terms and conditions of the transaction, as described in this proxy statement, as well as the specific assets and contracts to be transferred to NeuStar, the list of employees to whom NeuStar would offer employment, key intellectual property required for the Numbering Business, the scope of the non-competition provisions, the period of time during which the representations and warranties would survive, our board’s fiduciary obligation regarding receipt of superior offers, the terms of the sublease to be entered into, break-up fees and the transition services that the parties would need to provide to each other following closing of the transaction.  In addition, in connection with the NeuStar transaction, the Company entered into negotiations with the former owners of Telecom Software Enterprises (the “TSE founders”), a company purchased by Evolving Systems in October 2004, regarding fees which would be owed to the TSE founders  if we transferred certain rights in the TSE software to NeuStar.  On April 19, 2011, we signed an agreement with the TSE founders effectively reducing the amount owed to them in connection with the NeuStar transaction from $1 million to $650,000, a copy of which was filed with the SEC on April 22, 2011, in a Current Report on Form 8-K.

On April 19, 2011, Evolving Systems’ board of directors held a telephone meeting to consider the asset purchase agreement.  Lazard reviewed with the board the history of Lazard’s efforts to seek strategic buyers for the Company, ultimately culminating in the negotiations with NeuStar.  Representatives of B. Riley, which the board of directors had previously engaged to provide a fairness opinion, provided its financial analysis of the consideration to be paid in connection with the Asset Sale and rendered to the board its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date, the consideration to be paid to Evolving Systems under the asset purchase agreement was fair, from a financial point of view, to the Company.

Following discussion and questions, and consultation with our outside counsel, our board of directors, by unanimous action, approved and declared advisable the Asset Sale in accordance with asset purchase agreement and resolved to recommend that our stockholders approve the Asset Sale to NeuStar.

Before the opening of trading on The Nasdaq Stock Market on Thursday, April 21, 2011, Evolving Systems and NeuStar exchanged executed signature pages to the asset purchase agreement, and each party issued a press release announcing the execution of the asset purchase agreement.  Mr. Dupper, Mr. Ervine and Anita Moseley, our General Counsel, conducted an investor call on the morning of April 21, 2011, to discuss the Company’s entry into the asset purchase agreement with NeuStar.

Reasons for the Asset Sale and Recommendation of Our Board

Our board of directors unanimously approved the Asset Sale to NeuStar and is recommending that our stockholders approve the Asset Sale.  In the course of reaching its recommendation, the board of directors consulted with Evolving Systems management and its financial and legal advisors and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Asset Sale.  The board believes that, taken as a whole, the following factors support its decision to approve the Asset Sale:

•                  the sale of our Numbering Business will provide additional capital to our Company in support of our strategic plan to focus our resources on our Activation Business and growth in emerging markets;

•                  the Asset Sale will enable us to focus our efforts on our Activation Business going forward;

•                  the value of the consideration to be received by Evolving Systems pursuant to the asset purchase agreement, as well as the fact that Evolving Systems will receive the consideration in cash, which provides certainty of value to Evolving Systems;

•                  the Asset Sale is the result of an active evaluation and months-long pursuit of strategic alternatives, including evaluation of alternatives to sell all of the Company or just the Numbering Business, in which approximately 29 potential bidders were contacted and NeuStar was the only party to submit an LOI;

•                  the board of directors believes that the Asset Sale is more favorable to Evolving Systems’ stockholders than any other alternative reasonably available to Evolving Systems and its stockholders, including the alternative of continuing to operate the Company with the Numbering Business;

•                  the financial analyses of B. Riley (including the assumptions and methodologies underlying the analyses) and the opinion of B. Riley, which is attached to this proxy statement as Annex B, which you should read carefully in its entirety, that as of April 19, 2011, the date of the opinion, the consideration to be received by Evolving Systems pursuant to the asset purchase agreement was fair, from a financial point of view, to Evolving Systems;

•                  the financial and other terms and conditions of the asset purchase agreement and the fact that they were actively negotiated between the parties;

•                  NeuStar’s agreement to offer employment to substantially all of our Denver-based employees who work in our Numbering Business;

•                  the Trust’s indication to the Company’s board of directors that it supports the asset purchase agreement and the Asset Sale;

•                  the terms of the asset purchase agreement, including:

–                 the provisions of the asset purchase agreement that allow our board of directors, under certain limited circumstances (and subject to the payment to NeuStar of a termination fee), if required to comply with its fiduciary duties under applicable law, to change its recommendation that Evolving Systems’ stockholders vote in favor of the approval of the Asset Sale;

–                 the provisions of the asset purchase agreement that allow Evolving Systems, under certain limited circumstances if required for the board of directors to comply with its fiduciary duties under applicable law, to furnish information to and conduct negotiations with third parties making an unsolicited alternative acquisition proposal;

–                 the provisions of the asset purchase agreement that provide the board of directors under certain limited circumstances the ability to terminate the asset purchase agreement in order to accept a financially superior proposal (subject to certain conditions contained in the asset purchase agreement and the payment to NeuStar of a termination fee); and

–                 the requirement that the Asset Sale be approved by Evolving Systems’ stockholders.

Our board of directors also considered a variety of risks and other countervailing factors concerning the asset purchase agreement and the Asset Sale.  These factors include:

•                  the risks and uncertainties associated with our strategic focus on our Activation Business after the disposition of our Numbering Business;

•                  risks associated with doing business principally outside North America after disposition of our Numbering Business;

•                  risks associated with running a smaller public company, particularly associated with continued general and administrative expenses;

•                  the covenants and restrictions regarding our ability to conduct our business prior to the completion of the Asset Sale, which covenants and restrictions require us to conduct the Numbering Business only in the ordinary course, subject to specific limitations or our obtaining NeuStar’s prior consent;

•                  restrictions on our board of directors’ ability to solicit offers from third parties regarding alternative transactions concerning our Numbering Business, and the requirement that we pay NeuStar a substantial termination fee in certain cases in the event of the termination of the asset purchase agreement; and

•                  the possibility that the proposed Asset Sale may be delayed or may not be completed, and the implications on our financial condition and operations in these events.

The foregoing discussion of the factors considered by Evolving Systems’ board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board of directors.  After careful consideration, our board of directors collectively reached the unanimous conclusion to approve the asset purchase agreement and the Asset Sale in light of the various factors described above, as well as other factors that each member of Evolving Systems’ board felt were appropriate.  In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the Asset Sale and the complexity of these matters, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board.  Rather, the board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, the board.  In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal counsel and financial advisors, Evolving Systems’ board of directors unanimously approved the asset purchase agreement and the Asset Sale and determined that the Asset Sale is advisable, fair to and in the best interests of Evolving Systems’ stockholders.  Accordingly, the board of directors unanimously recommends that the stockholders vote “FOR” the Asset Sale proposal.

Opinion and Fees of Financial Advisors

B. Riley rendered its opinion to Evolving Systems’ board of directors that, as of April 19, 2011, and based upon and subject to the factors and assumptions set forth therein, the $39.0 million cash consideration to the Company and assumption by NeuStar of certain liabilities of the Numbering Business pursuant to the asset purchase agreement was fair from a financial point of view to Evolving Systems.

The full text of the written opinion of B. Riley, dated April 19, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B.  B. Riley provided its opinion for the information and assistance of Evolving Systems’ board of directors in connection with its consideration of the Asset Sale and addresses only the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received by Evolving Systems and the assumption of certain liabilities by NeuStar pursuant to the asset purchase agreement and does not address any other aspect of the Asset Sale.  Accordingly, the B. Riley opinion is not a recommendation as to how any stockholder of Evolving Systems should vote with respect to the Asset Sale, or any other matter, and B. Riley expresses no opinion as to the fairness of the Asset Sale to the holders of any class of securities, creditors or other constituencies of Evolving Systems.  The following summary of the opinion of B. Riley is qualified in its entirety by reference to the full text of the opinion attached hereto as Annex B.

As a part of its investment banking business, B. Riley and/or its predecessor is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes since 1984.  After the special committee and management approached and obtained bids from a number of investment banking firms known to them from other transactions, the board of directors selected B. Riley to render its fairness opinion in connection with the Asset Sale on the basis of B. Riley’s experience and its familiarity with Evolving Systems.  The opinion of B. Riley was one of many factors taken into consideration by the board in effecting the Asset Sale.

In connection with rendering the opinion described above and performing its related financial analyses, B. Riley has, among other things:

•                  reviewed certain publicly available information concerning the business, financial condition, and operations of Evolving Systems;

•                  reviewed certain internal information concerning the business, financial condition, and operations of the Numbering Business prepared and furnished to B. Riley by senior management of Evolving Systems;

•                  reviewed the financial forecast for Evolving Systems furnished to B. Riley by the management of Evolving Systems;

•                  reviewed certain internal financial analyses, estimates and forecasts relating to the Numbering Business, prepared and furnished to B. Riley by the management of Evolving Systems;

•                  held discussions with members of Evolving Systems’ senior management concerning their evaluations of the Asset Sale and the business, operating and regulatory environment, financial condition, prospects, and strategic objectives of the Numbering Business, as well as such other matters as B. Riley deemed necessary or appropriate for purposes of rendering its opinion;

•                  reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which B. Riley deemed comparable to the Numbering Business;

•                  reviewed the publicly available financial terms of certain other business combinations that B. Riley deemed to be relevant in industries similar to those in which the Numbering Business participates and the consideration received for such companies that B. Riley believed to be generally relevant;

•                  reviewed the financial terms of the latest drafts provided to B. Riley as of April 16, 2011, of the asset purchase agreement and the transition services agreement between Evolving Systems and NeuStar;

•                  held discussions with Lazard, which has served as financial advisor to Evolving Systems on strategic alternatives including the sale of the Numbering Business; and

•                  performed such other financial studies, analyses and investigations, and considered such other matters, as B. Riley deemed necessary or appropriate for purposes of rendering its opinion.

In preparing the opinion, at the direction of the board of directors of Evolving Systems, B. Riley has relied, without assuming responsibility or liability for independent verification, upon the accuracy and completeness of all financial and other information available from public sources and all other information provided to B. Riley or otherwise discussed with or reviewed by B. Riley.  B. Riley has assumed, at the direction and with consent of the board of directors of the Company, that the financial and other projections prepared by Evolving Systems’ senior management and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, have been reasonably prepared in accordance with industry practice and represent management’s best estimates and judgments as of the date of their preparation.  B. Riley has assumed at the direction of the board of directors no responsibility for and expressed no opinion as to such analyses or forecasts or the assumptions on which they are based.  B. Riley has also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of Evolving Systems and the Numbering Business since the respective dates of the last financial statements made available to B. Riley.  B. Riley has further relied, with the consent of the board of directors, upon the assurances of senior management of Evolving Systems that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

In connection with rendering its opinion, B. Riley performed a variety of financial analyses.  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description.  Accordingly, notwithstanding the analyses summarized herein, B. Riley believes that its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the opinion.

The following is a summary of the material financial analyses delivered by B. Riley to the board of directors of Evolving Systems in connection with rendering the opinion described above.  The following summary, however, does not purport to be an exhaustive description of the financial analyses performed by B. Riley, but includes all material factors considered by B. Riley in rendering its opinion.  Further, the order of analyses described in the following summary does not represent relative importance or weight given to those analyses by B. Riley.  Some of the summaries of the financial analyses include information presented in tabular format.  The tables must be read together with the full text of each summary and are alone not a complete description of B. Riley’s financial analyses.  Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 18, 2011, and is not necessarily indicative of current market conditions.

Public Company Comparables Analysis.

B. Riley reviewed and compared financial information regarding certain selected publicly traded corporations. Although none of the selected companies is directly comparable to the Numbering Business, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Numbering Business.

B. Riley observed the following selected companies:

Telecom Software Companies:

•      Amdocs Ltd.

•      Bridgewater Systems Corporation

•      Comptel Corporation

•      Convergys Corporation

•      CSG Systems International, Inc.

•      NeuStar, Inc.

•      Smith Micro Software, Inc.

•      Tekelec

•      TeleCommunication Systems Inc.

•      TNS Inc.

Low-Growth Microcap Software Companies:

•      Cimatron Ltd.

•      Electronic Data Processing plc

•      MIND C.T.I., Ltd.

•      Pansoft Company Limited

•      Sapiens International Corporation N.V.

•      Top Image Systems Ltd.

B. Riley calculated and compared various financial multiples and ratios for the selected companies based on financial data obtained from SEC filings (including the most recent publicly available balance sheets for the selected companies), and other research from other brokerage firms.  With respect to the selected companies, B. Riley calculated:

•                  enterprise value (“EV”), which is the market value of common equity plus the book value of debt and equivalents less cash and equivalents, as a multiple of last twelve months (“LTM”) ended December 31, 2010, and estimated 2011 revenue; and

•                  EV as a multiple of LTM ended December 31, 2010, and estimated 2011 earnings before interest, taxes, depreciation and amortization (“EBITDA”).

This selected companies analysis resulted in a lower quartile and upper quartile enterprise valuation of $26.1 million and $33.8 million, respectively.  B. Riley then applied a 30% change of control premium to the selected companies analysis resulting in lower quartile and upper quartile enterprise valuations of $33.9 million and $43.9 million, respectively.

Selected Transactions Analysis.

B. Riley analyzed certain information relating to the following selected transactions in the software industry since August 2008:

Date	Acquiror	Target

• January 2011	The Carlyle Group	Syniverse Holdings Inc.

• December 2010	j2 Global Communications, Inc.	ProtB. Riley IP Solutions, Inc.

• November 2010	CSG Systems International Inc.	Intec Telecom Systems Limited .

• August 2010	TEOCO Corporation	TTI Team Telecom International Ltd.

• December 2009	TeleCommunication Systems Inc.	Networks In Motion, Inc.

• November 2009	Kudelski SA	OpenTV Corp.

• August 2009	Infor Global Solutions, Inc. and Golden Gate Capital	SoftBrands, Inc.

• August 2008	Convergys Corporation	Intervoice, Inc.

For each of the selected transactions, B. Riley calculated and compared EV as a multiple of LTM EBITDA, using publicly available data and applied the range of multiples to the Numbering Business financial results for the twelve month period ended March 31, 2011.  While none of the companies that participated in the selected transactions are directly comparable to the Numbering Business, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Numbering Business’ results and product profile.

The results of these analyses are summarized as follows:

Implied Valuation Range

Precedent Transaction Analysis	$28.6 million - $42.8 million

Illustrative Discounted Cash Flow Analysis.

B. Riley performed an illustrative discounted cash flow analysis on the Numbering Business on a stand-alone basis using forecasts prepared by Evolving Systems’ senior management.  B. Riley calculated indications of net present value of free cash flows for the Numbering Business for fiscal years ending December 31, 2011, through 2015 using a discount rates ranging from 12.5% to 14.5%, reflecting the estimated weighted average cost of capital for the Numbering Business if it were to operate as a stand-alone company.  In deriving the discount rates ranging from 12.5% to 14.5% for the purposes of this analysis, B. Riley utilized the capital asset pricing model, which took into account certain financial metrics, including betas for selected companies which exhibited similar business and financial characteristics to the Numbering Business, as well as certain financial metrics for the United States financial markets generally.  B. Riley then calculated illustrative terminal values in the year 2015 based on perpetuity growth rates of free cash flow ranging from 4.0% to 5.0%. The range of perpetuity growth rates was estimated by B. Riley utilizing its professional judgment and experience and based upon guidance from Evolving Systems’ senior management.  B. Riley cross-checked such estimates of perpetuity growth rates against similar discounted cash flow analysis, utilizing a range of EBITDA exit multiples of 5.0x to 7.0x, which were based on the range of multiples of the public company comparables analysis.  B. Riley then calculated illustrative terminal values in the year 2015 based on the same discount rates range of 12.5% to 14.5%.

The results of these analyses are summarized as follows:

Valuation Range

Discounted Cash Flow Analysis	$34.4 million - $46.0 million

General.

B. Riley’s opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to B. Riley, as of April 19, 2011.  B. Riley assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date hereof.

B. Riley’s opinion was provided to the board of directors of Evolving Systems solely in connection with and for the purposes of its evaluation of the Asset Sale.  It does not address Evolving Systems’ underlying business decision to effect the Asset Sale and it is not a recommendation as to any action the board of directors should take with respect to the Asset Sale or any aspect thereof.  B. Riley did not structure the Asset Sale or the transactions contemplated by the Asset Sale.  B. Riley’s opinion may not be used for any other purpose, nor may it be reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any manner or for any purpose, without B. Riley’s prior written consent.

B. Riley’s opinion has been approved by a fairness committee in accordance with established procedures.  For its services in rendering its opinion, Evolving Systems has paid B. Riley a fee of $125,000 plus reimbursement of out of pocket expenses, which is not contingent upon the closing of the Asset Sale, and has agreed to indemnify B. Riley against certain liabilities associated with the issuance of its opinion.

The consideration to be received in the Asset Sale was determined through negotiations between Evolving Systems and NeuStar and not pursuant to recommendations of B. Riley.

In the ordinary course of its and its affiliates’ businesses, B. Riley and its affiliates may actively trade or hold the securities of Evolving Systems or NeuStar for its, our or their own account or for others and, accordingly, B. Riley may at any time hold a long or short position in such securities.

Pursuant to the agreement entered into between the Company and Lazard on May 26, 2010, as amended on April 13, 2011, the Company agreed to pay Lazard a fee upon consummation of the NeuStar Asset Sale as payment in full for Lazard’s services and the parties agreed that Lazard’s engagement would be terminated effective as of the closing of the Asset Sale.  Lazard has agreed to relinquish the right to receive compensation from any transaction entered into by the Company after its engagement relative to the Asset Sale.

Treatment of Stock Options, Restricted Stock and other Equity Awards

Our board of directors considered whether the Asset Sale would constitute a “change in control” for purposes of the Equity Plans and determined that it would not.  In addition, our board of directors considered whether the Asset Sale would constitute a “change in control” for purposes of our change in control agreements with Thaddeus Dupper, our President and Chief Executive Officer; Brian R. Ervine, our Executive Vice President, Chief Financial & Administrative Officer; Anita T. Moseley, our Senior Vice President, General Counsel; and James King, our Vice President, Worldwide Sales & Marketing, collectively, our executive officers.  Our board of directors determined that the Asset Sale would not constitute a “change in control” for purposes of the change in control agreements.

On April 28, 2011, our board of directors unanimously adopted a resolution that the consummation of the Asset Sale would not constitute a “change in control” as that term is used in the change in control agreements.  See “Interests of Evolving Systems’ Executive Officers and Directors in the Transaction” below for additional information, including information about new employment agreements with our executive officers.

As a result, consummation of the Asset Sale will have no effect on the vesting of stock options or restricted stock held by employees, consultants or members of our board of directors.  Employees who accept employment with NeuStar as part of the Asset Sale and who have outstanding stock options will be subject to the terms and conditions of the Equity Plans, which require that vested stock options be exercised within three months of termination of employment with the Company or be forfeited; unvested stock options and shares of unvested restricted stock will be forfeited immediately upon termination of employment.  Outstanding equity awards for employees who continue employment with the Company following the Asset Sale will continue according to their terms.

The Asset Sale will have no impact on our Employee Stock Purchase Plan, other than an employee who is participating in the Employee Stock Purchase Plan whose employment terminates prior to the end of a calendar quarter will not be eligible to purchase shares at the end of the offering period.

Interests of Evolving Systems’ Executive Officers and Directors in the Transaction

In considering the recommendation of our board of directors to vote for the Asset Sale, you should consider whether our executive officers and directors may have financial interests in the Asset Sale that are different from the interests of our stockholders generally.  Our board of directors considered whether there was a difference in interests, among other matters, in evaluating and negotiating the asset purchase agreement and the Asset Sale, in approving the asset purchase agreement, and in recommending that our stockholders approve the Asset Sale.  Our executive officers and members of our board of directors are covered by compensation arrangements with the Company that include additional benefits upon the occurrence of a “change in control” as defined in each plan or agreement if certain other conditions are satisfied.  These compensation arrangements include: the Equity Plans and related award agreements, executive employment agreements and executive change in control agreements described below.

On April 28, 2011, our board of directors unanimously adopted a resolution that the consummation of the Asset Sale would not constitute a “change in control” as that term is defined in the executive employment agreements, change in control agreements and the Equity Plans.

On May      , 2011, we entered into new employment agreements with each of our executive officers, copies of which were filed with the SEC on May      , 2011, in a Current Report on Form 8-K.  The purpose of the new employment agreements is to evidence that each of our executive officers agrees with the determination of our board of directors that the Asset Sale would not be a “change in control” for purposes of the executive officer compensation arrangements and to provide additional benefits upon certain terminations of employment.  The material terms of the new employment agreements are summarized below.

Based upon the terms of the new employment agreements and the board of directors’ determination that the Asset Sale would not constitute a “change in control” for purposes of the executive compensation arrangements, our board of directors also determined that no compensation of our executive officers is based on, or otherwise relates to, the Asset Sale.  Accordingly, our executive officers and board of directors believe that their interests in the Asset Sale are not materially different than the interests of our stockholders generally.

Employment Agreements.  The agreements entered into with our executive officers on May     , 2011, include the following terms:

•      The parties agreed that the asset purchase agreement did not constitute a change in control.

•      The employment agreements narrowed, over the previous change in control agreements, the incidents that would trigger a change in control, removed the 280G tax gross-up and, in the case of Mr. Dupper, Mr. Ervine and Ms. Moseley, reduced severance to be paid in the event of termination of employment on a change in control by six months.

•      The U.S.-based executives (Mr. Dupper, Mr. Ervine and Ms. Moseley) will be employed “at-will.”  Mr. King, who resides in the United Kingdom, will be employed pursuant to an employment contract which is customary for employees in the United Kingdom.

•      If the Company terminates the employment of an executive for reasons other than cause or disability, or the executive resigns for “Good Reason,” as defined in the employment agreement, the Company will pay the executive severance equal to 12 months of the executive’s base salary and 100% of the executive’s target incentive compensation (and, in the case of Mr. King, an amount equal to the 50% of his actual commissions paid over the 24 months prior to termination) (collectively referred to in the employment agreements as “Base Severance”).  The Company will also pay a proportionate amount of the U.S.-based executive’s health and dental insurance premiums, based upon the same proportion that the Company paid at the time the executive’s employment was terminated, for a period of 12 months, or until the executive obtains substitute insurance.  Severance and insurance premium payments will be made in equal installments over the 12-month period, based upon the Company’s normal payroll practices.

•      In the event of the occurrence of a change in control, as defined in the employment agreements, fifty percent (50%) of the executive’s then unvested stock options, stock appreciation rights, shares of restricted stock and any other unvested equity awards, if any, will vest. In addition, in the event the Company terminates an executive’s employment without cause (as defined in the employment agreement) or executive resigns for Good Reason within one hundred eighty (180) days before or three hundred and sixty five (365) days after a change in control, the executive will be entitled to receive Base Severance as well as additional severance (referred to in the employment agreements as “Enhanced Severance”) as follows:

–      Mr. Dupper and Mr. Ervine, if terminated, will be entitled to additional payments equal to six (6) months of their respective base salary and 50% of their target incentive compensation in the year of termination.

–      Each terminated executive will be entitled to be reimbursed for expenses incurred for tax advice, in an amount not to exceed $7,500.

–      Each terminated executive’s unvested stock options, shares of restricted stock and any other unvested equity awards will vest.

•      Each executive agreed that following termination of employment he or she will not compete with the Company (as defined in the employment agreement), or solicit or entice any employee of the Company to leave the employ of the Company or interfere with the Company’s relationship with a customer during the period of time that Base Severance is paid, or, in the case of Mr. Dupper and Mr. Ervine, during the extended period of Enhanced Severance.

Use of Net Proceeds from the Asset Sale

The Company has no immediate plans for use of the sale proceeds.  Our board of directors will be evaluating all options ranging from a one-time special dividend, a share repurchase program, and M&A activity as well as investments in organic growth opportunities.

Nature of Evolving Systems’ Business Following the Asset Sale

The Company will retain the Activation Business after completion of the Asset Sale.  The Company will continue to maintain our offices in the United Kingdom and Denver, as well as our development subsidiary in Bangalore.  We expect to continue to be a leading provider of activation solutions to carriers worldwide.  The Activation Business, which includes our DSA product, has been our primary source of revenue in recent years and we are forecasting growth moving forward.  In 2010, our Activation Business accounted for $22.8 million, or 61% of our overall revenue.

After completion of the Asset Sale, the solutions portfolio will consist of our Activation Business:

•                  Our Tertio Service Activation™ suite.

•                  Our  Dynamic SIM Allocation™ (DSA) solution.

•                  Our newest product, Intelligent M2M Controller™ (IMC), which addresses the M2M market.

Material U.S. Federal Income Tax Consequences of the Asset Sale

The following is a brief summary of the material United States federal income tax consequences of the Asset Sale.  This summary does not address all of the consequences that may arise for federal income tax purposes, and does not address any state, local or foreign tax considerations.

        The Asset Sale will be a taxable transaction, and Evolving Systems generally will recognize gain or loss based on the difference between the consideration received in respect of the Asset Sale and its adjusted tax bases in the assets being sold.  Evolving Systems expects to have sufficient losses (including net operating loss carry forwards) to offset the gain expected to be realized from the Asset Sale, subjecting Evolving Systems only to federal alternative minimum tax.

This summary is not a complete description of all of the tax consequences that may be relevant to the Asset Sale.  Stockholders should consult with their own tax advisers for advice regarding the United States federal, state, local and other tax consequences if any of the net proceeds from the Asset Sale are distributed or paid to the stockholders, such as in a dividend or share repurchase.

Anticipated Accounting Treatment

For financial reporting purposes, Evolving Systems will report a gain from the asset sale based upon the amount of net proceeds received by Evolving Systems less the net book value of the net assets sold. If the asset sale had occurred on March 31, 2011, such gain from the asset sale, net of tax effects, estimated transaction fees and the working capital adjustment, would have been approximately $32.4 million.

Stockholder Approval of the Asset Sale

We are organized under the corporate laws of the State of Delaware.  Under Section 271 of the Delaware General Corporation Law, any sale by us of “all or substantially all” our assets requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.  We are selling a significant portion of our assets but retaining material on-going businesses and assets after the Asset Sale.  Because the Delaware statute does not define the phrase “all or substantially all,” the meaning of the phrase is not entirely clear in this context.  In light of this potential uncertainty and after taking into account the specific facts and circumstances of the Asset Sale, we have determined to seek stockholder approval of the Asset Sale.  The asset purchase agreement provides that if our stockholders fail to approve the Asset Sale, either Evolving Systems or NeuStar may terminate the asset purchase agreement.  The asset purchase agreement also provides that obtaining such approval is a condition to each of Evolving Systems and NeuStar being obligated to consummate the transactions contemplated by the asset purchase agreement.

Regulatory Approvals

The obligation to close the Asset Sale is subject to the absence of any action commenced before any governmental authority challenging the transaction.  No filings are required to be made under the Hart-Scott-Rodino Act in connection with the Asset Sale.  We are not aware of any material regulatory requirements or governmental approvals or actions that are required to consummate the Asset Sale, except for compliance with the applicable regulations of the SEC in connection with this proxy statement and compliance with the Delaware General Corporation Law in connection with the Asset Sale.

Appraisal Rights

Holders of Evolving Systems common stock are not entitled to appraisal rights under Delaware law in connection with the Asset Sale.

THE ASSET PURCHASE AGREEMENT

Evolving Systems and NeuStar entered into the asset purchase agreement on April 21, 2011.  The full text of the asset purchase agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement.  Evolving Systems urges you to read the asset purchase agreement in its entirety for a more complete description of the terms and conditions of the Asset Sale and related matters.

The representations and warranties described below and included in the asset purchase agreement were made by Evolving Systems and NeuStar to each other as of specific dates.  The assertions embodied in those representations and warranties were made solely for purposes of the asset purchase agreement and may be subject to important qualifications and limitations agreed to by Evolving Systems and NeuStar in connection with negotiating the terms of the asset purchase agreement.  Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between Evolving Systems and NeuStar rather than establishing matters as facts.  The asset purchase agreement is described in this proxy statement and included as Annex A only to provide you with information regarding the terms and conditions of the asset purchase agreement, and not to provide any other factual information regarding Evolving Systems, NeuStar or their respective businesses.  Accordingly, you should not rely on the representations and warranties in the asset purchase agreement as characterizations of the actual state of facts about Evolving Systems or NeuStar, and you should read the information provided elsewhere in this proxy statement and in the documents that we incorporate by reference into this proxy statement for information regarding Evolving Systems and its business.  See “Where You Can Find More Information” beginning on page 54 of this proxy statement.

The Asset Sale

NeuStar is purchasing substantially all of the assets of Evolving Systems’ Numbering Business, including the Order Path®, Number Manager®, LNP DataServer™, VeriPort™ and Verify™ software products, the NumeriTrack® number management solution, and the Traffic Data Management System.  Specifically, NeuStar is purchasing the following assets:

•                  the assets (other than specified excluded assets) recorded or reflected on the balance sheet prepared as of the closing date solely related to the Numbering Business;

•                  all receivables (including accounts receivable, loans receivable and advances) primarily attributable to the Numbering Business identified on a schedule to the asset purchase agreement or recorded on the balance sheet prepared as of the closing date, excluding certain receivables associated with identified international accounts;

•                  certain key business contracts and, to the extent assignable, other material contracts, primarily relating to the Numbering Business or the purchased assets;

•                  specified intellectual property owned by or exclusively licensed to Evolving Systems and related to, used or held for use in the Numbering Business;

•                  specified personal property used or held for use exclusively in connection with the Numbering Business;

•                  work in progress for contracts being assigned;

•                  business records related to, used or held for use solely in connection with the Numbering Business, including all client lists and vendor lists, and copies of other business records related to the Numbering Business;

•                  prepaid items related to the Numbering Business identified on a schedule to the asset purchase agreement or recorded on the balance sheet prepared as of the closing date;

•                  other rights arising from or related to the purchased assets or assumed liabilities, including rights under any assigned Numbering Business contract, under or in respect of purchased intellectual property, or under all guaranties, warranties and indemnities arising from or related to the purchased assets or assumed liabilities;

•                  goodwill and going concern value of intangible assets, to the extent arising form or attributable to the Numbering Business; and

•                  refunds or credits of or against any taxes for which NeuStar is liable.

The assets being sold will not include certain specified excluded assets, which include cash, cash equivalents, and similar items, rights in Evolving Systems’ leased real property, Evolving Systems’ rights pursuant to the asset purchase agreement, intellectual property other than the purchased intellectual property, certain business records, permits, and other assets that are not purchased assets.

The Asset Purchase Consideration

NeuStar has agreed to pay a total purchase price of $39.0 million in cash, subject to the working capital adjustment described below, and assume certain liabilities as described below.  If the working capital amount (the difference between specified current assets and current liabilities) as of the closing date is a larger negative number than negative $4,260,000, the purchase price will be decreased by an amount equal to the difference between the working capital amount as of the closing date and negative $4,260,000.  If the working capital amount as of the closing is either (i) a smaller negative number than negative $3,260,000 or (ii) a positive number, then the purchase price will be increased by an amount equal to the difference between the working capital amount as of the closing date and negative $3,260,000; provided, that the maximum increase to the purchase price will be $1,000,000.

NeuStar will assume the following liabilities in connection with the Asset Sale, which the Company estimates as of March 31, 2011, have a value of approximately $7.97 million:

•                  all liabilities arising solely out of or relating solely to ownership or use of the purchased assets after the closing date;

•                  any trade accounts payable, accrued expenses, or any other liabilities attributable solely to the Numbering Business as identified on a schedule to the asset purchase agreement or set forth on the balance sheet as of the closing date;

•                  liabilities under the contracts primarily related to the Numbering Business or the purchased assets; provided, that the assumption of liabilities for each contract is subject to any required consent to assignment;

•                  taxes with respect to the Numbering Business and the purchased assets for the periods (and portions of periods) beginning after the closing date; and

•                  continuing or uncompleted obligations to provide goods and services to customers under the assigned contracts.

Other than the assumed liabilities, all of Evolving Systems’ liabilities will be retained by Evolving Systems, including:

•                  taxes arising from or with respect to the Numbering Business and the purchased assets for the periods (and portions of periods) ending on or before the closing date;

•                  any liability pursuant to environmental law arising from or related to any action, event, circumstance or condition occurring or existing on or prior to the closing date;

•                  any liability not expressly assumed by NeuStar related to employees or employee benefit plans;

•                  any indebtedness for borrowed money or guarantees thereof outstanding as of the closing date;

•                  any liability arising under assumed contracts prior to the closing date;

•                  any liability arising from compliance or non-compliance with law prior to the closing date;

•                  legal action pending as of the closing date or arising after the closing date but based upon any action, event, circumstance or condition arising prior to the closing date;

•                  any liability incurred by Evolving Systems arising out of or relating to negotiation of the asset purchase agreement and the related ancillary agreements;

•                  all transfer taxes;

•                  any liability or obligation arising from the leased real property (except as set forth in the separate sublease of space in Denver);

•                  liability arising from or related to an excluded asset; and

•                  other scheduled liabilities.

Payment Procedures

NeuStar will deliver the purchase price to Evolving Systems by wire transfer on the closing date.

Any amount due as the working capital adjustment must be paid within three days of the working capital adjustment amount becoming final.  To determine the working capital adjustment, NeuStar will deliver to Evolving Systems within 70 days after the closing date a balance sheet of the Numbering Business dated as of the closing date, and a calculation of working capital as of the closing date.  Evolving Systems will have 20 days to review these deliveries and provide notice if it disagrees with the balance sheet or calculation of working capital.  Upon any notice of disagreement from Evolving Systems, the parties will seek to resolve any differences for a 20-day period.  If there are disputed items remaining after the 20-day period, the disputed items will be submitted to Deloitte LLP or another independent public accounting firm, and the accounting firm will make a final determination of the closing working capital.  The costs of any dispute resolution relating to the working capital will be paid (i) by NeuStar, if Evolving Systems’ calculation of closing working capital is closer to the final determination of closing working capital or (ii) by Evolving Systems, if NeuStar’s calculation of closing working capital is closer to the final determination of closing working capital.

Conditions to Closing of the Asset Sale

Conditions to Each Party’s Obligation.  Each of Evolving Systems’ and NeuStar’s obligation to effectuate the Asset Sale is subject to the satisfaction or waiver at or prior to the time of the closing of each of the following conditions:

•                  stockholder approval has been obtained in accordance with applicable law; and

•                  no governmental authority has enacted, issued, promulgated, enforced or entered any law then in effect that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the asset purchase agreement and the ancillary agreements.

Conditions to Evolving Systems’ Obligation.  Our obligation to effect the Asset Sale is subject to the satisfaction or waiver at or prior to the time of the closing of each of the following additional conditions:

•                  the representations and warranties made by NeuStar in the asset purchase agreement are true and correct in all material respects (other than representations and warranties qualified as to materiality, which must be true and correct in all respects) and NeuStar must have complied with all covenants in the asset purchase agreement or any ancillary agreement in all material respects; and

•                  Evolving Systems has received an executed copy of the applicable closing documents.

Conditions to NeuStar’s Obligation.  NeuStar’s obligation to effect the Asset Sale is subject to the satisfaction or waiver at or prior to the time of the closing of each of the following additional conditions:

•                  the representations and warranties made by Evolving Systems in the asset purchase agreement are true and correct in all material respects (other than the representations and warranties qualified as to materiality, which must be true and correct in all material respects) and Evolving Systems must have complied with all covenants in the asset purchase agreement or any related agreement in all material respects;

•                  Evolving Systems has obtained all authorizations, consents, orders and approvals of governmental authorities and officials, and all novations, assignments, waivers, consents, approvals or other authorizations, and effected all of the registrations, filings and notices required in connection with specified key business contracts;

•                  no action has been commenced by or before any governmental authority that, in the reasonable, good faith determination of NeuStar, is reasonably likely to require divestiture of any of NeuStar’s assets, prohibit or impose limitations on the NeuStar’s ownership or operation of all or a material portion of the Numbering Business or any assets of NeuStar, or impose limitations on the ability of NeuStar or its affiliates to control the Numbering Business or the purchased assets in any material respect; and

•                  NeuStar has received an executed copy of the applicable closing documents, any further instruments and documents necessary to carry out the Asset Sale, and has received at least three business days prior to closing, the estimated balance sheet as of the closing date, Evolving Systems’ estimate of the closing working capital, and lists of anticipated outstanding business receivables, prepaid items, and warranty and service obligations and unearned revenue as of the closing date.

The asset purchase agreement provides that any or all of the conditions described above may be waived by the party that is not obligated to close unless the condition is met.  Evolving Systems’ board of directors is authorized in its discretion to waive any of the conditions to Evolving Systems’ performance without the consent of Evolving Systems’ stockholders to the extent allowed by law.  Evolving Systems does not currently expect to waive any material condition to the completion of the Asset Sale.

Representations and Warranties

In the asset purchase agreement, Evolving Systems made customary representations and warranties relating to, among other things:

•                  corporate organization and qualification to do business;

•                  corporate power and authority to enter into the asset purchase agreement and related agreements and to consummate the Asset Sale;

•                  absence of conflicts and required filings and consents to complete the Asset Sale;

•                  title to and sufficiency of the assets of the Numbering Business;

•                  financial statements;

•                  absence of certain changes since February 28, 2011;

•                  compliance with law and possession of applicable permits;

•                  absence of litigation;

•                  employee benefit plans;

•                  labor and employment matters;

•                  condition of personal property;

•                  intellectual property;

•                  receivables;

•                  taxes;

•                  environmental matters;

•                  material business contracts;

•                  clients and suppliers;

•                  product liability;

•                  warranties;

•                  conduct of business;

•                  affiliate interests and transactions;

•                  insurance;

•                  absence of unlawful payments;

•                  export and trade compliance;

•                  absence of broker fees or commissions;

•                  disclosure; and

•                  expiration of rights agreement.

NeuStar also made customary representations and warranties in the asset purchase agreement relating to, among other things:

•                  corporate organization and qualification to do business;

•                  corporate power and authority to enter into the asset purchase agreement and related agreements and to consummate the Asset Sale;

•                  absence of conflicts and required filings and consents to complete the Asset Sale;

•                  availability of NeuStar’s sufficient funds to consummate the Asset Sale;

•                  absence of broker fees or commissions;

•                  absence of litigation; and

•                  non-reliance.

As described below, Evolving Systems covenants to provide any updated information in connection with the disclosures made under its representations and warranties.  If the potential losses associated with the disclosure are less than $1,500,000 and do not constitute a material adverse effect as defined in the asset purchase agreement, then Evolving Systems will be subject to indemnification obligations as if it had not made the updated disclosures.  If the magnitude of the potential losses associated with an updated disclosure exceed $1,500,000 or constitute a material adverse effect, NeuStar has the option to terminate the asset purchase agreement within 15 business days or to accept the changes in disclosure, waiving indemnification rights in connection with the updated disclosures.

Covenants

No Solicitation.  The asset purchase agreement provides that Evolving Systems will not, and will cause its affiliates not to, solicit or knowingly encourage or facilitate, or negotiate an alternate acquisition proposal.  For this purpose, acquisition proposals are proposals to directly or indirectly acquire a significant portion of the Numbering Business or all businesses of the Company (but not proposals to acquire only excluded assets).  Despite the limitation on solicitation, Evolving Systems may discuss a possible transaction with and provide information to a third party that submits an offer with respect to an alternate acquisition proposal if (i) the offer is written and bona fide, (ii) Evolving Systems did not solicit the offer, (iii) our board of directors reasonably believes such proposal could lead to a superior proposal (as defined in the asset purchase agreement), and (iv) our board of directors reasonably believes it would breach its fiduciary duties by not considering the offer.  Evolving Systems must provide timely notice to NeuStar of an acquisition proposal or communications likely to lead to an acquisition proposal and keep NeuStar informed in all material respects on a timely basis of the status and details of the proposal.  Evolving Systems must also provide NeuStar notice upon providing confidential materials to a party submitting such a proposal.

The asset purchase agreement provides that our board of directors will not change its recommendation that our stockholders approve the Asset Sale unless (i) the board has determined in good faith that failure to change the recommendation (following a superior proposal) would be reasonably likely to cause a breach in fiduciary duties, (ii) NeuStar has had at least four business days’ notice of the board’s intention to change its recommendation and the identity of the party making the proposal, and (iii) Evolving Systems has negotiated in good faith with NeuStar, to the extent desired by NeuStar, regarding possible revisions to the asset purchase agreement to avoid the change in recommendation.  The asset purchase agreement also provides that the board will not change its recommendation in this context if NeuStar has provided a new binding proposal and the board of directors determines in good faith (after consultation with its advisors) that its fiduciary duties do not require a change in its recommendation to stockholders.

Non-Competition.  Evolving Systems agrees in the asset purchase agreement not to (and to cause its subsidiaries not to) (i) compete in the Numbering Business or in products or services that could be used by a national or regional number portability administration center or (ii) solicit employees from NeuStar, in each case for three years after the closing of the Asset Sale.

Other.  Evolving Systems makes certain other covenants in the asset purchase agreement, including the following:

•                  to conduct the Numbering Business and pay liabilities in the ordinary course, consistent with past practice, in the period between signing and closing:

•                  to grant NeuStar reasonable access to Evolving Systems’ representatives, properties and records for due diligence until the closing;

•                  to issue this proxy statement as soon as reasonably practicable and to take all action reasonably necessary to call a stockholders’ meeting, which is to be held regardless of any change by our board of directors in recommending the asset purchase agreement to the stockholders;

•                  to give NeuStar notice of any change, condition or event that renders any representation or warranty untrue or materially inaccurate;

•                  to pay, prior to the closing, in the ordinary course of business consistent with past practice all of the liabilities and obligations incurred in connection with the Numbering Business, and to pay, after the closing, the excluded liabilities;

•                  to comply with all bulk transfer laws;

•                  to not adopt any employee benefit plans in the period between signing and closing, to comply with requirements of the WARN Act and the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) with respect to employees transferring to the employment of NeuStar, and to make all payments under employee benefit plans and contracts related to the termination of employees in connection with the Asset Sale;

•                  to maintain confidentiality of information consistent with the confidentiality agreement entered in connection with the transaction and to not disclose confidential information (as defined in the asset purchase agreement) for a period of  three years from the closing of the Asset Sale, subject to certain exceptions;

•                  to use commercially reasonable efforts to cause all actions necessary for consummation of the Asset Sale, including obtaining all consents, approvals, authorizations, qualifications and orders necessary for consummation of the transactions under the asset purchase agreement and ancillary agreements;

•                  at NeuStar’s request, to provide commercially reasonable assistance to NeuStar in connection with the maintenance, defense, prosecution and enforcement of any patents or marks included in the intellectual property being purchased in the Asset Sale;

•                  to consult with NeuStar regarding certain public filings and press releases made in connection with the Asset Sale; and

•                  to negotiate in good faith the terms of a Master Reseller and Subcontractor Agreement to be entered into with NeuStar as of Closing.

Termination

Termination Provisions.  Evolving Systems and NeuStar can mutually agree to terminate the asset purchase agreement at any time.  Evolving Systems or NeuStar may also terminate the asset purchase agreement if:

•                  the closing has not occurred by 120 days after the date of the asset purchase agreement, provided, that a party may not terminate for this reason if that party’s failure to fulfill any obligation under this Agreement is the cause of or results in the failure of the closing to occur on or prior to such date;

•                  any governmental authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Asset Sale and such order, decree, ruling or other action has become final and non-appealable; provided, that the party so requesting termination  has used its commercially reasonable efforts to have such order, decree, ruling or other action vacated; or

•                  if the stockholders do not approve the asset purchase agreement at the stockholder meeting convened for its approval.

NeuStar can unilaterally terminate the asset purchase agreement if:

•                  Evolving Systems breaches or fails to perform in any respect any of its representations, warranties or covenants contained in the asset purchase agreement or any of the related agreements, and such failure would cause a closing condition not to be satisfied, is not or cannot be cured within 10 business days following notice of such breach or failure and has not been waived by NeuStar;

•                  prior to stockholder approval of the asset purchase agreement, (i) our board of directors changes its recommendation that our stockholders approve the transaction, (ii) the Company fails publicly to reaffirm its recommendation that its stockholders approve the transaction within 10 business days of the date any alternate acquisition proposal or material modification thereto is first published or sent to the Company or (iii) the board or the Company have approved or announced approval, adoption, endorsement or recommendation of any acquisition proposal or alternate agreement relating to an acquisition proposal;

•                  any of the conditions to NeuStar’s obligations to close have become incapable of fulfillment within sixty days from the date of the asset purchase agreement, except in certain circumstances where such failure is the result of NeuStar’s failure to fulfill any obligation; or

•                  prior to the date of closing, an event or condition occurs that has had or is reasonably likely to have a material adverse effect, or if the Company delivers a material development update indicating an event has occurred that could reasonably be expected to cause indemnifiable losses in the excess of $1,500,000 or otherwise result in a material adverse effect.

Evolving Systems can unilaterally terminate the asset purchase agreement if:

•                  NeuStar breaches or fails to perform in any respect any of its representations, warranties or covenants contained in the asset purchase agreement or any of the related agreements, and such failure would cause a closing condition not to be satisfied, is not or cannot be cured within 10 business days following notice of such breach or failure and has not been waived by Evolving Systems;

•                  any of the conditions to Evolving Systems’ obligations to close have become incapable of fulfillment within sixty days from the date of the asset purchase agreement, except in certain circumstances where such failure is the result of Evolving Systems’ failure to fulfill any obligation; or

•                  prior to stockholder approval of the asset purchase agreement, if Evolving Systems determines to enter into an alternative acquisition agreement with respect to a superior proposal, provided the Company has otherwise complied in all material respects with the provisions of the asset purchase agreement relating to solicitations by other acquirors and has paid any applicable termination fee.

Effect of Termination.  In the event of the termination of the asset purchase agreement, the asset purchase agreement will be of no further force or effect except that (i) designated provisions of the asset purchase agreement, including, if applicable, the termination fees described below, will survive termination; and (ii) no party will be relieved from liability for any willful breach of the asset purchase agreement or any other agreement contemporaneously or subsequently entered into by the parties.  In the event of termination of the asset purchase agreement prior to closing, any related agreements executed prior to the closing will terminate at the same time.

Termination Fees.  In the asset purchase agreement, the parties have agreed to the following termination fees payable by Evolving Systems to NeuStar:

•                  $1,500,000 if NeuStar terminates the asset purchase agreement because the Company breached its representations, warranties or covenants in the asset purchase agreement, and prior to such breach an alternate acquisition proposal had been announced and not withdrawn, and the Company enters into any alternate acquisition proposal within 12 months of termination of the asset purchase agreement;

•                  $1,500,000 if NeuStar terminates the asset purchase agreement because our board of directors changes its recommendation that the stockholders approve the asset purchase agreement;

•                  $1,500,000 if Evolving Systems terminates the agreement because the board determines to enter into an agreement for a superior proposal;

•                  $1,000,000 if (i) an unsolicited offer for an alternate acquisition proposal is made prior to the special meeting but our board of directors continues to recommend the Asset Sale, (ii) the Company’s stockholders nonetheless vote against the asset purchase agreement, (iii) either party terminates the asset purchase agreement and (iv) the Company subsequently enters into a transaction with respect to the same alternate acquisition proposal within 12 months of termination of the asset purchase agreement; and

•                  $500,000 if no third party offers have been made and our board of directors has not changed its recommendation, but the Company’s stockholders vote against the asset purchase agreement and either party terminates the asset purchase agreement.

In the asset purchase agreement, the parties have agreed to the following termination fees payable by NeuStar to Evolving Systems:

•                  $500,000 if NeuStar terminates the asset purchase agreement because of litigation that NeuStar determines is reasonably likely to require divestiture of any of NeuStar’s assets, prohibit or impose limitations on NeuStar’s ownership or operation of all or a material portion of the Numbering Business or any assets of NeuStar, or impose limitations on the ability of NeuStar or its affiliates to control the Numbering Business or the acquired assets in any material respect; and

•                  $500,000 if NeuStar terminates the asset purchase agreement because of any writ, order, decree, ruling, judgment, injunction or other action by a governmental authority to prevent the consummation of the Asset Sale for violation of antitrust or competition law.

Amendment

The asset purchase agreement may be amended, modified or supplemented by mutual agreement of the parties’ respective boards of directors at any time prior to closing, except that after stockholder approval has been obtained, no amendment will be made that requires approval or adoption of the Evolving Systems stockholders without obtaining that approval or adoption.

Remedies

Specific Performance.  The parties are entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the asset purchase agreement and to specifically enforce the terms and provisions of the asset purchase agreement, in addition to other remedies that may be available at law or equity.

Indemnification.  Except (i) in the case of actual fraud, intentional misrepresentation or intentional breach, (ii) the working capital adjustment to the purchase price, (iii) NeuStar’s right to equitable relief in connection with a breach of Evolving Systems’ covenants not to compete or solicit customers and (iv) the parties’ ability to seek specific performance of the asset purchase agreement, from and after the closing, the sole and exclusive remedy of the parties with respect to any losses arising out of any breach of any representation, warranty, agreement or covenant of another party to the asset purchase agreement will be the indemnification provisions in the asset purchase agreement.

After the closing, Evolving Systems will indemnify NeuStar and its affiliates, representatives, successors and assigns for losses arising from (i) any breach of any representation or warranty made by the Company; (ii) any breach of any covenant or agreement by the Company; (iii) any of the excluded liabilities and (iv) the Company’s failure to comply with the terms and conditions of any bulk sales or bulk transfer or similar laws.

Except as qualified below, Evolving Systems’ obligations to indemnify are subject to the following limitations:

•                  representations and warranties of the parties terminate on the 12-month anniversary of the closing date of the asset purchase agreement;

•                  all liability of the parties with respect to covenants or agreements in the asset purchase agreement terminate on the 12-month anniversary of the closing date of the asset purchase agreement (except for covenants and agreements that contemplate performance in whole or in part after the closing, which terminate on the 12-month anniversary of the date by which such covenant or agreement is required to be performed);

•                  the maximum amount of indemnifiable losses that may be recovered from Evolving Systems, its affiliates, representatives, successors and assigns is $5,000,000; and

•                  no indemnification will be made until the aggregate amount of indemnifiable losses exceeds $260,000, and in that event, the Company will only indemnify for losses in excess of that amount.

The limitations set forth above will not apply to certain core representations (organization and existence, authority, title to the purchased assets, and broker’s and finder’s fees), which will survive indefinitely, and representations and warranties relating to taxes, which will survive until the close of business on the 45th day following the expiration of the applicable statute of limitations with respect to the applicable tax liabilities.  The limitations on amount of indemnification will also not apply to losses arising from (i) the breach of the core representations; (ii) any breach of any covenant or agreement in the asset purchase agreement by the Company; (iii) any of the excluded liabilities; (iv) the Company’s failure to comply with the terms and conditions of any bulk sales or bulk transfer or similar laws or (v) any claim for or based on actual fraud, intentional misrepresentation or intentional breach.

After the closing, NeuStar will indemnify Evolving Systems and its affiliates, representatives, successors and assigns for losses arising from (i) any breach of any representation or warranty made by NeuStar; (ii) any breach of any covenant or agreement by NeuStar and (iii) any of the assumed liabilities.

NeuStar’s obligations to indemnify are subject to the following limitations, except as qualified below:

•                  representations and warranties of the parties terminate on the 12-month anniversary of the closing date of the asset purchase agreement;

•                  all liability of the parties with respect to covenants or agreements in the asset purchase agreement terminate on the 12-month anniversary of the closing date of the asset purchase agreement (except for covenants and agreements that contemplate performance in whole or in part after the closing, which terminate on the 12-month anniversary of the date by which such covenant or agreement is required to be performed);

•                  the maximum amount of indemnifiable losses that may be recovered from NeuStar, its affiliates, representatives, successors and assigns is $5,000,000; and

•                  no indemnification will be made until the aggregate amount of indemnifiable losses exceeds $260,000, and in that event, NeuStar will only indemnify for losses in excess of that amount.

The limitations set forth above will not apply to certain core representations (organization and existence, authority, and broker’s and finder’s fees), which will survive indefinitely.  The limitations on amount of indemnification will also not apply to losses arising from (i) the breach of the core representations, (ii) any breach of any covenant or agreement, (iii) any of the assumed liabilities, or (iv) any claim for or based on actual fraud, intentional misrepresentation or intentional breach.

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Consolidated Balance Sheet and the Unaudited Pro Forma Condensed Consolidated Statements of Operations are derived from the historical consolidated financial statements of Evolving Systems and give effect to the sale of the Numbering Business to NeuStar, the receipt of the net proceeds from the Asset Sale and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Pro forma financial information is intended to provide investors with information about the continuing impact of a transaction by showing how a specific transaction might have affected historical financial statements, illustrating the scope of the change in the historical financial position and results of operations. The adjustments made to historical information give effect to events that are directly attributable to the Asset Sale, factually supportable, and expected to have a continuing impact.

The unaudited pro forma condensed consolidated financial statements consist of:

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2011;

Unaudited Pro Forma Condensed Consolidated Statements of Operations for the three months ended March 31, 2011; and

Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2010.

The unaudited pro forma condensed consolidated financial statements have been prepared giving effect to the Asset Sale as if it occurred as of March 31, 2011, for the Unaudited Pro Forma Condensed Consolidated Balance Sheet and as of January 1, 2010, for the Unaudited Pro Forma Condensed Consolidated Statements of Operations.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and notes thereto included in Evolving Systems Form 10-K for the year ended December 31, 2010, and Form 10-Q for the three months ended March 31, 2011, as filed with the SEC, which are incorporated herein by reference.

The unaudited pro forma condensed consolidated financial statements are prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are described in the accompanying notes and are based upon information and assumptions available at the time of the filing of this proxy statement.

We did not account for our Numbering Business as, and it was not operated as, a separate, stand-alone entity, subsidiary or division for the periods presented. The unaudited pro forma condensed consolidated financial statements do not purport to represent, and are not necessarily indicative of, what our actual financial position and results of operations would have been had the Asset Sale occurred on the dates indicated. In addition, these unaudited pro forma condensed consolidated financial statements are presented for informational purposes only and should not be considered to be fully indicative of our future financial performance. For example, actions that management may undertake to reduce overhead expenses in light of the Asset Sale are not reflected.

EVOLVING SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

March 31, 2011

(in thousands)

		Pro Forma Adjustments
	As Reported	Sale of Numbering Assets	Other Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$17,004	$—	$39,000	a
			(744)	b
			(2,425)	c	$52,835
Contract receivables, net	6,083	2,285	—		3,798
Unbilled work-in-progress	2,640	562	—		2,078
Deferred income taxes	200	—	—		200
Prepaid and other current assets	1,515	119	—		1,396
Total current assets	27,442	2,966	35,831		60,307
Property and equipment, net	941	339			602
Amortizable intangible assets, net	986	—	—		986
Goodwill	22,405	6,032	—		16,373
Long-term restricted cash	53	—	—		53
Long-term deferred income taxes	129	—	—		129
Other long-term assets	1	—	—		1
Total assets	$51,957	$9,337	$35,831		$78,451

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$28	15	—		$13
Accounts payable and accrued liabilities	4,055	257	3,465	d	7,263
Dividends payable	538	—	—		538
Deferred income taxes	19	—	—		19
Unearned revenue	10,156	7,698	—		2,458
Total current liabilities	14,796	7,970	3,465		10,291
Long-term liabilities:
Capital lease obligations, net of current portion	1	—	—		1
Total liabilities	14,797	7,970	3,465		10,292

Stockholders’ equity	37,160	1,367	32,366	e	68,159
Total liabilities and stockholders’ equity	$51,957	$9,337	$35,831		$78,451

EVOLVING SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2011

(in thousands except per share data)

(unaudited)

		Pro Forma Adjustments
	As Reported	Sale of Numbering Assets	Other Adjustments		Pro Forma
REVENUE
License fees and services	$4,073	$868	$18	f	$3,223
Customer support	4,488	2,239	9	f	2,258
Total revenue	8,561	3,107	27		5,481

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of license fees and services, excluding depreciation and amortization	1,768	531	(25)	g	1,212
Costs of customer support, excluding depreciation and amortization	1,207	528	(18)	g	661
Sales and marketing	2,097	254	(5)	g	1,838
General and administrative	1,478	217	(15)	g	1,246
Product development	1,139	433	(27)	g	679
Depreciation	129	54	—		75
Amortization	178	—	—		178
Total costs of revenue and operating expenses	7,996	2,017	(90)		5,889

Income from operations	565	1,090	117		(408)

Other income (expense)
Interest income	8	—	—		8
Interest expense	(12)	—	—		(12)
Foreign currency exchange gain (loss)	110	—	—		110
Other income (expense), net	106	—	—		106

Income before income taxes	671	1,090	117		(302)
Income tax benefit	(262)	—	(51)	h	(313)
Net income	$933	$1,090	$168		$11

Basic income per common share	$0.09				$0.00

Diluted income per common share	$0.08				$0.00

Weighted average basic shares outstanding	10,754				10,754
Weighted average diluted shares outstanding	11,223				11,223

EVOLVING SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2010

(in thousands except per share data)

(unaudited)

		Pro Forma Adjustments
	As Reported	Sale of Numbering Assets	Other Adjustments		Pro Forma
REVENUE
License fees and services	$20,251	$5,614	$326	f	$14,963
Customer support	17,055	8,875	23	f	8,203
Total revenue	37,306	14,489	349		23,166

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of license fees and services, excluding depreciation and amortization	8,099	2,081	(93)	g	5,925
Costs of customer support, excluding depreciation and amortization	4,694	2,112	(81)	g	2,501
Sales and marketing	7,265	890	(19)	g	6,356
General and administrative	5,431	941	(65)	g	4,425
Product development	4,322	1,734	(102)	g	2,486
Depreciation	592	247	—		345
Amortization	688	—	—		688
Total costs of revenue and operating expenses	31,091	8,005	(360)		22,726

Income from operations	6,215	6,484	709		440

Other income (expense)
Interest income	13	—	—		13
Interest expense	(102)	—	—		(102)
Foreign currency exchange gain (loss)	(121)	—	—		(121)
Other income (expense), net	(210)	—	—		(210)

Income before income taxes	6,005	6,484	709		230
Income tax expense (benefit)	652	—	(627)	h	25
Net income	$5,353	$6,484	$1,336		$205

Basic income per common share	$0.53				$0.02

Diluted income per common share	$0.49				$0.02

Weighted average basic shares outstanding	10,174				10,174
Weighted average diluted shares outstanding	10,815				10,815

Notes to Unaudited Pro Forma Condensed Consolidated

Financial Statements

Pro forma information is intended to reflect the impact of the Asset Sale on Evolving Systems’ historical financial position and results of operations through adjustments that are directly attributable to the Asset Sale, that are factually supportable and that are expected to have continuing impact. In order to accomplish this, we have eliminated the Numbering Business portion of the historical financials. This represents the assets and liabilities that will be conveyed to NeuStar as a result of the Asset Sale. It also represents the results of operations of the Numbering Business.

These unaudited pro forma condensed consolidated financial statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the pro forma results of operations and financial position.

In the preparation of the pro forma balance sheet as of March 31, 2011, the assumption was made that the assets were sold and liabilities were assumed by Evolving Systems and NeuStar pursuant to the asset purchase agreement on March 31, 2011. The assumption made for purposes of the statements of operations was that the Asset Sale took place on January 1, 2010.

(a)          Reflects estimated proceeds to be received at the closing of the sale of the Numbering Business. The sale price is $39.0 million, before any working capital adjustments, if any.

(b)         There is the potential for an adjustment to the purchase price based on the working capital as of the date the Asset Sale closes. Pursuant to the asset purchase agreement, if the working capital balance at the time of closing is a smaller negative number than negative $3,260,000, or a positive number, then the purchase price will be adjusted upward in an amount equal to the excess, with a maximum upward adjustment of $1.0 million, and if the working capital balance at the time of closing is a larger negative number than negative $4,260,000, then the purchase price will be adjusted downward in an amount equal to the deficiency.  The pro forma information assumes that the working capital deficit at the time of closing will be $5,004,000.  This amount is the estimated working capital adjustment if the Asset Sale closed on March 31, 2011.

(c)          Estimated transaction expenses that are due upon closing of the Asset Sale, including $1.15 million to Lazard and $650,000 payable to the TSE founders.

(d)         Estimated income and sales taxes payable on the Asset Sale.

(e)          The excess of the net proceeds from the sale (the $39.0 million purchase price less transaction costs and associated taxes payable and plus/minus any working capital adjustments) over the net book value of the net assets being sold will be the overall measure of the gain to Evolving Systems. At the closing of the Asset Sale, any excess of purchase price received by us, less transaction expenses, over the book value of the assets sold will be recognized as a gain for financial accounting purposes. In subsequent reporting periods, the Numbering Business for current and prior periods, including the gain on the sale of the assets, will be presented as a discontinued operation for financial reporting purposes.

(f)            The estimated fees associated with a master reseller and subcontractor agreement between Evolving Systems and NeuStar to be entered into at the closing of the Asset Sale (under a term sheet agreed to by Evolving Systems and NeuStar at the time of execution), in which Evolving Systems retains 15% of fees collected and allocable to certain international customer accounts.

(g)         The estimated relief from rent expense to Evolving Systems based on the form of sublease agreed in connection with the asset purchase agreement, in which NeuStar agrees to sublease office space at our Englewood, Colorado location. This amount is allocated to the expense categories based on headcount.

(h)         The estimated income tax effect of removing the Numbering Business from the consolidated results based on our effective tax rate for the period.

The unaudited pro forma condensed consolidated financial statements do not reflect actions that may be taken by management subsequent to the Asset Sale to reduce costs nor do they reflect the cost structure that will exist in the future.

UNAUDITED CONDENSED FINANCIAL STATEMENTS

OF THE NUMBERING BUSINESS OF EVOLVING SYSTEMS

The accompanying unaudited financial statements of the Numbering Business of Evolving Systems include only the assets and liabilities of the Numbering Business which are being acquired by NeuStar and the revenue and expenses which are related to those specific assets and liabilities.

In addition, administrative and other overhead costs that could have been attributed to the Numbering Business, are not included in these unaudited financial statements as it is not practicable for management to estimate these amounts.

The accompanying financial statements have been prepared from the Company’s historical accounting records and do not purport to reflect the revenue and direct expenses that would have resulted if the Numbering Business had been a separate, stand-alone business during the periods presented. It is not practicable for management to reasonably estimate expenses that would have resulted if the Numbering Business had operated as an unaffiliated, independent business. Since only certain assets are to be acquired and certain liabilities are to be assumed, a full balance sheet and statement of stockholders’ equity are not applicable.

As a product line of Evolving Systems, the Numbering Business is dependent upon Evolving Systems for all of its working capital and financing requirements.

The unaudited condensed financial statements consist of:

Unaudited Condensed Statement of assets and liabilities as of March 31, 2011, December 31, 2010 and 2009;

Unaudited Condensed Statements of Operations for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010 and 2009; and

Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2011 and the years ended December 31, 2010 and 2009.

The unaudited financial statements of the Numbering Business should be read in conjunction with the historical consolidated financial statements and notes thereto included in Evolving Systems Form 10-K for the year ended December 31, 2010 and Form 10-Q for the three months ended March 31, 2011, as filed with the SEC, which are incorporated herein by reference.

NUMBERING BUSINESS OF EVOLVING SYSTEMS, INC.

UNAUDITED CONDENSED STATEMENT OF ASSETS AND LIABILITIES

AS OF MARCH 31, 2011, DECEMBER 31, 2010 AND DECEMBER 31, 2009

(in thousands)

	March 31,	December 31,	December 31,
	2011	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$—
Receivables, net	2,285	6,571	6,374
Unbilled work-in-progress	562	726	92
Prepaid and other current assets	119	77	151
Total current assets	2,966	7,374	6,617
Property and equipment, net	339	374	537
Goodwill	6,032	6,032	6,032
Total assets	$9,337	$13,780	$13,186

LIABILITIES AND NET ASSETS
Current liabilities:
Current portion of capital lease obligations	$15	$13	$12
Accounts payable and accrued liabilities	257	171	177
Unearned revenue	7,698	7,435	6,842
Total current liabilities	7,970	7,619	7,031
Long-term liabilities:
Capital lease obligations, net of current portion	—	5	17
Total liabilities	7,970	7,624	7,048
NET ASSETS	$1,367	$6,156	$6,138

NUMBERING BUSINESS OF EVOLVING SYSTEMS, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2011 AND 2010

(in thousands)

	For the Three Months Ended March 31,
	2011	2010
REVENUE
License fees and services	$868	$1,430
Customer support	2,239	2,126
Total revenue	3,107	3,556

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of license fees and services, excluding depreciation and amortization	531	455
Costs of customer support, excluding depreciation and amortization	528	469
Sales and marketing	254	212
General and administrative	217	256
Product development	433	634
Depreciation	54	63
Total costs of revenue and operating expenses	2,017	2,089

EXCESS OF REVENUES OVER COSTS OF REVENUE AND OPERATING EXPENSES	$1,090	$1,467

NUMBERING BUSINESS OF EVOLVING SYSTEMS, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(in thousands)

	For the Years Ended December 31,
	2010	2009
REVENUE
License fees and services	$5,614	$4,098
Customer support	8,875	9,360
Total revenue	14,489	13,458

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of license fees and services, excluding depreciation and amortization	2,081	2,122
Costs of customer support, excluding depreciation and amortization	2,112	2,659
Sales and marketing	890	949
General and administrative	941	959
Product development	1,734	1,183
Depreciation	247	280
Amortization	—	36
Total costs of revenue and operating expenses	8,005	8,188

EXCESS OF REVENUES OVER COSTS OF REVENUE AND OPERATING EXPENSES	$6,484	$5,270

NUMBERING BUSINESS OF EVOLVING SYSTEMS, INC.

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2011

(in thousands)

For the Three Months Ended March 31,
2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Excess of revenues over costs of revenue and operating expenses	$1,090
Adjustments to reconcile excess of revenues over costs of revenue and operating expenses to cash provided by operating activities:
Depreciation	54
Stock based compensation	28
Change in operating assets and liabilities:
Contract receivables	4,286
Unbilled work-in-progress	164
Prepaid and other assets	(42)
Accounts payable and accrued liabilities	86
Unearned revenue	263
Net cash provided by operating activities	5,929

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(19)
Net cash used in investing activities	(19)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital lease payments	(3)
Net distributions to Evolving Systems, Inc.	(5,907)
Net cash used in financing activities	(5,910)

Net decrease in cash and cash equivalents	—
Cash and cash equivalents at beginning of year	—
Cash and cash equivalents at end of year	$—

NUMBERING BUSINESS OF EVOLVING SYSTEMS, INC.

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

(in thousands)

	For the Years Ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Excess of revenues over costs of revenue and operating expenses	$6,484	$5,270
Adjustments to reconcile excess of revenues over costs of revenue and operating expenses to cash provided by operating activities:
Depreciation	247	280
Amortization of intangible assets	—	36
Stock based compensation	117	108
Change in operating assets and liabilities:
Contract receivables	(197)	1,155
Unbilled work-in-progress	(634)	(92)
Prepaid and other assets	74	84
Accounts payable and accrued liabilities	(6)	(86)
Unearned revenue	593	(812)
Net cash provided by operating activities	6,678	5,943

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(84)	(101)
Net cash used in investing activities	(84)	(101)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital lease payments	(11)	(11)
Net distributions to Evolving Systems, Inc.	(6,583)	(5,831)
Net cash used in financing activities	(6,594)	(5,842)

Net decrease in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—
Cash and cash equivalents at end of year	$—	$—

Notes to the Unaudited Condensed Financial Statements of the Numbering Business of Evolving Systems

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization — The Numbering Business has solutions which enable carriers to comply with government-mandated requirements regarding number portability as well as providing phone number management and assignment capabilities.

Basis of Presentation - The accompanying unaudited financial statements of the Numbering Business of Evolving Systems include only the assets and liabilities of the Numbering Business which are being assumed by NeuStar and the revenue and expenses which are related to those specific assets and liabilities

In addition, administrative and other overhead costs that could have been attributed to the Numbering Business, are not included in these unaudited financial statements.

The accompanying financial statements have been prepared from the Company’s historical accounting records and do not purport to reflect the revenue and direct expenses that would have resulted if the Numbering Business had been a separate, stand-alone business during the periods presented. It is not practicable for management to reasonably estimate expenses that would have resulted if the Numbering Business had operated as an unaffiliated, independent business. Since only certain assets are to be acquired and certain liabilities are to be assumed, a full balance sheet and statement of stockholders’ equity are not applicable.

As a product line of Evolving Systems, the Numbering Business is dependent upon Evolving Systems for all of its working capital and financing requirements.

The unaudited financial statements of the Numbering Business should be read in conjunction with the historical consolidated financial statements and notes thereto included in Evolving Systems Form 10-K for the year ended December 31, 2010 and Form 10-Q for the three months ended March 31, 2011, as filed with the SEC, which are incorporated herein by reference.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. We made estimates with respect to revenue recognition for estimated hours to complete projects accounted for using the percentage-of-completion method, allowance for doubtful accounts, fair values of long-lived assets, valuation of intangible assets and goodwill, useful lives for property, equipment and intangible assets, business combinations, capitalization of internal software development costs and fair value of stock-based compensation amounts.  Actual results could differ from these estimates.

Revenue Recognition – We recognize revenue when an agreement is signed, the fee is fixed or determinable and collectability is reasonably assured. We recognize revenue from two primary sources: license fees and services, and customer support.   The majority of our license fees and services revenue is generated from fixed-price contracts, which provide for licenses to our software products and services to customize such software to meet our customers’ use.   When the customization services are determined to be essential to the functionality of the delivered software, we recognize revenue using the percentage-of-completion method of accounting. In these types of arrangements, we do not typically have vendor specific objective evidence (“VSOE”) of fair value on the license fee/services portion (services are related to customizing the software) of the arrangement due to the large amount of customization required by our customers; however, we do have VSOE for the warranty/maintenance services based on the renewal rate of the first year of maintenance in the arrangement. The license/services portion is recognized using the percentage-of-completion method of accounting and the warranty/maintenance services are separated based on the renewal rate in the contract and recognized ratably over the warranty or maintenance period. We estimate the percentage-of-completion for each contract based on the ratio of direct labor hours incurred to total estimated direct labor hours and recognize revenue based on the percent complete multiplied by the contract amount allocated to the license fee/services.  Since estimated direct labor hours, and changes thereto, can have a significant impact on revenue recognition, these estimates are critical and we review them regularly. If the arrangement includes a customer acceptance provision, the hours to complete the acceptance testing are included in the total estimated direct labor hours; therefore, the related revenue is recognized as the acceptance testing is performed. Revenue is not recognized in full until the customer has provided proof of acceptance on the arrangement.  Generally, our contracts are accounted for individually. However, when certain criteria are met, it may be necessary to account for two or more contracts as one to reflect the substance of the group of contracts. We record amounts billed in advance of services being performed as unearned revenue. Unbilled work-in-progress represents revenue earned but not yet billable under the terms of the fixed-price contracts. All such amounts are expected to be billed and collected within 12 months.

We may encounter budget and schedule overruns on fixed-price contracts caused by increased labor or overhead costs. We make adjustments to cost estimates in the period in which the facts requiring such revisions become known. We record estimated losses, if any, in the period in which current estimates of total contract revenue and contract costs indicate a loss. If revisions to cost estimates are obtained after the balance sheet date but before the issuance of the interim or annual financial statements, we make adjustments to the interim or annual financial statements accordingly.

In arrangements where the services are not essential to the functionality of the delivered software, we recognize license revenue when a license agreement has been signed, delivery and acceptance have occurred, the fee is fixed or determinable and collectability is reasonably assured. Where applicable, we unbundle and record as revenue fees from multiple element arrangements as the elements are delivered to the extent that VSOE of fair value of the undelivered elements exist. If VSOE for the undelivered elements does not exist, we defer fees from such arrangements until the earlier of the date that VSOE does exist on the undelivered elements or all of the elements have been delivered.

We recognize revenue from fixed-price service contracts using the proportional performance method of accounting, which is similar to the percentage-of-completion method described above. We recognize revenue from professional services provided pursuant to time-and-materials based contracts and training services as the services are performed, as that is when our obligation to our customers under such arrangements is fulfilled.

We recognize customer support, including maintenance revenue, ratably over the service contract period. When maintenance is bundled with the original license fee arrangement, its fair value, based upon VSOE, is deferred and recognized during the periods when services are provided.

Goodwill – Goodwill is the excess of acquisition cost of an acquired entity over the fair value of the identifiable net assets acquired.  Goodwill is not amortized, but tested for impairment annually or whenever indicators of impairment exist. These indicators may include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. For purposes of the goodwill evaluation, we compare the fair value of each of our reporting units to its respective carrying amount. If the carrying value of a reporting unit were to exceed its fair value, we would then compare the fair value of the reporting unit’s goodwill to its carrying amount, and any excess of the carrying amount over the fair value would be charged to operations as an impairment loss.

Intangible Assets – Amortizable intangible assets consist primarily of purchased software and licenses, customer contracts and relationships, trademarks and tradenames, and business partnerships acquired in conjunction with our purchases of CMS Communications, Inc. (“CMS”) and Telecom Software Enterprises, LLC (“TSE”).  These assets are amortized using the straight-line method over their estimated lives.

We assess the impairment of identifiable intangibles if events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Factors that we consider significant which could trigger an impairment analysis include the following:

•      Significant under-performance relative to historical or projected future operating results;

•      Significant changes in the manner of use of the acquired assets or the strategy of the overall business;

•      Significant negative industry or economic trends; and/or

•      Significant decline in our stock price for a sustained period.

If, as a result of the existence of one or more of the above indicators of impairment, we determine that the carrying value of intangibles and/or long-lived assets may not be recoverable, we compare the estimated undiscounted cash flows expected to result from the use of the asset and its eventual disposition to the asset’s carrying amount. If an amortizable intangible or long-lived asset is not deemed to be recoverable, we recognize an impairment loss representing the excess of the asset’s carrying value over its estimated fair value.

Fair Value of Financial Instruments – The carrying amounts for certain financial instruments, including contract receivables and accounts payable, approximate fair value due to their short maturities.

NOTE 2 — GOODWILL AND INTANGIBLE ASSETS

We recorded goodwill as a result of two acquisitions which occurred over the period from November 2003 to October 2004. We acquired CMS in November 2003 and TSE in October 2004. Goodwill was $6.0 million as of March 31, 2011, December 31, 2010 and 2009. On April 19, 2011, we signed an agreement with the TSE founders effectively reducing the amount owed to them in connection with the NeuStar transaction from $1 million to $650,000.

NOTE 3 — SHARE-BASED COMPENSATION

We account for stock-based compensation by applying a fair-value-based measurement method to account for share-based payment transactions with employees and directors, and record compensation cost for all stock awards granted after January 1, 2006 and awards modified, repurchased, or cancelled after that date, using the modified prospective method. We record compensation costs associated with the vesting of unvested options on a straight-line basis over the vesting period. The estimated amount of compensation expense attributable to the Numbering Business was approximately $0.1 million for each of the years ended December 31, 2010 and 2009, and approximately $28,000 and $26,000 for the three months ended March 31, 2011 and 2010, respectively.

NOTE 4 — CONCENTRATION OF CREDIT RISK

For the three months ended March 31, 2011, three significant customers (defined as contributing at least 10%) accounted for 72% (50%, 12% and 10%) of the total Numbering Business revenue. Two of these customers are large telecommunications operators in the U.S. and one is a large telecommunications provider in Africa.  For the three months ended March 31, 2010, two significant customers accounted for 68% (49% and 19%) of total Numbering Business revenue.  These customers are large telecommunications operators in the U.S.

For the years ended December 31, 2010 and 2009, two significant customers accounted for 59% (45% and 14%) and 68% (57% and 11%) of the total Numbering Business revenue, respectively. These customers are large telecommunications operators in the U.S.

As of March 31, 2011, three customers accounted for 73% (30%, 28% and 15%) of Numbering Business contract receivables.  Two of these customers are large telecommunications operators in the U.S. and one is a large telecommunications provider in Africa.  At December 31, 2010 and 2009, one significant customer accounted for approximately 87% and 82% of Numbering Business contract receivables, respectively.  This customer is a large telecommunications operator located in the U.S.

NOTE 5 — LEASES

The Numbering Business has assets that are owned under a capital lease. Future minimum commitments under capital leases as of March 31, 2011 are as follows (in thousands):

Capital Leases
2011	$12
2012	4
Total minimum lease payments	16
Less: Amount representing interest	(1)
Principal balance of capital lease obligations	15
Less: Current portion of capital lease obligations	(15)
Long-term portion of capital lease obligations	$—

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF

PRINCIPAL STOCKHOLDERS, DIRECTORS, AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of May 2, 2011, by:  (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table included in Evolving Systems’ proxy statement filed with the SEC on April 25, 2011; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent (5%) of its common stock.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on shares outstanding on the record date, adjusted as required by rules promulgated by the SEC.

	Shares of Common Stock Beneficially Owned (1)
Name and Address of Beneficial Owner	Number of Shares	Percentage Ownership

Directors and Named Executive Officers

David J. Nicol (2) 9871 West 83rd Street Overland Park, KS 66204	58,659	*

David S. Oros (3) 621 E. Pratt Street, Suite 601 Baltimore, MD 21202	162,390	1.5%

Richard R. Ramlall (4) 20391 Old Grey Place Ashburn, VA 20147	31,000	*

John B. Spirtos (5) 9712 Sorrel Avenue Potomac, MD 20854	13,500	*

Thaddeus Dupper (6) c/o Evolving Systems, Inc. 9777 Pyramid Ct., Suite 100 Englewood, CO 80112	462,679	4.3%

Brian R. Ervine (7) c/o Evolving Systems, Inc. 9777 Pyramid Ct., Suite 100 Englewood, CO 80112	269,135	2.5%

Anita T. Moseley (8) c/o Evolving Systems, Inc. 9777 Pyramid Ct., Suite 100 Englewood, CO 80112	170,746	1.6%

James King (9) c/o Evolving Systems Limited One Angel Square, Torrens Street London, UK EC1V 1PL	67,187	*

All executive officers and directors as a group (8 persons) (10)	1,235,296	11.5%

Stockholders Owning More Than 5%

Kennedy Capital Management (11) 10829 Olive Blvd. St Louis, MO 63141	800,139	7.4%

42

	Shares of Common Stock Beneficially Owned (1)
Name and Address of Beneficial Owner	Number of Shares	Percentage Ownership

Karen Singer, Trustee of the Singer Children’s Management Trust (12) 212 Vaccaro Drive Cresskill, NJ 07626	2,469,694	22.9%

*	Less than one percent (1.0%).

(1)	Percentage of common stock beneficially owned is based on 10,762,814 shares of common stock outstanding on May 2, 2011.

(2)

Includes 23,500 shares subject to stock options exercisable within 60 days of May 2, 2011 (“Vested Options”) and 1,875 shares of Restricted Stock, of which 625 shares will vest within 60 days of May 2, 2011. Mr. Nicol holds his shares in a brokerage account which permits borrowing on margin.

(3)	Includes 23,500 Vested Options and 1,875 shares of Restricted Stock, of which 625 shares will vest within 60 days of May 2, 2011.

(4)	Includes 23,500 Vested Options and 1,875 shares of Restricted Stock, of which 625 shares will vest within 60 days of May 2, 2011.

(5)	Includes 11,000 Vested Options and 1,875 shares of Restricted Stock, of which 625 shares will vest within 60 days of May 2, 2011.

(6)	Includes 283,275 Vested Options and 17,344 shares of Restricted Stock, of which 3,281 shares will vest within 60 days of May 2, 2011.

(7)	Includes 238,607 Vested Options and 6,564 shares of Restricted Stock, of which 939 shares will vest within 60 days of May 2, 2011.

(8)	Includes 147,610 Vested Options and 4,751 shares of Restricted Stock, of which 688 shares will vest within 60 days of May 2, 2011.

(9)	Includes 59,687 Vested Options and 3,282 shares of Restricted Stock, of which 468 shares will vest within 60 days of May 2, 2011.

(10)	Includes 810,679 Vested Options and 39,441 shares of Restricted Stock, of which 7,876 shares will vest within 60 days of May 2, 2011.

(11)	Based solely upon the Schedule 13G information filed with the SEC by Kennedy Capital Management, Inc., on February 14, 2011.

(12)

Based solely upon the Schedule 13D information filed with the SEC by Karen Singer on February 17, 2011 and subsequently filed Schedules 13D and Forms 4 through May 2, 2011. Ms. Singer disclaims beneficial ownership of these securities, except to the extent of her pecuniary interest therein.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference certain information into this proxy statement.  This means that we can disclose important information to you by referring you to another document filed separately with the SEC.  To the extent permitted, information that we file later with the SEC, prior to the date of the special meeting, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

43

We may incorporate by reference any documents that are filed with the SEC between the date of this proxy statement and prior to the date of the special meeting.  These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements (except for information furnished to the SEC that is not deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information.  We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K:

(a)          The Company’s Annual Report on Form 10-K for the year ended December 31, 2010;

(b)         The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011; and

(c)          The Company’s Current Reports on Form 8-K filed with the SEC on January 7, February 11, March 3, April 21 (two filings, excluding information furnished under Item 7.01), April 22, April 29, and May     , 2011.

Any person, including any stockholder, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, as described below under “Where You Can Find More Information.”

You should only rely on information provided or incorporated in this proxy statement.  No person has been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.

THIS PROXY STATEMENT IS DATED [                    ], 2011.  YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

WHERE YOU CAN FIND MORE INFORMATION

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and other information with the SEC.  The public may read and copy any materials filed with the SEC at their Public Reference Room at 100 F Street NE, Washington, DC 20549.  Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, may be accessed free of charge through our website, as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC.  Also, our Code of Business Conduct and Corporate Governance Guidelines, as well as the Charters for our board’s Audit, Compensation and Governance and Nominating Committees, are available on our website and amendments to, or waivers of, the Code of Business Conduct will be disclosed on our website.  The address of our website is www.evolving.com; however, the information found on our website is not part of this proxy statement.

Our common stock is traded on the NASDAQ Capital Market under the symbol “EVOL”.

44

Our transfer agent is American Stock Transfer & Trust Company LLC. Their address is 59 Maiden Lane, Plaza Level, New York, NY 10038.

You may request copies of documents we have filed with the SEC, including our Annual Report on Form 10-K, as well as copies of documents that appear on our website, from us, without charge, upon written or oral request to:

Evolving Systems, Inc.

9777 Pyramid Ct., Suite 100

Englewood, CO 80112

Attn:  Anita T. Moseley, Secretary

1-800-649-6562

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2012 Annual Meeting of Stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 — Stockholder Proposals) and received by the Secretary of the Company on or before December 31, 2011. A stockholder proposal or nomination for director for consideration at the 2012 annual meeting but not included in the proxy statement and proxy must be received by the Secretary of Evolving Systems no earlier than March 18, 2012, and no later than April 17, 2012.  The submission of a stockholder proposal does not guarantee that it will be presented at the annual meeting. Stockholders interested in submitting a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable federal securities laws and Evolving Systems’ bylaws, as applicable.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

This year, a number of brokers with account holders who are Evolving Systems stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to Evolving Systems, Inc., Anita T. Moseley, Secretary, 9777 Pyramid Court, Suite 100, Englewood, Colorado 80112, or contact Anita T. Moseley at 303-802-1000.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the board of directors,

Anita T. Moseley Secretary

45

ANNEX A

ASSET PURCHASE AGREEMENT

between

NEUSTAR, INC.,

as the Buyer,

and

EVOLVING SYSTEMS, INC.,

as the Seller

Dated as of April 21, 2011

(Continued)

A-i

(Continued)

A-ii

(Continued)

A-iii

(Continued)

Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Assignment of Purchased Intellectual Property
Exhibit D	Denver Sublease Agreement
Exhibit E	IP License Agreement
Exhibit F	Master Reseller and Subcontractor Agreement Term Sheet

A-iv

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of April 21, 2011 (this “Agreement”), is between NeuStar, Inc., a Delaware corporation (the “Buyer”), and Evolving Systems, Inc., a Delaware corporation (the “Seller”).

RECITALS

A.            The Seller is engaged in, among other things, the business of the development and sale of (i) software that enables telecommunications carriers to implement local number portability and wireless number portability, including the following software products: OrderPath®, NumberManager®, LNP DataServer™, VeriPort™  and Verify™; (ii) NumeriTrack®, software that assists telecommunications carriers with inventory management of phone numbers and other assets; and (iii) the Traffic Data Management System, a product that helps traditional wireline carriers collect usage data from their circuit switch networks (the “Business”).

B.            The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, certain assets used in the Business, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Seller relating thereto, all upon the terms and subject to the conditions set forth herein.

C.            Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Buyer’s willingness to enter into this Agreement, the Seller and the Buyer are entering into the Transition Services Agreement, which includes provisions regarding the Seller’s Bangalore facilities.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Certain Defined Terms.  For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms substantially similar to, and no less favorable to the Seller than, those set forth in the Confidentiality Agreement, except for such changes reasonably necessary to allow the Seller to comply with this Agreement; provided that such confidentiality agreement shall not contain any provisions that would prevent the Seller from complying with its obligations pursuant to Section 5.3.

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Assignment of Purchased Intellectual Property, the Transition Services Agreement, the Denver Sublease Agreement, the IP License Agreement, and the Master Reseller and Subcontractor Agreement and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Benefit Arrangement” means any Pension Plan, Welfare Plan, Multiemployer Plan and employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits that is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Seller or under which the Seller has any liability.

“Business Contract” means any Contract primarily related to the Business or the Purchased Assets to which the Seller is a party, under which the Seller may have any rights or by which the Seller, the Business or any of the Purchased Assets may be bound, and all bids, quotations and proposals therefor, in each case solely to the extent set forth on Schedule 2.1(c) of the Disclosure Schedules.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Delaware.

“Business Employee” means any employee of the Seller who is actively employed primarily in the Business as of the Closing Date or who is reasonably expected to return to work within six months of the Closing Date, and who is set forth on Schedule 3.9(a) of the Disclosure Schedules.

“Business Intellectual Property” means all Intellectual Property owned (in whole or in part) by or exclusively licensed to the Seller and related to, used or held for use in connection with the Business.

“Business Receivables” means all receivables (including accounts receivable, loans receivable and advances) primarily attributable to the Business, in each case solely to the extent as set forth on Schedule 2.1(b) of the Disclosure Schedules and, to the extent not set forth on Schedule 2.1(b) of the Disclosure Schedules, as set forth on the Closing Balance Sheet.

“Business Records” means all books, records, ledgers and files or other similar information of the Seller (in any form or medium) related to, used or held for use solely in connection with the Business, including all client lists, vendor lists, correspondence, mailing lists, revenue records, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, Intellectual Property disclosures and information, media materials and plates, accounting records and litigation files (but excluding the organizational documents, minute and stock record books and corporate seal of the Seller), in each case to the extent such items exist and are in the possession and control of the Seller.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied, including a statement of work pursuant to a master services agreement or similar arrangement.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“COTS Technology” means generally available off-the-shelf software, hardware or other technology that is licensed or otherwise provided by a third party to the Seller for use by the Seller and for which the license fee is no more than $50,000 in the aggregate.

“Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.  For the purpose of clarity, it is understood that any Encumbrance in favor of the Buyer is not within the foregoing definition of Encumbrance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Excluded Intellectual Property” shall mean the Intellectual Property listed on Schedule 2.2(d) of the Disclosure Schedules.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof or, with respect to any financial statements, the date such financial statements were prepared.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Immediate Family,” with respect to any specified Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction:  (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) know-how, inventions, methods, processes, technical data, specifications, research and development information, technology, product roadmaps and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“IP License Agreement” means the license of the Excluded Intellectual Property and other Intellectual Property rights by the Seller to the Buyer in the form attached hereto as Exhibit E.

“Key Business Contracts” means the Business Contracts specifically identified as “Key Business Contracts” on Schedule 2.1(c)  of the Disclosure Schedules.

“knowledge,” (i) with respect to the Seller, means (a) the actual knowledge of each of Thaddeus Dupper, Brian Ervine, Anita Moseley and James King or (b) any fact or matter which any of Thaddeus Dupper, Brian Ervine, Anita Moseley or James King would reasonably be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation, consistent with such person’s title and responsibilities, in connection with the transactions contemplated by this Agreement; and (ii) with respect to the Buyer, means (a) the actual knowledge of each of Lisa Hook, Paul Lalljie and Martin Lowen or (b) any fact or matter which any of Lisa Hook, Paul Lalljie or Martin Lowen would reasonably be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation, consistent with such person’s title and responsibilities, in connection with the transactions contemplated by this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Seller or which the Seller otherwise has a right or option to use or occupy, and related to, used or held for use in connection with the Business, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Losses” means all actual losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and other out-of-pocket expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing); provided, that for purposes of determining the amount of any Losses, any qualifications in the representations, warranties and covenants with respect to a Material Adverse Effect, materiality, material or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Losses attributable to a breach of any representation, warranty or covenant set forth in this Agreement.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Business, taken as a whole or (ii) materially impairs the ability of the Seller to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, that such event, change, circumstance, occurrence, effect or state of facts shall not be deemed to constitute a “Material Adverse Effect” to the extent that it resulted or arose from:  (i) actions or inactions required by this Agreement; (ii) a change in general political, economic or financial market conditions; (iii) a change in economic conditions that affected the industries in which the Business operates generally; (iv) the announcement of this Agreement and the transactions contemplated hereby; (v) any changes after the date of this Agreement in GAAP or applicable Law; (vi) natural disaster, sabotage, acts of terrorism or war (whether or not declared) or other outbreak of hostilities; or (vii) the termination or expiration of any Business Contract or Business Contracts in the aggregate providing for the sale of products and/or services of the Business to customers of the Business under which the Seller expects to earn in the fiscal year ending December 31, 2011 at least $1,000,000 in revenue; provided, further, that with respect to clauses (ii), (iii) and (vi), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Business as compared to competitors of the Business.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA with respect to which the Seller has any liability.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) with respect to which the Seller has any liability.

“Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations issued to, or required to be obtained or maintained by, the Seller by a Governmental Authority related to or necessary for the conduct or operation of the Business by the Seller as currently conducted or the ownership or use of the Purchased Assets by the Seller, and all pending applications therefor and amendments, modifications and renewals thereof.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Property” means all machinery, equipment, furniture, furnishings, rolling stock, tools, office supplies, vehicles, computer hardware, computer servers and other tangible personal property owned or leased by the Seller and used or held for use exclusively in connection with the Business.

“Plan Sponsor” has the meaning set forth in Section 3(16)(B) of ERISA.

“Prepaid Items” means all credits, cash reserves, prepaid expenses, advance payments, security deposits, escrows and other prepaid items of the Seller arising from or related to the Business, in each case solely to the extent as set forth on Schedule 2.1(i) of the Disclosure Schedules and, to the extent not set forth on Schedule 2.1(i) of the Disclosure Schedules, as set forth on the Closing Balance Sheet.

“Purchased Intellectual Property” means all of the Business Intellectual Property, including that Business Intellectual Property which is listed on Schedule 2.1(d) of the Disclosure Schedules, but excluding any Excluded Intellectual Property.

“Related Party,” with respect to any specified Person, means:  (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; or (iii) any Immediate Family member of a Person described in clause (ii).

“Return” means any return, declaration, report, statement, information statement and other document (including schedules or any related or supporting information) required to be filed or filed with any Governmental Authority or other authority with respect to Taxes, including any claim for refund of Taxes and any amendments or supplements of any of the foregoing.

“Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Purchased Assets or the Assumed Liabilities, including:  (i) all rights under any Business Contract assigned to the Buyer, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Purchased Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; and (iii) all rights under all guarantees, warranties and indemnities arising from or related to the Purchased Assets or the Assumed Liabilities.

“SEC” means the United States Securities and Exchange Commission.

“Shared Records” means all of the following, to the extent they are not Business Records: all books, records, ledgers and files or other similar information of the Seller (in any form or medium) related to, used or held for use in connection with the Business, including all client lists, vendor lists, correspondence, mailing lists, revenue records, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, Intellectual Property disclosures and information, media materials and plates, accounting records and litigation files (but excluding the organizational documents, minute and stock record books and corporate seal of the Seller) in each case to the extent such items exist or are in possession or control of the Seller.

“Specified Accounting Procedures” means the principles specified in Schedule 1.1(a) of the Disclosure Schedules.

“Subsidiary” means, with respect to any Person, any Person 50% or more of the outstanding equity interests of which are owned, directly or indirectly, by the referenced Person.

“Taxes” means:  (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, privilege, commercial activity, occupation, occupancy, windfall profits, customs, unclaimed property, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Ten-Percent Shareholder” means any Person that is the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting equity securities of the Seller.

“Title IV Plan” means any Pension Plan that is subject to regulation under Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than a Multiemployer Plan.

“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the date hereof, between the Buyer and the Seller.

“U.K. Credit Facility” means the Loan Agreement entered into between Bridge Bank, N.A. and Evolving Systems, Ltd., dated as of February 22, 2008, as amended.

“Unearned Revenue” means solely with respect to the Business Contracts assigned to the Buyer under this Agreement, any continuing or uncompleted obligation to provide goods and/or services to the customers of the Business.

“U.S. Credit Facility” means the Loan and Security Agreement entered into between Bridge Bank, N.A. and the Seller, dated as of February 22, 2008, as amended.

“Welfare Plan” means any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, (i) that the Seller maintains, administers, contributes to or is required to contribute to, or under which the Seller may incur any liability and (ii) that covers or has covered any employee or former employee of the Seller or for which the Seller may be responsible.

“Working Capital” means the current assets (less cash and cash equivalents) of the Business listed on Schedule 2.8(a) of the Disclosure Schedules minus the current liabilities of the Business listed on Schedule 2.8(a) of the Disclosure Schedules.

“Work-in-Progress Assets” means solely with respect to the Business Contracts assigned to the Buyer under this Agreement, any assets created or produced in connection with Unearned Revenue.

Section 1.2             Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Acquisition Proposal	5.3(g)(i)
Adverse Recommendation Change	5.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(c)
Asset Acquisition Statement	2.6(b)
Assignment and Assumption Agreement	2.7(b)(ii)
Assignment of Purchased Intellectual Property	2.7(b)(iii)
Assumed Liabilities	2.3
Balance Sheet	3.5(a)
Bangalore Employees	5.9(c)
Bill of Sale	2.7(b)(i)
Business	Recitals
Buyer	Preamble
Buyer Indemnified Parties	8.2
Buyer Termination Fee	9.3(e)
CERCLA	3.15(d)(iii)
Claim Notice	8.4(e)
Closing	2.7(a)
Closing Balance Sheet	2.8(a)
Closing Date	2.7(a)
Closing Working Capital	2.8(a)
COBRA	5.9(e)
Competing Business	5.5(a)(i)
Confidential Information	5.10(b)
Confidentiality Agreement	5.2(a)
Core Representations	8.1(a)(i)
Customer	5.5(a)(iii)
Denver Sublease Agreement	2.7(b)(iv)
Disclosure Schedule Update	5.6(b)
Disclosure Schedules	Article III
Environmental Laws	3.15(d)(i)

Definition	Location

Environmental Permits	3.15(d)(ii)
Estimated Closing Balance Sheet	7.3(f)
Estimated Closing Working Capital	7.3(f)
Excluded Assets	2.2
Excluded Liabilities	2.4
Group Health Plan	5.9(e)
Hazardous Substances	3.15(d)(iii)
High Termination Fee	9.3(b)
Inbound License Agreements	3.12(g)
Indemnified Party	8.4(a)
Indemnifying Party	8.4(a)
Independent Accounting Firm	2.8(c)
IP License Agreement	2.7(b)(v)
Low Termination Fee	9.3(c)
Master Reseller Agreement	5.14(a)
Master Reseller Agreement Term Sheet	5.14(a)
Material Business Contracts	3.16(a)
Material Development Update	5.6(c)
Minimum Loss Amount	8.5(b)(iii)
Notice of Disagreement	2.8(b)
Open Source License	3.12(i)
Outbound License Agreements	3.12(g)
Permits	3.7(b)
Permitted Business	5.5(a)(i)
Permitted Encumbrances	3.4(a)
Prime Rate	2.8(e)
Proxy Statement	5.4(a)
Purchase Price	2.6(a)
Purchased Assets	2.1
Release	3.15(d)(iv)
Representatives	5.2(a)
Revised Statements	2.6(b)
Rights Agreement	3.27
Schedule	Article III
Scheduled IP	3.12(a)
Seller	Preamble
Seller Board	2.7(b)(x)
Seller Financial Statements	3.5(a)
Seller Indemnified Parties	8.3
Seller Products	3.12(i)
Seller Review Period	2.8(b)
Seller’s Service Activation/Mediation Product
and Services	5.5(a)(i)
Shared Confidential Information	5.10(b)
Stockholder Approval	3.2
Stockholders Meeting	5.4(b)

Definition	Location

Superior Proposal	5.3(g)(ii)
Third-Party Claim	8.4(a)
Third-Party Claim Notice	8.4(a)
Transfer Taxes	6.2
Transferring Employees	5.9(b)
WARN Act	3.10(e)

ARTICLE II
PURCHASE AND SALE

Section 2.1             Purchase and Sale of Assets.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Buyer, and the Buyer, in reliance on the representations, warranties and covenants of the Seller contained herein, shall purchase from the Seller, all of the Seller’s right, title and interest, direct or indirect, in and to and under the following assets, properties and rights, wherever located and whether now existing or hereafter acquired prior to the Closing Date, as the same shall exist on the Closing Date, of the Seller and its Affiliates (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances other than Permitted Encumbrances:

(a)           all assets, other than Excluded Assets, recorded or reflected on the Closing Balance Sheet solely related to the Business;

(b)           all Business Receivables;

(c)           all Key Business Contracts and, to the extent assignable, (i) all Business Contracts set forth on Schedule 2.1(c) of the Disclosure Schedules and (ii) all Business Contracts entered into between the date hereof and the Closing Date in accordance with Section 5.1, a list of which Business Contracts shall be delivered to the Buyer at least three Business Days prior to the Closing, other than, in each case, Employee Plans and Contracts relating to the Leased Real Property (except to the extent set forth in the Denver Sublease Agreement);

(d)           all Purchased Intellectual Property, together with all claims of infringement, misappropriation or other violation thereof that arose prior to the Closing Date and all tangible embodiments of any Purchased Intellectual Property;

(e)           all Personal Property listed on Schedule 2.1(e) of the Disclosure Schedules;

(f)            all Work-in-Progress Assets;

(g)           all Business Records;

(h)           copies of all Shared Records;

(i)            all Prepaid Items;

(j)            all Rights;

(k)           the goodwill in, and going concern value of, any intangible assets to the extent arising from or attributable to the Business; and

(l)            all refunds or credits of or against any Taxes for which the Buyer is liable pursuant to Section 6.1.

Section 2.2             Excluded Assets.  Notwithstanding anything contained in Section 2.1 to the contrary, the Seller is not selling, and the Buyer is not purchasing, any assets of the Seller other than the Purchased Assets (collectively, the “Excluded Assets”), which Excluded Assets shall include, but are not limited to, all of the Seller’s right, title and interest to:

(a)           all of the Seller’s cash, cash equivalents, short-term investments, bank deposits, investment accounts, lockboxes, certificates of deposit and similar items;

(b)           all rights in respect of the Leased Real Property (except to the extent set forth in the Denver Sublease Agreement);

(c)           all rights of the Seller under this Agreement and the Ancillary Agreements;

(d)           the Excluded Intellectual Property;

(e)           the corporate seals, certificate of incorporation, bylaws, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller or its Subsidiaries to the extent the foregoing are not Business Records;

(f)            any refund or credit of the Seller’s and its Affiliates’ Taxes other than any refunds or credits of or against any Taxes for which the Buyer is liable pursuant to Section 6.1;

(g)           any and all records prepared in connection with the sale of the Business to the Buyer;

(h)           any and all Tax records of the Seller and its Affiliates;

(i)            all Shared Records;

(j)            copies of all Business Records;

(k)                                  all Permits;

(l)                                     all of the assets set forth on Schedule 2.2(l) of the Disclosure Schedules; and

(m)                               all other properties, assets, goodwill and rights of the Seller of whatever kind and nature, real, personal or mixed, tangible or intangible, other than Purchased Assets.

Section 2.3                                      Assumed Liabilities.  In connection with the purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, the Buyer shall assume the following liabilities and obligations of the Seller related to the Business whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured (the “Assumed Liabilities”):

(a)                                  except as otherwise set forth in Section 2.3, all liabilities arising solely out of or relating solely to ownership or use of the Purchased Assets after the Closing Date;

(b)                                 any trade accounts payable, accrued expenses, or any other liabilities attributable solely to the Business, in each case solely to the extent as set forth on Schedule 2.3(b) of the Disclosure Schedules and, to the extent not set forth on Schedule 2.3(b) of the Disclosure Schedules, solely as set forth on the Closing Balance Sheet;

(c)                                  all liabilities of the Seller under the Business Contracts assigned to Buyer to be performed on or after, or in respect of periods following, the Closing Date, including all liabilities relating to warranty and service obligations under such Business Contracts; provided, that if such a Business Contract requires third-party consent to be assigned to the Buyer, then (subject to the provisions of Section 2.5(a)) the Buyer shall assume the liabilities under such Business Contract only when the required consent has been obtained;

(d)                                 all Taxes imposed on or payable with respect to the Purchased Assets and the Business for which the Buyer is liable pursuant to Section 6.1; and

(e)                                  all Unearned Revenue.

Section 2.4                                      Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision of this Agreement, any Schedule or Exhibit hereto or any Ancillary Agreement to the contrary, and regardless of any disclosure to the Buyer, except for the Assumed Liabilities, the Buyer shall not assume or be obligated to pay, perform or otherwise discharge (and the Seller shall retain, pay, perform or otherwise discharge without recourse to the Buyer) any liabilities or obligations of the Seller or the Business of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising (the “Excluded Liabilities”), including the following:

(a)                                  all Taxes arising from or with respect to the Purchased Assets or the operation of the Business that are incurred in or attributable to any period, or any portion of any period, ending on or prior to the Closing Date;

(b)                                 any liability pursuant to any Environmental Law to the extent arising from or related to any action, event, circumstance or condition occurring or existing on or prior to the Closing Date;

(c)                                  any liability not expressly assumed by the Buyer pursuant to Section 5.9 arising in respect of or relating to Business Employees in connection with their employment by the Seller, and any liability under any Employee Plan, in each case regardless of when such liability arises;

(d)                                 any indebtedness for borrowed money or guarantees thereof outstanding as of the Closing Date;

(e)                                  any liability arising from or related to any breach, failure to perform, torts related to the performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Business Contract prior to the Closing Date; provided, for the purpose of clarity, that warranty and service obligations pursuant to the Business Contracts to be performed on or after, or in respect of periods following, the Closing Date are Assumed Liabilities pursuant to Section 2.3(c);

(f)                                    any liability arising from or related to any compliance or noncompliance prior to the Closing Date with any Law applicable to the Seller, the Business or the Purchased Assets;

(g)                                 any liability arising from or related to any Action against the Seller, the Business or the Purchased Assets (i) pending as of the Closing Date or (ii) to the extent based upon any action, event, circumstance or condition arising prior to the Closing Date, even if such Action arises after the Closing Date;

(h)                                 any liability incurred by the Seller arising out of or relating to the negotiation and preparation of this Agreement and the Ancillary Agreements (including fees and expenses payable to all attorneys and accountants, other professional fees and expenses and bankers’, brokers’ or finders’ fees for persons engaged by the Seller, its Subsidiaries and their respective Representatives);

(i)                                     all Transfer Taxes;

(j)                                     any liability or obligation arising from or relating to the Leased Real Property (except to the extent set forth in the Denver Sublease);

(k)                                  any liability or obligation arising from or relating to an Excluded Asset; and

(l)                                     all of the liabilities set forth on Schedule 2.4(l) of the Disclosure Schedules.

Section 2.5                                      Consents and Waivers; Further Assurances.

(a)                                  Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Business Contract, Right or other Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given.  Except as contemplated in the Master Reseller and Subcontractor Agreement, the Seller shall use commercially reasonable efforts (including the dedication of resources thereto, but without any obligation to commence litigation or offer or grant any financial or other accommodation to any third party), and the Buyer shall cooperate reasonably with the Seller, to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to the Buyer all of the Purchased Assets.  In the event any such consents or waivers are not obtained prior to the Closing Date, the Seller shall continue to use commercially reasonable efforts (including the dedication of resources thereto, but without any obligation to commence litigation or offer or grant any financial or other accommodation to any third party) to obtain the relevant consents or waivers until such consents or waivers are obtained, and the Seller will cooperate with the Buyer in any lawful and economically feasible arrangement, including performance by the Seller as agent for such period of time as may be necessary, to provide that the Buyer shall receive the interest of the Seller in the benefits under any such Business Contract, Right or other Purchased Asset, including any funds, goods or other benefits due under such Business Contract, Right or other Purchased Asset to the extent the Buyer would have been entitled thereto if such consents or waivers had been obtained; provided, that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consents or waivers had been obtained.  Nothing in this Section 2.5(a) shall affect the Buyer’s right to terminate this Agreement under Section 9.1 in the event that any consent or waiver as described herein is not obtained.

(b)                                 From time to time, whether before, at or following the Closing, the Seller and the Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to the Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Buyer under this Agreement and the Ancillary Agreements and to assure fully to the Seller the assumption of the liabilities and obligations intended to be assumed by the Buyer pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby.

Section 2.6                                      Consideration.

(a)                                  In full consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer, at the Closing, the Buyer shall (i) pay to the Seller, by wire transfer to a bank account designated in writing by the Seller to the Buyer at least two Business Days prior to the Closing Date, an amount equal to $39,000,000 (as such amount may be adjusted in accordance with Section 2.8(d)), (the “Purchase Price”) in immediately available funds in United States dollars and (ii) assume the Assumed Liabilities.

(b)                                 Purchase Price Allocation.  The Seller and the Buyer agree that the final Purchase Price (and any Assumed Liabilities as determined for federal income tax purposes) will be allocated among the Purchased Assets for all Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  No later than 90 calendar days after the Closing Date, the Buyer shall prepare and deliver to the Seller for the Seller’s review and approval, a copy of the Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the final Purchase Price (and any Assumed Liabilities as determined for federal income tax purposes) among the Purchased Assets.  The Buyer shall prepare and deliver to the Seller, from time to time, for the Seller’s review and approval revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to reflect any matters on the Asset Acquisition Statement that need updating.  If the Buyer and the Seller agree on the allocation of the final Purchase Price (and any Assumed Liabilities as determined for federal income tax purposes) within 30 calendar days after the delivery of the Asset Acquisition Statement or the Revised Statements, as the case may be (which shall be evidenced by an Asset Acquisition Statement or the Revised Statements signed by each of the Buyer and the Seller), the Buyer, the Seller and their Affiliates shall file all Tax Returns and information reports in a manner consistent with such agreed allocation and shall take no position inconsistent therewith.  In the event that the Buyer and the Seller are unable to agree on such allocation within 30 days after the delivery of the Asset Acquisition Statement or the Revised Statements, as the case may be, each of the Buyer and the Seller shall set forth in writing their positions regarding any disagreed items and such positions shall be submitted to an Independent Accounting Firm (as defined in Section 2.8(c)) for resolution in the next 20 days.  The Independent Accounting Firm shall be instructed to determine whether the position maintained by the Buyer or the Seller is the more reasonable allocation in respect of any item in dispute and shall select one of the two positions.  Each of the Buyer and the Seller shall bear all fees and costs incurred by it in connection with such dispute, except that each party shall pay one-half (50%) of the fees and expenses of the Independent Accounting Firm.  Once any disagreed items have been determined by the Independent Accounting Firm, the Buyer shall prepare an Asset Acquisition Statement or Revised Statements, as the case may be, reflecting such determination by the Independent Accounting Firm, and the Buyer, the Seller and their Affiliates shall file all Tax Returns (including Form 8594) and information reports in a manner consistent with such allocation and shall take no position inconsistent therewith.

Section 2.7                                      Closing.

(a)                                  The sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 1801 California Street, Suite 4200, Denver, CO 80202-2642, at 10:00 a.m. Mountain Daylight Time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing.  The day on which the Closing takes place is referred to as the “Closing Date.”

(b)                                 At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following documents:

(i)                                     a bill of sale for the Purchased Assets, in the form of Exhibit A (the “Bill of Sale”), duly executed by the Seller;

(ii)                                  a counterpart of the Assignment and Assumption Agreement, in the form of Exhibit B (the “Assignment and Assumption Agreement”), duly executed by the Seller;

(iii)                               an instrument of assignment of Purchased Intellectual Property owned by the Seller, in the form of Exhibit C (the “Assignment of Purchased Intellectual Property”), duly executed by the Seller;

(iv)                              a counterpart of the sublease agreement relating to the Denver Leased Property, in the form of Exhibit D (the “Denver Sublease Agreement”), duly executed by the Seller and the landlord;

(v)                                 a counterpart of the Intellectual Property license, in the form of Exhibit E (the “IP License Agreement”), duly executed by the Seller;

(vi)                              a counterpart of the Master Reseller and Subcontractor Agreement, duly executed by the Seller;

(vii)                           releases (in form reasonably satisfactory to the Buyer) of all Encumbrances on the Purchased Assets under the U.K. Credit Facility and the U.S. Credit Facility;

(viii)                        releases (in form reasonably satisfactory to the Buyer) of all Encumbrances other than Permitted Encumbrances relating to the Purchased Assets;

(ix)                                certified copies of the certificate of incorporation and bylaws of the Seller;

(x)                                   certified resolutions of the Board of Directors of the Seller (the “Seller Board”) authorizing the transactions contemplated by this Agreement and the Ancillary Agreements to which the Seller is a party;

(xi)                                a certified copy of the Stockholder Approval;

(xii)                             a duly executed certificate of the secretary or an assistant secretary of the Seller as to incumbency and specimen signatures of officers of the Seller executing this Agreement and the Ancillary Agreements;

(xiii)                          a duly executed certificate of an executive officer of the Seller certifying the fulfillment of the conditions set forth in Section 7.3(a); and

(xiv)                         such other bills of sale, assignments and other instruments of assignment, transfer or conveyance, in form and substance reasonably satisfactory to the Buyer, as the Buyer may reasonably request or as may be otherwise necessary or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer and to put the Buyer in actual possession or control of the Purchased Assets, duly executed by the Seller.

(c)                                  At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following:

(i)                                     the Purchase Price, by wire transfer of immediately available funds to an account or account designated by the Seller at least two Business Days prior to the Closing Date;

(ii)                                  a counterpart of the Assignment and Assumption Agreement, duly executed by the Buyer;

(iii)                               a counterpart of the Denver Sublease Agreement, duly executed by the Buyer;

(iv)                              a counterpart of the IP License Agreement, duly executed by the Buyer;

(v)                                 a counterpart of the Master Reseller and Subcontractor Agreement, duly executed by the Buyer;

(vi)                              certified copies of the certificate of incorporation and bylaws of the Buyer;

(vii)                           [reserved];

(viii)                        a duly executed certificate of the secretary or an assistant secretary of the Buyer as to incumbency and specimen signatures of officers of the Buyer executing this Agreement and the Ancillary Agreements;

(ix)                                a duly executed certificate of an executive officer of the Buyer certifying the fulfillment of the conditions set forth in Section 7.2(a); and

(x)                                   such other documents and instruments, in form and substance reasonably satisfactory to the Seller, as the Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by the Buyer of the Assumed Liabilities, duly executed by the Buyer.

Section 2.8                                      Adjustment of Purchase Price.

(a)                                  Within 70 days after the Closing Date, the Buyer shall deliver to the Seller for its review (i) an unaudited balance sheet of the Business, dated as of the Closing Date (the “Closing Balance Sheet”), and (ii) a schedule showing its calculation of the Working Capital as of the Closing Date (the “Closing Working Capital”), each prepared in good faith in a manner consistent with the preparation of the Balance Sheet and the Estimated Closing Balance Sheet and in accordance with the Specified Accounting Policies and the example of how the Closing Working Capital shall be determined set forth on Schedule 2.8(a) of the Disclosure Schedules.  The Seller shall cause its employees and Representatives to assist the Buyer and its Representatives in the preparation of the Closing Balance Sheet and calculation of the Closing Working Capital and shall provide the Buyer and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Seller for such purpose.

(b)                                 The Seller shall have a period of 20 days (the “Seller Review Period”) following the Buyer’s delivery of the Closing Balance Sheet and the schedule showing the calculation of Closing Working Capital to review such Closing Balance Sheet and calculation of Closing Working Capital.  During the Seller Review Period, the Buyer shall provide the Seller and its Representatives with reasonable access during normal business hours and upon reasonable prior notice to the appropriate personnel of the Buyer to the working papers of the Buyer and its Representatives relating to the Closing Balance Sheet and calculation of the Closing Working Capital, and the Buyer shall cooperate with the Seller and its Representatives to provide them with any other information used in preparing the Closing Balance Sheet and calculation of the Closing Working Capital reasonably requested by the Seller and its Representatives.  If (i) at any time during the Seller Review Period the Seller delivers written notice to the Buyer of its acceptance of the Buyer’s calculation of the Closing Working Capital or (ii) prior to the expiration of the Seller Review Period the Seller does not deliver to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any disputed item, then the Buyer’s calculation of the Closing Working Capital shall be final and binding and shall be the “Final Closing Working Capital” for purposes of this Agreement.  To the extent the Seller delivers a timely Notice of Disagreement in accordance with this Agreement, the Seller shall be deemed to have agreed with all items and amounts in the Closing Balance Sheet and calculation of the Closing Working Capital not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.8(b).  Any Notice of Disagreement may reference only disagreements based on (i) mathematical errors or based on amounts reflected on the Closing Balance Sheet or (ii) the Closing Balance Sheet or the calculation of the Closing Working Capital not being prepared in accordance with this Section 2.8.

(c)                                  During the 20 day period following timely delivery of a Notice of Disagreement by the Seller to the Buyer, the parties hereto in good faith shall seek to resolve in writing any differences that they may have with respect to the matters specified therein.  During such 20 day period, the Seller shall provide the Buyer and its Representatives with reasonable access during normal business hours and upon reasonable prior notice to the appropriate personnel of the Buyer to the working papers of the Seller and its Representatives relating to such Notice of Disagreement, and the Seller and its Representatives shall cooperate with the Buyer and its Representatives to provide them with any other information used in preparation of such Notice of Disagreement reasonably requested by the Buyer or its Representatives.  Any disputed items resolved in writing between the Seller and the Buyer within such 20 day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Working Capital, the amount so determined shall be final, binding and shall be the “Final Closing Working Capital” for purposes of this Agreement.  If the Seller and the Buyer have not resolved all such differences by the end of such 20 day period, the Seller and the Buyer shall submit, in writing, to Deloitte LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Buyer and the Seller (the “Independent Accounting Firm”), their briefs detailing their views as to the nature and amount of each item remaining in dispute and the amount of the Closing Working Capital, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Working Capital, which determination shall be final and binding and shall be the “Final Closing Working Capital” for purposes of this Agreement.  The Independent Accounting Firm shall be (i) engaged by the Buyer and the Seller on a joint basis and (ii) authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.8 within the range of the difference between the Buyer’s position with respect thereto and the Seller’s position with respect thereto.  The determination of the Independent Accounting Firm shall be accompanied by a certificate of the Independent Accounting Firm that it reached such determination in accordance with the provisions of this Section 2.8.  The Seller and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30 days following the submission thereof.  Judgment may be entered upon the written determination of the Independent Accounting Firm in any court referred to in Section 10.8.  The costs of any dispute resolution pursuant to this Section 2.8(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne (i) by the Buyer, if the Seller’s calculation of the Closing Working Capital is closer to the Final Closing Working Capital calculated by the Independent Accounting Firm, or (ii) by the Seller, if the Buyer’s calculation of the Closing Working Capital is closer to the Final Closing Working Capital calculated by the Independent Accounting Firm.  Any retainer charged by the Independent Accounting Firm shall be paid 50% by the Buyer and 50% by the Seller, with such amount to be reimbursed by the party responsible for paying the cost of the review in accordance with the immediately preceding sentence.  The fees and disbursements of the Representatives of each party incurred in connection with their preparation or review of the Closing Balance Sheet and calculation of the Closing Working Capital and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(d)                                 If the Closing Working Capital is a negative number between negative $4,260,000 and negative $3,260,000, no adjustment shall be made to the Purchase Price.  If the Closing Working Capital is a larger negative number than negative $4,260,000, the Purchase Price shall be decreased by an amount equal to the difference between the Closing Working Capital and negative $4,260,000, and the Seller shall pay the amount of such decrease in the Purchase Price to the Buyer.  If the Closing Working Capital is (A) a smaller negative number than negative $3,260,000 or (B) a positive number, the Purchase Price shall be increased by an amount equal to the difference between the Closing Working Capital and negative $3,260,000, and the Buyer shall pay the amount of such increase in the Purchase Price to the Seller; provided, that the Purchase Price shall not be increased by an amount greater than $1,000,000.

(e)                                  Payment in respect of Section 2.8(d) shall be made within three Business Days of final determination of the Closing Working Capital pursuant to the provisions of this Section 2.8 by wire transfer of United States dollars in immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least one Business Day prior to such payment date.  If the amount to be paid pursuant to Section 2.8(d) is not paid within four Business Days of the final determination of the Closing Working Capital, such amount to be paid shall bear interest at a rate equal to 7.5% plus the rate of interest from time to time announced publicly by the Wall Street Journal as the United States prime rate (the “Prime Rate”), calculated on the basis of a year of 365 days and the number of days elapsed from (i) the date that is three Business Days after the final determination of the Closing Working Capital to (ii) the date of such payment.

(f)                                    The parties acknowledge and agree that the purpose of the adjustments contemplated by this Section 2.8 is to determine if the Final Closing Working Capital is (i) less than negative $4,260,000, and if so, the amount of the difference between Final Closing Working Capital and negative $4,260,000, (ii) greater than negative $3,260,000, and if so, the amount of the difference between Final Closing Working Capital and negative $3,260,000, or (iii) equal to or greater than negative $4,260,000 and equal to or less than negative $3,260,000, and the adjustment procedures set forth in this Section

2.8 are not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications, or estimation methodologies for the purpose of determining the Final Closing Working Capital, so long as the judgments, accounting methods, policies, practices, procedures, classifications, or estimation methodologies used in the parties’ determination of the Final Closing Working Capital are consistent with the requirements set forth in this Section 2.8.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules delivered by the Seller to the Buyer on the date of this Agreement (as modified, amended or supplemented pursuant to this Agreement, each a “Schedule” and, collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:

Section 3.1                                      Organization and Qualification.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Business as it is now being conducted.  The Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 3.2                                      Authority.

(a)                                  The Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Stockholder Approval, to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Seller are necessary to approve this Agreement and each of the Ancillary Agreements to which it will be a party or to consummate the transactions contemplated hereby, subject to the adoption and approval of this Agreement by the holders of at least a majority of the outstanding shares of the Seller’s common stock (the “Stockholder Approval”).  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will have been, duly executed and delivered by the Seller.  Assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)                                 The Stockholder Approval is the only vote of the holders of any class or series of the Seller’s capital stock or other securities required in connection with the consummation of the transactions contemplated by this Agreement and each of the Ancillary Agreements.

Section 3.3                                      No Conflict; Required Filings and Consents.

(a)                                  Except as set forth in column (vii) on Schedule 3.16(a) of the Disclosure Schedules, the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                                     conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Seller;

(ii)                                  conflict with or violate any Law applicable to the Seller, the Business or any of the Purchased Assets or by which the Seller, the Business or any of the Purchased Assets are bound or affected; or

(iii)                               result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any Rights under, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any Material Business Contract.

(b)                                 The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the Purchased Assets.

Section 3.4                                      Title to Assets; Sufficiency of Assets.

(a)                                  The Seller has good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance, other than (i) liens for current taxes and assessments not yet past due; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business consistent with past practice of the Business; (iii) Encumbrances required by, or granted, created or perfected under, the U.K. Credit Facility and the U.S. Credit Facility (which Encumbrances related to the Purchased Assets shall be released in full as of the Closing); (iv) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the conduct of the Business as currently conducted, and (v) Encumbrances set forth on Schedule 3.4(a) of the Disclosure Schedules (collectively, “Permitted Encumbrances”).  The delivery to the Buyer of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to the Buyer good and valid title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances.

(b)                                 The Purchased Assets constitute all of the assets, properties and rights necessary and sufficient, together with the services to be provided by the Seller or its Affiliates to the Buyer or its Affiliates pursuant to the Transition Services Agreement, and together with the Intellectual Property to be licensed to the Buyer under the IP License Agreement, for the conduct and operation of the Business as currently conducted in all material respects.

Section 3.5                                      Financial Statements.

(a)                                  True and complete copies of the audited consolidated balance sheets of the Seller as at December 31, 2010 and 2009, and the related audited consolidated statements of results of operations and cash flows of the Seller, together with all related notes and schedules thereto, accompanied by the reports thereon of the Seller’s independent auditors (collectively referred to as the “Seller Financial Statements”), and true and complete copies of the unaudited consolidated balance sheet of the Business as at February 28, 2011 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”), are attached hereto as Schedule 3.5 of the Disclosure Schedules.  The Seller Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Seller and (ii) fairly present, in all material respects, the consolidated financial position and results of operations of the Seller as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein. The Seller Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto).  The Balance Sheet is correct and complete in all material respects, and has been prepared in accordance with the books and records of the Seller and the Specified Accounting Procedures.

(b)                                 The books of account and financial records of the Seller pertaining to the Business are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.

Section 3.6                                      Absence of Certain Changes or Events.  Since the date of the Balance Sheet, except for any actions occurring after the date hereof as permitted by Section 5.1:  (a) the Seller has conducted the Business in all material respects in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; (c) neither the Business nor the Purchased Assets have suffered any material loss, damage, destruction or other casualty affecting any Purchased Assets, whether or not covered by insurance; and (d) the Seller has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.7                                      Compliance with Law; Permits.

(a)                                  The Seller is and has since December 31, 2009 been in compliance in all material respects with all Laws applicable to the Seller in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets.  Neither the Seller nor any of its executive officers has received since December 31, 2007 any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Seller is not in compliance in all material respects with any such Laws.

(b)                                 Schedule 3.7(b) of the Disclosure Schedules sets forth a true and complete list of all Permits necessary for the Seller to own, lease and operate the Purchased Assets and to carry on the Business as currently conducted.  The Seller is and has since December 31, 2007 been in compliance in all material respects with all such Permits.  No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the knowledge of the Seller, threatened.  None of the Permits will be transferred to the Buyer.

Section 3.8                                      Litigation.  There is no Action pending or, to the knowledge of the Seller, threatened in connection with the Business or the Purchased Assets or the Seller’s ownership or operation thereof that involves an amount greater than $50,000 or seeking any equitable or injunctive relief.  There is no Action pending or, to the knowledge of the Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the knowledge of the Seller, threatened investigation by any Governmental Authority relating to the Business, the Purchased Assets, the Seller’s ownership or operation thereof or the transactions contemplated by this Agreement or the Ancillary Agreements.  There is no Action by the Seller pending, or which the Seller has commenced preparations to initiate, against any other Person in connection with the Business or the Purchased Assets that involves an amount greater than $50,000 or seeks any equitable or injunctive relief.

Section 3.9                                      Employee Benefit Plans.

(a)                                  The Seller has previously provided to the Buyer a complete and accurate list of the names of all current Business Employees, specifying their position and description of the areas of responsibility with respect to the Business, and their salary, date of hire, business location, commission, bonus and incentive entitlements and identifying which Business Employees are currently receiving long-term or short-term disability benefits or are absent from active employment on pregnancy, parental or adoption leave and their anticipated dates of return to active employment.

(b)                                 Schedule 3.9(b) of the Disclosure Schedules sets forth a true and complete list of all Employee Plans that cover any Business Employee.

(c)                                  None of the Pension Plans that covers any Business Employee who is a resident of the United States is a Multiemployer Plan or a Pension Plan that is subject to either Title IV of ERISA or Section 412 of the Code.

(d)                                 To the knowledge of the Seller, each Pension Plan that covers any Business Employee that is intended to be tax-qualified is so qualified, and the Seller has received a favorable determination or opinion letter with respect to such Pension Plan.

(e)                                  Each Welfare Plan which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in material compliance with the provisions of Part 6 of Title I of ERISA and Section 4980B of the Code at all times.

(f)                                    Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any Business Employee under any Employee Plan (including the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

Section 3.10                                Labor and Employment Matters.

(a)                                  The Seller is not a party to any labor or collective bargaining Contract that pertains to any Business Employees.  To the knowledge of the Seller, there are no union organizing activities pending or threatened.  There is, and during the past five years there has been, no labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the knowledge of the Seller, threatened against or affecting the Business or the Seller in connection with the Business.  The Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract affecting any Business Employees.  There are no pending or, to the knowledge of the Seller, threatened union grievances or union representation proceedings involving any Business Employees.

(b)                                 The Seller has not engaged and is not engaging in any unfair labor practice in connection with the Business.  No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Seller, threatened with respect to the Business or the Seller in connection with the Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c)                                  The Seller has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Business Employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor in connection with the Business.  The Seller has paid in full to all Business Employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf thereof.

(d)                                 The Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to or affecting Business Employees or employment practices in connection with the Business.  Neither the Seller nor any of its executive officers has received within the past two years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Business and, to the knowledge of the Seller, no such investigation is in progress.  To the knowledge of the Seller, no current Business Employee intends, or is expected, to terminate his employment relationship with the Business following the consummation of the transactions contemplated hereby.

(e)                                  Within the past five years, the Seller has not effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Seller, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Seller related to the Business, nor has the Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case with respect to which there are any unsatisfied liabilities.  No Business Employee has suffered an “employment loss” (as defined in the WARN Act or any similar state or local law) in the past 90 days.  As used in this Agreement, “WARN Act” means the Worker Adjustment and Retraining Notification Act (the “WARN Act”), 29 U.S.C. §§ 2101 et seq.

Section 3.11                                Personal Property.  All of the Personal Property taken as a whole has been maintained in all material respects in accordance with past practice and generally accepted industry practice.  The Personal Property taken as a whole is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put.  All leased Personal Property included in the Purchased Assets is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

Section 3.12                                Intellectual Property.

(a)                                  Schedule 3.12(a) of the Disclosure Schedules sets forth a true and complete list of all registered Marks, Patents and Copyrights included in the Purchased Intellectual Property, including any pending applications to register any of the foregoing, (collectively, the “Scheduled IP”).

(b)                                 None of the Scheduled IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Seller, no such action is or has been threatened with respect to any of the Scheduled IP within the prior five years.

(c)                                  The Seller exclusively owns, free and clear of any and all Encumbrances, all Business Intellectual Property and, to the knowledge of the Seller, all other Intellectual Property used in the conduct of the Business (including all Intellectual Property created for the Seller by any current or former employees or contractors of the Seller) except for Intellectual Property that is in the public domain or licensed to the Seller by a third-party licensor pursuant to a written license agreement that remains in effect.  The Seller has not received any notice or claim in writing challenging its ownership of any of the Business Intellectual Property owned (in whole or in part) by the Seller within the prior five years, nor to the knowledge of the Seller is there a reasonable basis for any claim that it does not so own any of such Business Intellectual Property owned (in whole or in part) by the Seller.

(d)                                 The Seller has taken all reasonable steps in accordance with the Seller’s established practices to protect its rights in the Business Intellectual Property and to maintain the confidentiality of all information that constitutes a Trade Secret included therein.  All current and former employees, consultants and contractors of the Seller have executed and delivered proprietary information, confidentiality and assignment agreements substantially in the Seller’s standard forms, copies of which standard forms have previously been provided to the Buyer.  The Seller has not disclosed, other than where the Seller has made a commercially reasonable business judgment to intentionally disclose, and has no obligation to disclose, to another Person any material Trade Secrets used in the conduct of the Business except pursuant to a confidentiality agreement or undertaking having customary terms and, to the knowledge of the Seller, no Person has materially breached any such agreement or undertaking.

(e)                                  All registered Marks, issued Patents and registered Copyrights included in the Scheduled IP are subsisting and, to the knowledge of the Seller, valid and enforceable, and the Seller has not received any notice or claim in writing challenging the validity or enforceability of any such Scheduled IP or alleging any misuse of such Scheduled IP within the prior five years.  The Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Scheduled IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(f)                                    The operation of the Business by the Seller has not infringed upon, misappropriated, violated or diluted, and does not infringe upon, misappropriate, violate or dilute, any Intellectual Property of any third party.  The Seller has not received any notice or claim asserting that any such infringement, misappropriation, violation or dilution is or may be occurring or has or may have occurred, within the prior five years, nor to the knowledge of the Seller, is there a reasonable basis therefor.  The Seller has not received any written communication containing an offer to license to the Seller for use in the conduct of the Business, or a request that the Seller consider whether it wishes to obtain a license for use in the conduct of the Business, under any patent owned by a third party.  No Business Intellectual Property owned (in whole or in part) by the Seller is subject to any outstanding order, judgment, decree or stipulation restricting the use or licensing thereof by the Seller or the Business.  No third party is misappropriating, infringing, diluting or violating any Business Intellectual Property owned (in whole or in part) by the Seller in a material manner.

(g)                                 Schedule 3.12(g)(1) of the Disclosure Schedules sets forth a complete and accurate list of all written agreements granting to the Seller any right under or with respect to any Intellectual Property owned by a third party other than COTS Technology or Open Source Licenses that is used in the conduct of the Business (collectively, the “Inbound License Agreements”), indicating for each the title and the parties thereto.  Schedule 3.12(g)(2) of the Disclosure Schedules sets forth a complete and accurate list of all written license agreements under which the Seller grants any rights under any Business Intellectual Property (collectively, “Outbound License Agreements”).  There is no outstanding or, to the knowledge of the Seller, threatened in writing, claim of breach by the Seller with respect to any Inbound License Agreement or any Outbound License Agreement.  The execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not give rise to any right of any third party to terminate or otherwise modify or impair any of the Seller’s rights or obligations under, any Inbound License Agreement or Outbound License Agreement.

(h)                                 The Seller has not transferred ownership of any Intellectual Property that was used in the conduct of the Business within the prior three years.  Except to the Buyer, the Seller has not granted any exclusive license with respect to any material Business Intellectual Property or otherwise agreed to restrict or limit its use of any material Business Intellectual Property.  The Business Intellectual Property constitutes all of the Intellectual Property owned by the Seller that is used in the conduct of the Business.  The Purchased Intellectual Property, the Excluded Intellectual Property licensed to the Buyer pursuant to the IP License Agreement and the Intellectual Property licensed under the Inbound License Agreements and Open Source Licenses, together with the Seller’s rights with respect to the COTS Software, constitute all of the Intellectual Property necessary for the conduct of the Business as currently conducted.  Upon the consummation of the Closing, the Buyer shall succeed to all of the Seller’s rights and interest in or under all material Purchased Intellectual Property, and all of the Seller’s rights under all Purchased Intellectual Property shall be exercisable by the Buyer to the same extent as by the Seller prior to the Closing.

(i)                                     Except as set forth in Schedule 3.12(i) of the Disclosure Schedules, none of the products owned by the Seller that are sold, licensed or otherwise made available by the Seller in the conduct of the Business (“Seller Products”) are being sold, licensed or otherwise made available in a manner that subjects such Seller Products to any provision of any open source or other type of license agreement:  (i) requiring the Seller to publicly distribute or make available any source code of any software owned by the Seller and included in such Products under such agreement; (ii) prohibiting or limiting the Seller from charging a fee or receiving consideration in connection with sublicensing or distributing such software; or (iii) requiring the Seller to grant a license of such software for the purpose of making derivative works (any such open source or other type of license agreement described in clause (i), (ii) or (iii) above, an “Open Source License”).  By way of clarification, but not limitation, the term “Open Source License” shall include:  (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (B) the Artistic License (e.g., PERL); (C) the Mozilla Public License; (D) the Netscape Public License; (E) the Sun Community Source License (SCSL); and (F) the Sun Industry Standards License (SISL).  The Seller has complied in all material respects, and is in compliance in all material respects, with all Open Source Licenses, which are applicable to such Seller Products, including all copyright notice and attribution requirements.  Schedule 3.12(i) of the Disclosure Schedules (w) lists all software licensed by the Seller under an Open Source License that is included by the Seller in any Seller Products (x) identifies the license applicable thereto (including the specific version thereof under which such software was licensed), (y) identifies a url at which the applicable software is available and the applicable license is identified, and (z) describes the manner in which such software has been used or distributed.

(j)                                     To the knowledge of the Seller, no (i) government funding or (ii) facilities of a university, college, other educational institution or research center was used in the development of any of the Business Intellectual Property.  The Seller is not now and has never been a member or promoter of, or a contributor to, any industry standards body that would reasonably be expected to require or obligate the Seller to grant or offer to any other person any license or right to any Business Intellectual Property.  The Seller does not have a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other person any license or right to any Business Intellectual Property by virtue of the Seller’s or any other person’s membership in, promotion of, or contributions to any industry standards body.

(k)                                  The Seller has complied with all applicable Laws and the Seller’s privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected or obtained by the Seller or by or on behalf of the Seller, in each case, in the conduct of the Business.  The Seller has not received a complaint regarding the Seller’s use, collection, storage, disclosure or transfer of personally identifiable information collected or obtained by the Seller in the conduct of the Business.

(l)                                     The technology systems and infrastructure, including middleware, servers, workstations, routers, and all other information technology software or equipment used by the Seller in the conduct of the Business are adequate for the conduct of the

Business as currently conducted; provided, that the parties acknowledge that not all of such technology systems and infrastructure will be included in the Purchased Assets. The Seller has implemented commercially reasonable procedures to protect the information technology systems used by the Seller in the conduct of the Business from unauthorized access.  To the knowledge of the Seller, there have been no unauthorized intrusions or breaches of the security of the information technology systems used by the Seller in the conduct of the Business.

Section 3.13                                Receivables.  All Business Receivables reflected on the Balance Sheet (i) represent valid obligations arising from sales actually made or services actually performed, delivered or rendered to unaffiliated customers in bona fide arm’s length transactions in the ordinary course of business and (ii) to the knowledge of the Seller, are not subject to any right of recourse, defense, deduction, return of goods, counterclaim, or offset.  Schedule 3.13 of the Disclosure Schedule contains a true, correct and complete list of the outstanding accounts and notes receivable of the Seller relating to the Business as of the date hereof broken out with respect to the aging of such accounts and notes receivable in terms of (i) less than 30 days past due; (ii) between 30 and 60 days past due; (iii) between 60 and 90 days past due; and (iv) over 90 days past due.

Section 3.14                                Taxes                 .  The Seller has completed and timely filed (after taking into account any extensions) all Returns that relate to the Business or the Purchased Assets.  All such Returns are accurate, complete and correct in all material respects and the Seller has timely paid all Taxes shown as due on such Returns.  All Taxes required to be paid under all applicable Laws in respect of the Purchased Assets have been timely paid to the respective governmental authorities or have been set aside in accounts for such purposes or accrued, reserved against and entered upon the Seller Financial Statements.  There are no Tax Encumbrances (other than liens for Taxes which are not yet due and payable) upon any of the Purchased Assets.  The Seller is not a foreign person within the meaning of Section 1445 of the Code.

Section 3.15                                Environmental Matters.

(a)                                  The Seller is in compliance in all material respects with all applicable Environmental Laws in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets.  The Seller has not received since December 31, 2007 any written communication or complaint from a Governmental Authority or other Person alleging that the Seller has any liability under any Environmental Law or is in noncompliance with any Environmental Law.

(b)                                 There is and has been no Release or threatened Release of Hazardous Substances in noncompliance with Environmental Laws on any properties (including any buildings, structures, improvements, soils and surface, subsurface and ground waters thereof) currently or formerly owned, leased or operated by or for the Business or the Seller in connection with the Business, at any location to which the Seller has sent any Hazardous Substances or at any other location with respect to which the Seller or the Business has or is reasonably likely to have material liability.  To the knowledge of the Seller, no underground storage tank or water, gas or oil well, is or has been located on any property described in the foregoing sentence that has not been closed or removed in compliance with Environmental Laws.  The Seller has not been notified that it is liable for any Release of, threatened Release of or contamination by Hazardous Substances in connection with the Business or the Purchased Assets under any Environmental Law.  There is no pending or, to the knowledge of the Seller, threatened investigation by any Governmental Authority, nor any pending or, to the knowledge of the Seller, threatened Action with respect to the Business or the Seller in connection with the Business relating to Hazardous Substances or otherwise under any Environmental Law.

(c)                                  The Seller holds all Environmental Permits, and is and has been in compliance therewith in all material respects.

(d)                                 For purposes of this Agreement:

(i)                                     “Environmental Laws” means:  any Laws of any Governmental Authority relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.

(ii)                                  “Environmental Permits” means all Permits under any Environmental Law necessary for the Seller to own, lease and operate the Business and the Purchased Assets and to carry on the Business in all material respects as currently conducted.

(iii)                               “Hazardous Substances” means:  (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

(iv)                              “Release” has the meaning set forth in Section 101(22) of CERCLA.

Section 3.16                                Material Business Contracts.

(a)                                  Except as set forth in Schedule 3.16(a) of the Disclosure Schedules, there are no Business Contracts of the following nature (such Contracts as are required to be set forth in Schedule 3.16(a) of the Disclosure Schedules being, collectively, “Material Business Contracts”):

(i)                                     any broker, distributor, dealer, manufacturer’s representative, franchise, agency, continuing sales or purchase, sales promotion, market research, marketing, consulting or advertising Business Contract that involves a future or potential liability to the Business in excess of $25,000 on an annual basis or in excess of $25,000 over the current term of the Business Contract;

(ii)                                  any Business Contract (other than intercompany loans between the Seller and one or more of its Subsidiaries or solely between Subsidiaries of the Seller) relating to or evidencing indebtedness of the Business or the Seller in connection with the Business, including mortgages, other grants of security interests, guarantees or notes that involves a future or potential liability to the Business in excess of $50,000;

(iii)                               any Business Contract with any Governmental Authority;

(iv)                              any Business Contract with any Ten-Percent Shareholder or Related Party of the Seller;

(v)                                 [reserved]

(vi)                              any Business Contract that limits, or purports to limit, the ability of the Seller or the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of the Seller or the Business to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third person “most favored nation” status or any type of special discount rights;

(vii)                           any Business Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that requires a consent to assignment, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(viii)                        any Business Contract pursuant to which the Seller is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property or (B) any tangible personal property and, in the case of clause (B), that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $25,000;

(ix)                                any Business Contract for the sale or purchase of any real property, or for the sale or purchase of any tangible personal property in an amount in excess of $25,000;

(x)                                   any Business Contract providing for indemnification to or from any Person with respect to liabilities relating to the Seller, the Business, the Purchased Assets or the Assumed Liabilities;

(xi)                                any Business Contract relating in whole or in part to any Business Intellectual Property;

(xii)                             any joint venture or partnership, merger, asset or stock purchase or divestiture Business Contract;

(xiii)                          any Business Contract with any labor union or providing for benefits under any Employee Plan;

(xiv)                         any Business Contract relating to settlement of any administrative or judicial proceedings within the past five years;

(xv)                            any Business Contract that results in any Person holding a power of attorney; and

(xvi)                         any other Business Contract (other than sales commission Contracts between the Seller and an employee or independent contractor of the Seller), whether or not made in the ordinary course of business, that (A) involves a future or potential liability or receivable, as the case may be, in excess of $60,000 on an annual basis or in excess of $75,000 over the current Business Contract term; (B) has a term greater than one year and cannot be cancelled by the Seller without penalty or further payment and without more than 30 days’ notice; or (C) is material to the Business or the Purchased Assets, taken as a whole.

(b)                                 Each Material Business Contract is a legal, valid and binding agreement and is in full force and effect and is enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).  Neither the Seller nor, to the knowledge of the Seller, any other party is in material breach or material violation of, or (with or without notice or lapse of time or both) material default under, any Material Business Contract, nor, within the last two years, has the Seller received any written claim of any such material breach, material violation or material default.  The Seller has not received notice that it is in violation of any “most favored nations” provision of any Material Business Contract, and, to the knowledge of the Seller, the Seller is in compliance with all pricing provisions of the “most favored nations” provisions of the Material Business Contracts.  The Seller has delivered or made available to the Buyer true and complete copies of all Material Business Contracts, including any amendments thereto.

Section 3.17                                Clients and Suppliers.

(a)                                  Schedule 3.17(a) of the Disclosure Schedules sets forth a true and complete list of (i) the names of all clients, customers and licensors of the Business (including the Seller and its Affiliates) with a billing for each such client of $500,000 or more during the 12 months ended March 31, 2011, (ii) the amount for which each such Person was invoiced during such period and (iii) the percentage of the total sales of the Business represented by sales to each such Person during such period.  The Seller has not received any written notice and, to the knowledge of the Seller, there is no reason to believe that any of such Persons (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Business or (B)  is seeking to reduce the price it will pay for the services of the Business.  To the knowledge of the Seller, none of such Persons has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Schedule 3.17(b) of the Disclosure Schedules sets forth a true and complete list of (i) all suppliers or licensors of the Business (including the Seller and its Affiliates) from which the Seller ordered products or services with an aggregate purchase price for each such supplier of $25,000 or more during for the 12 months ended March 31, 2011and (ii) the amount for which each such Person invoiced the Seller during such period.  The Seller has not received any written notice and to the knowledge of the Seller, there is no reason to believe that there has been any material adverse change in the price of such supplies or services provided by any such Person, or that any such Person will not sell supplies or services to the Buyer at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Seller, subject to general and customary price increases.  To the knowledge of the Seller, no such Person has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.18                                Product Liability.  The Seller has no material liability for, and has not received written notice of any product liability, material backcharge or other similar claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (a) services rendered by or on behalf of the Business during the period until and including the Closing Date; (b) the sale, distribution, erection or installation of any product, good, component or other item manufactured, sold or delivered by or on behalf of the Business, or the provision of services by or on behalf of the Business, before the Closing Date (except with respect to any liability or obligation arising out of any action by the Buyer after the Closing Date); or (c) the operation of the Business or the ownership of the Purchased Assets during the period until and including the Closing Date.

Section 3.19                                Warranties.  The Seller has heretofore delivered to the Buyer true and correct copies of all written warranties (including descriptions of material additional work and field repairs) currently in effect covering the respective products and services of the Business.  Other than as disclosed on Schedule 3.19 of the Disclosure Schedules, the Seller has no reserves or holdbacks relating to warranty obligations under Business Contracts to be assigned to the Buyer.  On a cumulative basis, the Seller has no potential outstanding liability for penalties in excess of $200,000 for failure to meet service-level obligations under the Business Contracts to be assigned to the Buyer.

Section 3.20                                Conduct of Business.  The Seller has conducted and operated the Business only through the Seller and its Subsidiaries and not through any other Affiliate of the Seller.

Section 3.21                                Affiliate Interests and Transactions.

(a)                                  No Related Party of the Seller:  (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Business (other than ownership of up to 4% of the outstanding securities of a public company for investment purposes); (ii) owns or has owned, directly or indirectly, or has or has had any financial interest in any property (real or personal, tangible or intangible) used in the Business; (iii) has or has had any business dealings or a financial interest in any transaction with the Business or with the Seller involving the Business or any of the Purchased Assets, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms; or (iv) is or has been a Business Employee (other than executive officers of the Seller and its Subsidiaries).

(b)                                 There are no outstanding notes payable to, accounts receivable from or advances by the Business or by the Seller in connection with the Business or involving any assets thereof to any Ten-Percent Shareholder or Related Party of the Seller, and neither the Business nor the Seller in connection with the Business is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Ten-Percent Shareholder or Related Party of the Seller.  Since the date of the Balance Sheet, neither the Business nor the Seller in connection with the Business has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Ten-Percent Shareholder or Related Party of the Seller, other than the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.22                                Insurance.  Schedule 3.22 of the Disclosure Schedules sets forth a true and complete list of all casualty, general liability, product liability and all other types of insurance maintained with respect to the Business and the Purchased Assets, together with the carriers and liability limits for each such policy.  No claim currently is pending under any such policy involving an amount in excess of $50,000.

Section 3.23                                Certain Payments.  Neither the Seller (nor any of its respective directors, executives, representatives, agents or employees) in connection with the Business or the Purchased Assets (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.24                                Export and Trade.  The Seller and each of its Subsidiaries are in compliance in all material respects with all statutory and regulatory requirements relating to export controls and trade sanctions under the Laws of the United States, as well as applicable Laws of each jurisdiction in which the Business operates, including the Export Administration Regulations administered by the U.S. Department of Commerce (including anti-boycott laws), International Traffic in Arms Regulations and regulations administered by the Office of Foreign Assets Control.

Section 3.25                                Brokers.  Except as set forth on Schedule 3.25 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

Section 3.26                                Disclosure.  None of the representations or warranties of the Seller contained in this Agreement and none of the statements made by the Seller in the Disclosure Schedules contains any untrue statement of a material fact or omits to state a material fact necessary, in light of the circumstances in which they were made, to make the statements herein or therein not misleading.

Section 3.27                                Rights Agreement.  The Rights Agreement between the Seller and American Stock Transfer & Trust Company LLC, dated March 4, 2009, as amended (the “Rights Agreement”), expired by its terms and has no further force or effect.  The transactions contemplated by this Agreement will not result in the distribution of rights under the Rights Agreement or otherwise result in any consequences under the Rights Agreement, or any similar rights agreement or “poison pill.”

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 4.1                                      Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership, lease and operation of its properties or the conduct of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, do not materially affect the power and authority of the Buyer to enter into this Agreement and consummate the transactions contemplated hereby.

Section 4.2                                      Authority.  The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly and validly executed and delivered by the Buyer.  Assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

Section 4.3                                      No Conflict; Required Filings and Consents.

(a)                                  The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)                                     conflict with or violate the certificate of incorporation or bylaws of the Buyer;

(ii)                                  conflict with or violate any Law applicable to the Buyer; or

(iii)                               result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer is a party, except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b)                                 The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby.

Section 4.4                                      Financing.  The Buyer has sufficient funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.5                                      Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 4.6                                      Litigation.  There is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its Affiliates that would reasonably be expected to materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.7                                      Non-Reliance.  The Buyer acknowledges that the Seller is not making any representation or warranty other than the representations and warranties set forth in this Agreement.  Without limiting the generality of the foregoing, the Buyer acknowledges that, except to the extent expressly set forth in this Agreement, the Seller is not making any representation or warranty with respect to (a) any financial projection or forecast relating to the Business or the Purchased Assets, (b) the merchantability or fitness for any particular purpose of the Purchased Assets, (c) the prospects of the Business, or (d) any other information made available, whether pursuant to any presentation made by or on behalf of the Seller, pursuant to any electronic or physical delivery of documentation or other information, or otherwise, to the Buyer or its Representatives, and the Buyer expressly disclaim any such representation or warranty.

ARTICLE V
COVENANTS

Section 5.1                                      Conduct of Business Prior to the Closing.  Between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise agree in writing, which agreement shall not be unreasonably withheld, the Seller shall cause the Business to be conducted only in the ordinary course consistent with past practice, and shall use commercially reasonable efforts to preserve substantially intact the Business, keep available the services of the current Business Employees of the Business and preserve the current relationships of the Business with customers, suppliers and other persons with which the Business has significant business relations.  All requests by the Seller for prior written consent of the Buyer pursuant to this Section 5.1 shall be delivered to the Person and at the address as set forth in Section 10.3(iii), and the Buyer shall respond to any such request within three Business Days of the date the Buyer receives such request.  By way of amplification and not limitation, between the date of this Agreement and the Closing Date, the Seller shall not do or propose to do, directly or indirectly, any of the following in connection with the Business or the Purchased Assets without the prior written consent of the Buyer:

(a)                                  sell, pledge, dispose of or otherwise subject to any Encumbrance, other than Permitted Encumbrances, any Purchased Assets, other than (i) sales or transfers of Business Receivables in the ordinary course of business consistent with past practice or (ii) other dispositions of Purchased Assets with an aggregate value that does not exceed $25,000;

(b)                                 incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, in each case affecting the Business or the Purchased Assets, except advances to employees for business purposes in the ordinary course of business consistent with past practice;

(c)                                  amend, waive, modify (other than by automatic extension or renewal if deemed an amendment or modification of any such Contract) in any material respect or consent to the termination (other than by expiration) of any Business Contract set forth on Schedule 2.1(c) of the Disclosure Schedules, or amend, waive, modify (other than by automatic extension or renewal if deemed an amendment or modification of any such Contract) in any material respect or consent to the termination (other than by expiration) of the Seller’s rights thereunder, other than in each case in the ordinary course of business consistent with past practice, or enter into any Contract relating primarily to the Business or the Purchased Assets that (i) involves a future or potential liability or receivable, as the case may be, in excess of $25,000 or (ii) has a term greater than one year and cannot be cancelled by the Seller without penalty or further payment and without more than 30 days’ notice; provided, however, that this Section 5.1(c) shall not apply to the renewal of the Seller’s director and officer liability insurance policy or employment practices liability insurance policy, in each case in the ordinary course of business;

(d)                                 authorize, or make any commitment with respect to, capital expenditures with respect to the Business which are, in the aggregate, in excess of $50,000 for the Business taken as a whole;

(e)                                  acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets that would constitute Purchased Assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement that would relate primarily to the Business;

(f)                                    enter into any lease of real or personal property or any renewals thereof (other than by automatic renewal) in connection with the Business involving a term of more than one year or rental obligation exceeding $10,000 per year in any single case;

(g)                                 (i) increase the compensation payable or to become payable or the benefits provided to the Business Employees listed on Schedule 5.9(b) or Schedule 5.9(c) of the Disclosure Schedules, (ii) grant any severance or termination payment to, or loan or advance any amount to, any Business Employee listed on Schedule 5.9(b) or Schedule 5.9(c) of the Disclosure Schedules (other than advances for business purposes in the ordinary course of business consistent with past practice or as required by Law), (iii) establish, adopt, enter into or amend, except as may be required by applicable law, any Employee Plan that covers any Business Employee listed on Schedule 5.9(b) or Schedule 5.9(c) of the Disclosure Schedules, or (iv) hire any additional employees who would be Business Employees (notwithstanding the above, the Seller shall be obligated to provide prior notice to the Buyer, but shall not require the consent of the Buyer, in connection with the hiring of any employee at its Colorado or Bangalore locations);

(h)                                 enter into any Contract with any Ten-Percent Shareholder or Related Party of the Seller that primarily relates to the Business or the Purchased Assets;

(i)                                     make any change in any method of accounting or accounting practice or policy affecting the financial statements of the Business, except as required by GAAP;

(j)                                     make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Return relating to the Business other than on a basis consistent with past practice;

(k)                                  pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Business or the Purchased Assets, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(l)                                     except as set forth in Schedule 3.16(xvi) of the Disclosure Schedules, compromise, waive or release any right or claim relating to the Business or the Purchased Assets other than rights or claims constituting Excluded Liabilities, other than in the ordinary course of business consistent with past practice;

(m)                               permit the lapse of any existing policy of insurance relating to the Business or the Purchased Assets without entering into replacement policies of insurance comparable in amounts and scope of coverage relating to the Business or the Purchased Assets;

(n)                                 permit the lapse of any right relating to Business Intellectual Property or any other intangible asset used or held for use in connection with the Business;

(o)                                 accelerate the collection of or discount any Business Receivables, delay the payment of liabilities that would become Assumed Liabilities or defer expenses, reduce Inventories or otherwise increase cash on hand in connection with the Business, except in the ordinary course of business consistent with past practice;

(p)                                 use any Purchased Asset to pay any costs or expenses arising out of or relating to the transactions contemplated by this Agreement or the Ancillary Agreements;

(q)                                 commence or settle any Action involving an amount in excess of $25,000 in the aggregate or involving equitable or injunctive relief relating to the Business, the Purchased Assets or the Assumed Liabilities;

(r)                                    take any action, or intentionally fail to take any action, that would cause any representation or warranty made by the Seller in this Agreement or any Ancillary Agreement to be untrue or result in a breach of any covenant made by the Seller in this Agreement or any Ancillary Agreement, or that has or would reasonably be expected to have a Material Adverse Effect; or

(s)                                  announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2                                      Covenants Regarding Information.

(a)                                  Subject to the terms of the confidentiality agreement dated July 26, 2010 between the Buyer and the Seller (the “Confidentiality Agreement”), from the date hereof until the Closing Date, the Seller shall afford the Buyer and its officers, directors, principals, employees, advisors, auditors, agents, bankers and other representatives (collectively, “Representatives”) reasonable access (including for inspection and copying) during normal business hours and upon reasonable prior notice to the Purchased Assets and the Seller’s Representatives, properties, offices, plants and other facilities, and books and records relating to the Business and the Purchased Assets, and shall furnish the Buyer with such financial, operating and other data and information in connection with the Business and the Purchased Assets as the Buyer may reasonably request.

(b)                                 Within three Business Days of the Closing Date, the Seller will deliver or cause to be delivered to the Buyer all original agreements (or copies thereof to the extent such items are not in the possession or control of the Seller or are Shared Records), documents, books and records and files stored on computer disks or tapes or any other storage medium in the possession of the Seller relating to the Business and the Purchased Assets.

(c)                                  In order to facilitate the resolution of any claims made by or against or incurred by the Buyer after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Seller shall:  (i) retain all books, documents, information, data, files and other records of the Seller that relate to the Business, the Purchased Assets or the Assumed Liabilities for periods prior to the Closing and which shall not otherwise have been delivered to the Buyer; (ii) upon reasonable notice, afford the Buyer and its Representatives reasonable access (including for inspection and copying, at the Buyer’s expense), during normal business hours, to such books, documents, information, data, files and other records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to the Business, the Purchased Assets or the Assumed Liabilities; and (iii) furnish the Buyer and its Representatives reasonable assistance (at the Buyer’s expense), including access to personnel, in connection with any such claims and other proceedings; provided, further, that solely as it relates to information with respect to Tax matters, such access shall be granted until the later of seven years following the Closing and the expiration date of the applicable statute of limitations with respect to Tax matters.  The Seller shall permit, promptly upon reasonable request, the Buyer and its Representatives to use original copies of any such records for purposes of litigation; provided, that such records shall promptly be returned to the Seller following such use.  The Seller shall not destroy any such books and records without providing the Buyer with written notice detailing the contents of such books and records, and providing the Buyer with the opportunity to obtain such books and records, at least 90 days prior to the destruction thereof.

(d)                                 In order to facilitate the Buyer’s review of the items to be delivered by the Seller pursuant to Section 7.3(f), following the delivery thereof, the Seller shall provide the Buyer and its Representatives with reasonable access during normal business hours and upon reasonable prior notice to the appropriate personnel of the Seller to all supporting financial statements, working papers and other documentation reasonably requested by the Buyer.

(e)                                  Notwithstanding the above, any request for access or information pursuant to this Section 5.2 shall be subject to such reasonable limitations as the Seller may impose with respect to information wholly unrelated to the Business, the Purchased Assets or the Assumed Liabilities.  In the event that the Seller determines that the provision of information pursuant to this Section 5.2 will jeopardize any attorney-client privilege, the Seller shall not be required to provide access to or furnish such information to the Buyer; provided, however, that the parties shall take all reasonable measures to permit compliance with Section 5.2 in a manner that avoids any such consequence.  The Seller and the Buyer intend that any provision of access to, or the furnishing of, information pursuant to this Section 5.2 that would otherwise be within the ambit of any legal privilege shall not operate as a waiver of such privilege.

Section 5.3                                      No Solicitation.

(a)                                  Subject to Section 5.3(b), the Seller shall not, and shall take all action necessary to ensure that none of its Affiliates or any of their respective Representatives shall:  (i) solicit, initiate, or knowingly encourage or facilitate (provided, for the avoidance of doubt, that responding to unsolicited third party inquiries, proposals or offers shall not be deemed to “encourage” or “facilitate” any such inquiry, proposal or offer) any inquiry, proposal or offer with respect to, or any inquiry, proposal or offer that is reasonably likely to lead to, any Acquisition Proposal or (ii) enter into, continue or otherwise participate in any substantive discussions or negotiations regarding, or furnish to any Person, other than the Buyer or any of its Representatives, any non-public information with respect to, any Acquisition Proposal.  The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons (other than the Buyer and its Representatives) conducted heretofore with respect to any of the foregoing.

(b)                                 Notwithstanding anything in this Agreement to the contrary, if at any time following the date of this Agreement and prior to obtaining the Stockholder Approval, (1) the Seller receives a written Acquisition Proposal that the Seller Board believes in good faith to be bona fide, (2) such Acquisition Proposal did not result from a material violation of Section 5.3(a), (b) or (c), (3) the Seller Board determines in good faith (after consultation with outside counsel and its financial advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) the Seller Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to constitute a breach of its fiduciary duties under applicable Law, then the Seller may (and may authorize its Affiliates and its and their Representatives to) (x) furnish non-public information with respect to the Seller and its Affiliates to the Person making such Acquisition Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement, provided, that any non-public information, other than non-public information relating exclusively to the Service Activation/Mediation Products and Services, provided to any Person given such access shall have previously been provided to the Buyer or shall be provided to the Buyer prior to or concurrently with the time it is provided to such Person, and (y) enter into, conduct, participate in discussions or negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal or otherwise participate in or facilitate any such discussions or negotiations.

(c)                                  Neither the Seller Board nor any committee thereof shall (i) (A) publicly announce that it has withdrawn (or modified or qualified in any manner adverse to the Buyer) the approval, recommendation or declaration of advisability by the Seller Board or any such committee thereof of this Agreement, each of the Ancillary Agreements or any of the other transactions contemplated hereby or (B) adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal (each such action set forth in this Section 5.3(c)(i) being referred to herein as an “Adverse Recommendation Change”) or (ii) cause or permit the Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Alternative Acquisition Agreement”) constituting any Acquisition Proposal (other than an Acceptable Confidentiality Agreement referred to in Section 5.3(b)).  Notwithstanding the foregoing, at any time prior to obtaining the Stockholder Approval, the Seller Board may, if the Seller Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that have been offered by the Buyer pursuant to this Section 5.3(c), make an Adverse Recommendation Change; provided, however, that (1) no Adverse Recommendation Change may be made in response to an Acquisition Proposal unless the Seller Board determines in good faith (after consultation with outside counsel and its financial advisors) that such Acquisition Proposal constitutes a Superior Proposal and until after the fourth Business Day following the Buyer’s receipt of written notice from the Seller advising the Buyer that the Seller Board intends to make an Adverse Recommendation Change, and specifying the material terms and conditions of, and the identity of any Person making, any Superior Proposal that is the basis of the proposed action by the Seller Board, and, to the extent then permitted by the Seller’s obligations under any confidentiality agreement with the Person making such Superior Proposal entered into prior to the date of this Agreement, unless such Superior Proposal is a proposal or an offer to purchase or acquire all of the assets of the Seller, contemporaneously furnishing a copy of any relevant Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Seller and a new two Business Day period), (2) during such four Business Day period or two Business Day period, as applicable, the Seller shall, and shall cause its financial and legal advisors to, negotiate with the Buyer in good faith (to the extent the Buyer seeks to negotiate) to make such adjustments to the terms and conditions of this Agreement as would enable the Seller to proceed with its recommendation of this Agreement and not make an Adverse Recommendation Change and (3) the Seller shall not make an Adverse Recommendation Change if, prior to the expiration of such four Business Day period, the Buyer makes a binding proposal to adjust the terms and conditions of this Agreement such that the Seller Board determines in good faith (after consultation with outside counsel and its financial advisors) that its fiduciary duties do not require it to make an Adverse Recommendation Change after giving effect to, among other things, the payment of the High Termination Fee set forth in Section 9.3(a).

(d)                                 In addition to the obligations of the Seller set forth in Sections 5.3(a), (b) and (c), the Seller promptly, and in any event within 48 hours of receipt, shall advise the Buyer in writing in the event the Seller or any of its Affiliates or Representatives receives (i) any Acquisition Proposal or (ii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the material terms and conditions of such Acquisition Proposal, request, inquiry, proposal or offer.  The Seller shall keep the Buyer informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any material amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer.  Without limiting any of the foregoing, the Seller shall promptly (and in any event within 48 hours) notify the Buyer orally and in writing if it determines to begin providing non-public information or to engage in substantive discussions or negotiations concerning an Acquisition Proposal pursuant to Sections 5.3(a), (b) or (c).

(e)                                  The Seller shall not, and shall not cause its Affiliates to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Seller’s ability to comply with any of the terms of this Section 5.3.

(f)                                    Nothing contained in this Section 5.3 shall prohibit the Seller from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act with respect to an Acquisition Proposal or taking and disclosing a position contemplated by Rules 14e-2(a) and 14d-9 under the Exchange Act, in each case after the commencement of a tender offer (within the meaning of Rule 14d-2 under the Exchange Act), (ii) issuing a statement in connection with an Acquisition Proposal that does not involve the commencement of a tender offer (within the meaning of Rule 14d-2 under the Exchange Act), so long as the statement includes no more information than would be required for a “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act if such provision were applicable, or (iii) making any disclosure to the stockholders of the Seller if, in the good faith judgment of the Seller Board (after consultation with outside counsel), failure to so disclose would be inconsistent with its duties under applicable Law; provided, however, that in no event shall this Section 5.3(f) affect the obligations of the Seller specified in Sections 5.3(c) and (d); and provided further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 9.1(c)(ii)) unless the Seller Board expressly reaffirms its recommendation to its stockholders in favor of the adoption of this Agreement within the earlier of (i) 10 Business Days after such disclosure or (ii) two Business Days prior to the Stockholders Meeting.

(g)                                 For purposes of this Agreement:

(i)                                     “Acquisition Proposal” means any proposal or offer from any Person or “group” of Persons (as defined in the Exchange Act and the rules promulgated thereunder) (other than the Buyer and its Affiliates) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of assets of the Business that generate 15% or more of the net revenues or net income or that represent 15% or more of the total assets (based on fair market value) of the Business or the Purchased Assets.  Notwithstanding anything above to the contrary, the parties acknowledge and agree that any proposal or offer from any Person or group of Persons relating solely to any direct or indirect acquisition or purchase of all or any portion of Excluded Assets shall not constitute an “Acquisition Proposal” hereunder.

(ii)                                  “Superior Proposal” means any unsolicited bona fide written Acquisition Proposal that the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal (including financing, timing, and breakup fee and expense reimbursement provisions) and the Person making the Acquisition Proposal, (A) if consummated would be more favorable to the stockholders of the Seller from a financial point of view than the transactions contemplated by this Agreement (including taking into account (1) any adjustment to the terms and conditions proposed by the Buyer in response to such proposal pursuant to Section 5.3(c) or otherwise and (2) the Termination Fee) and (B) if accepted, is reasonably likely to be completed on the terms proposed; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to 15% shall be deemed to be references to “75%.”

Section 5.4                                      Proxy Statement; Stockholders Meeting.

(a)                                  As soon as reasonably practicable following the date of this Agreement (and in any event within 45 calendar days after the date hereof), the Seller shall prepare and file with the SEC a proxy statement in a form mutually agreed upon by the Seller and the Buyer (the “Proxy Statement”).  The Seller will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Seller’s stockholders as promptly as reasonably practicable following clearance by the SEC of the Proxy Statement.  The Seller will advise the Buyer, promptly after it receives notice thereof, of any request by the SEC to amend the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.  If prior to the time the Stockholder Approval is obtained any event occurs with respect to the Seller or any Affiliate of the Seller, or any change occurs with respect to information supplied by or on behalf of the Seller or the Buyer, respectively, for inclusion in the Proxy Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Seller or the Buyer, as applicable, shall promptly notify the other of such event, and the Seller and the Buyer shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Seller’s stockholders.

(b)                                 The Seller shall, as promptly as reasonably practicable after the date hereof, take all action necessary in accordance with Delaware General Corporation Law and the Seller’s certificate of incorporation and bylaws to (i) duly call, give notice of, convene and (ii) hold a meeting of its stockholders (the “Stockholders Meeting”) as promptly as reasonably practicable following clearance by the SEC of the Proxy Statement for the purpose of obtaining the Stockholder Approval.  Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.3(b), the Seller, through the Seller Board, shall (x) recommend to the Seller’s stockholders that they adopt this Agreement and (y) include such recommendation in the Proxy Statement.  Without limiting the generality of the foregoing, the Seller agrees that its obligations pursuant to the first sentence of this Section 5.4(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Seller or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change; provided, that the foregoing shall not prohibit accurate disclosure in the Proxy Statement or otherwise (and such disclosure shall not be deemed to be an Adverse Recommendation Change) of factual information regarding the business, financial condition or results of operations of the Seller or the fact that an Acquisition Proposal has been made, the identity of the Person making such proposal or the material terms of such proposal, to the extent the Seller Board determines in good faith (after consultation with outside counsel) that such information, facts, identity or terms are required to be disclosed under applicable Law.

Section 5.5                                      Non-Competition; Non-Solicitation.

(a)                                  For a period of three years following the Closing, the Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly through any Person or contractual arrangement:

(i)                                     engage in, or consult or assist any third party engaging in, any business, worldwide, that manufactures, produces or supplies products or services of the kind licensed, manufactured, produced, supplied or maintained by the Business as currently conducted or that could be used by a national or regional number portability administration center (“Competing Business”), or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, exert any influence upon, participate in, render services or advice to, or allow any of its officers or employees (while employed by the Seller or its Subsidiaries) to be connected as an officer, employee, partner, member, stockholder (other than a less than five percent (5%) stockholder in a publicly held company), consultant or otherwise with, any Person engaged in a Competing Business; provided, that the term “Competing Business” shall not include any business of the Seller and its Subsidiaries insofar as it relates to (A) those products or services involving number searching, reservation, allocation, charging, number portability, SIM ordering and other SIM card information used solely to operate the Seller’s subscriber profile activation and verification products or services; the Seller’s device activation, device management, and device personalization products and services; and the Seller’s mediation products and services (collectively, the “Seller’s Service Activation/Mediation Products and Services”); (B) collection and processing of billing records, including call detail records, for a variety of purposes, including rating, billing, fraud prevention and analytics in connection with the Seller’s Service Activation/Mediation Products or Services; (C) collection and processing of subscriber and service profile information from network and business systems, for the purposes of comparing, auditing, reconciling and synchronizing such data between systems used solely in connection with the Seller’s Service Activation/Mediation Products or Services; and (D) management of individual numbers that are available for, or have been allocated to, a device, but not managing the overall number inventory, through and in connection with the Seller’s Service Activation/Mediation Products and Services (collectively “Permitted Business”);

(ii)                                  solicit, recruit or hire any person who at any time on or after the date of this Agreement is a Transferring Employee; provided, that the foregoing shall not prohibit (A) a general solicitation to the public or general advertising or similar methods of solicitation by search firms not specifically directed at Transferring Employees or (B) the Seller or any of its Subsidiaries from soliciting, recruiting or hiring any Transferring Employee who has ceased to be employed or retained by the Buyer or any of its Subsidiaries for at least nine months; provided, that the restriction set forth in this subsection (ii) shall not apply with regards to any Transferring Employee who has been terminated by the Buyer or its Subsidiaries without cause.

(iii)                               approach or seek Competing Business from any Customer (as hereinafter defined), refer Competing Business from any Customer to any Person or be paid commissions based on Competing Business sales received from any Customer by any Person.  For purposes of this Section 5.5, the term “Customer” means any Person to which (A) the Seller or any of its Subsidiaries provided products or services of the Business or (B) the Buyer or any of its Subsidiaries provided products or services similar to those offered by the Business, in each case during the 36-month period prior to the time at which any determination shall be made that any such Person is a Customer; provided, that the foregoing shall not prohibit any referral of business by the Seller to the Buyer or the Buyer’s Affiliates; provided, further, that for the avoidance of doubt, nothing in Section 5.5(a)(i) or this Section 5.5(a)(iii) shall restrict the Seller or its Subsidiaries from seeking Permitted Business from a Customer, using Customer lists or other Customer information learned by the Seller in pursuing the Business to seek such Permitted Business, and engaging in Permitted Business with a Customer; or

(iv)                              make (A) negative or (B) false statements about the Buyer or any of its Subsidiaries in any way that would or would reasonably be expected to adversely affect the goodwill, reputation or business relationships of the Business, the Buyer or any of its Subsidiaries with the public generally, or with any of their customers, suppliers or employees; provided, that the restriction under this Section 5.5(a)(iv)(A) shall not apply to truthful statements made by the Seller in connection with an Action or a post-Closing dispute between the Seller and the Buyer in connection with this Agreement or any Ancillary Agreement.

(b)                                 The Seller acknowledges that the covenants of the Seller set forth in this Section 5.5 are an essential element of this Agreement and that any breach by the Seller of any provision of this Section 5.5 will result in irreparable injury to the Buyer.  The Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate.  The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.5 are reasonable and proper to protect the legitimate interest of the Buyer.

(c)                                  If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.5 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement.  If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.5 because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

Section 5.6                                      Notification of Certain Matters; Supplements to Disclosure Schedules.

(a)                                  Prior to the Closing Date, the Seller shall give prompt written notice to the Buyer of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of the Seller contained in this Agreement or any Ancillary Agreement, if made on or immediately following the date of such event, untrue or inaccurate in any material respect, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (iii) any failure of the Seller or any Affiliate of the Seller to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (v) any Action pending or, to the knowledge of the Seller, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)                                 The Seller shall update or supplement the Disclosure Schedules (a “Disclosure Schedule Update”) at any point, and from time to time, until the Closing Date with respect to (i) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by the Seller in this Agreement or (ii) any event, condition, fact or circumstance that occurs or arises on or after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by the Seller in this Agreement.  No such supplement, or any information the Buyer may otherwise obtain from the Seller or any other Person, shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 7.3, except as provided in Section 5.6(c) below.

(c)                                  If (i) the Seller delivers a Disclosure Schedule Update pursuant to Section 5.6(b)(ii) that, based on the Seller’s reasonable belief, contains any matter that could reasonably be expected to, directly or indirectly, (A) subject the Seller or the Buyer to additional Losses that would be indemnifiable by the other party pursuant to Article VIII in an amount in excess of $1,500,000, or (B) otherwise result in a Material Adverse Effect (any such update, a “Material Development Update”), and (ii) the Buyer does not within 15 Business Days of receipt of such Material Development Update exercise its right to terminate the Agreement pursuant to Section 9.1(c)(v), then such Disclosure Schedule Update shall be deemed to have amended the Disclosure Schedules for all purposes under this Agreement, including for purposes of indemnification pursuant to Article VIII and for purposes of determining the satisfaction of the conditions set forth in Section 7.3.

Section 5.7                                      Payment of Liabilities.  The Seller shall pay or otherwise satisfy in the ordinary course of business consistent with past practice, prior to the Closing, all of the liabilities and obligations incurred in connection with the Business and shall pay, after the Closing, the Excluded Liabilities.  After the Closing, the Buyer shall pay or otherwise satisfy the Assumed Liabilities.

Section 5.8                                      Bulk Transfer Laws.  Prior to the Closing, the Seller shall comply with the requirements of all applicable bulk sale, bulk transfer or similar laws in all jurisdictions.

Section 5.9                                      Employee Matters.

(a)                                  Except as specifically provided in this Section 5.9 or in the Transition Services Agreement:  (i) the Buyer shall not adopt, become a sponsoring employer of, or have any obligations under or with respect to the Employee Plans, and the Seller shall be solely responsible for any and all liabilities and obligations that have been incurred or may be incurred under or in connection with any Employee Plan; (ii) the Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of Business Employees who do not become Transferring Employees (as defined below), whether such liabilities arise before, on or after the Closing Date; and (iii) the Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of any Transferring Employee before the date such employee actually commences employment with the Buyer and its Affiliates pursuant to Section 5.9(b) and (iv) the Buyer shall be solely responsible for any and all liabilities arising out of or relating to the employment of any Transferring Employee on and after the date such employee actually commences employment with the Buyer or its Affiliates.

(b)                                 On or prior to the Closing Date, the Buyer shall, or shall cause one of its Affiliates to, extend offers of employment to each Business Employee listed on Schedule 5.9(b) of the Disclosure Schedules who is actively at work as of the Closing Date (all such employees who accept the Buyer’s offer of employment are referred to as the “Transferring Employees”), on such terms and conditions as determined by the Buyer, which terms and conditions shall be substantially similar to or better than the terms and conditions on which similarly situated employees of the Buyer or its Affiliates are employed.  For purposes of this Agreement, any Business Employee who is not at work on the Closing Date due to a short-term absence (including due to vacation, holiday, jury duty, illness, authorized short-term leave of absence or short-term disability) shall be deemed to be “actively at work”; provided, that any such individuals that are on authorized short-term leave of absence or short-term disability shall not be deemed to constitute “Transferring Employees” until such time as they return to active employment.  The Seller shall terminate the employment of all Transferring Employees immediately prior to the Closing and shall cooperate with and use its reasonable best efforts to assist the Buyer in its efforts to secure satisfactory employment arrangements with those employees of the Seller to whom the Buyer makes offers of employment.

(c)                                  On or prior to the Closing Date, the Buyer shall cause a third party management provider to extend offers of employment to each Business Employee located in Bangalore listed on Schedule 5.9(c) of the Disclosure Schedules who is actively at work as of the Closing Date (all such employees who accept the third party’s offer of employment are referred to as the “Bangalore Employees”), on such terms and conditions as determined by the Buyer, which terms and conditions shall be substantially similar to or better than the terms and conditions on which such Business Employees are employed by the Seller.  The Seller shall terminate the employment of all Bangalore Employees immediately prior to the Closing and shall cooperate with and use its reasonable best efforts to assist the Buyer and the designated third party in their efforts to secure satisfactory employment arrangements with those employees of the Seller to whom the designated third party makes offers of employment.

(d)                                 The Seller shall comply with the requirements of the WARN Act or any similar state, provincial or local law with respect to any “plant closing” or “mass layoff,” as those terms are defined in the WARN Act or such other applicable law, which may result from the Seller’s termination of the employment of any of its employees in connection with (i) the transactions contemplated hereby through the Closing Date and (ii) otherwise.  The Buyer shall comply with the requirements of the WARN Act or any similar state, provincial or local law with respect to any “plant closing” or “mass layoff,” as those terms are defined in the WARN Act or such other applicable law, which may result from the Buyer’s termination of the employment of any of its employees in connection with (i) the transactions contemplated hereby from and after the Closing Date and (ii) otherwise.

(e)                                  The Seller shall comply with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA, with respect to any employee, former employee or beneficiary of any such employee or former employee who is covered under any group health plan, as defined in Section 5000(b)(1) of the Code (a “Group Health Plan”), maintained by the Seller as of the Closing Date or whose “qualifying event” within the meaning of Section 4980B(f) of the Code occurs on or prior to the Closing Date, whether pursuant to the provisions of COBRA or otherwise.  The Buyer shall comply with the provisions of COBRA with respect to Transferring Employees and any qualified beneficiaries of any Transferring Employees who are covered under any Group Health Plan maintained by the Buyer or its Affiliates after the Closing Date.

(f)                                    The Buyer shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferring Employees under the medical, prescription drug and dental plans of the Buyer that cover Transferring Employees after the Closing, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under the corresponding Employee Plan; (ii) provide prior service credit for service with the Seller under certain Employee Plans of the Buyer and its Affiliates; (iii) provide Transferring Employees with benefits substantially similar to those benefits provided to the Buyer’s similarly situated employees, in accordance with the terms of the Employee Plans of the Buyer and its Affiliates; provided, however, that no Transferring Employee shall receive prior service credit for vacation, sick leave or paid time off balances paid to the Transferring Employee by the Seller; and (iv) provide for direct rollover of 401(k) plan accounts with respect to the Transferring Employees into the Buyer’s eligible retirement plan; provided, however, that no Transferring Employee may directly rollover any 401(k) plans loans in-kind.

(g)                                 Nothing contained in this Agreement shall create any third-party beneficiary rights in any Transferring Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferring Employee by the Buyer or under any benefit plan that the Buyer may maintain.

(h)                                 Nothing contained in this Agreement shall confer upon any Transferring Employee any right with respect to continued employment by the Buyer, nor shall anything herein interfere with the right of the Buyer to terminate the employment of any Transferring Employee at any time, with or without cause, following the effective date of his or her employment with the Buyer, or restrict the Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferring Employees; provided, that to the extent a Transferring Employee is terminated during the period after the Closing Date and on or before the six-month anniversary of the Closing Date, the Buyer shall provide such Transferring Employee with the severance benefits such Transferring Employee is entitled to under the Buyer’s severance policy in effect as of the date such Transferring Employee is terminated; provided, however, that no severance benefits shall be provided to any Transferring Employee who voluntarily terminates employment or is terminated for cause.

(i)                                     The Seller shall make all payments due under applicable Law, any Employee Plan or any Contract to any Business Employee in connection with the termination of such Business Employee’s employment with the Seller.

(j)                                     The Seller shall make, and shall be solely responsible for, all severance, bonus, change in control or other payments due to any employee of the Seller as a result of the consummation of the transactions contemplated by this Agreement, including, but not limited to, all payments due under or with respect to any Change in Control Agreement between the Seller and any employee of the Seller.

Section 5.10                                Confidentiality.

(a)                                  Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the Confidentiality Agreement, which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5.10 shall terminate.  If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)                                 For a period of three years following the Closing Date, the Seller shall not, and the Seller shall cause its Subsidiaries and the respective Representatives of the Seller and its Subsidiaries not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Seller or its Subsidiaries may furnish such portion (and only such portion) of the Confidential Information as the Seller or such Subsidiary reasonably determines it is legally obligated to disclose if:  (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent the Seller or such Subsidiary from being held in contempt or becoming subject to any other penalty under applicable Law; provided, further, that, subject to Section 5.13, nothing contained herein shall prevent the Seller from promptly making all filings with any Governmental Authority (including the Seller’s ongoing reporting obligations under the Exchange Act, including Items 1.01 and 2.01 of Form 8-K) or disclosures with The Nasdaq Capital Market, or any other stock exchange or quotation service on which the Seller’s capital stock is then listed, as is required in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.  For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Business (including Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data), the Purchased Assets, the Assumed Liabilities or the transactions contemplated hereby, except for data or information that (x) is or becomes available to the public other than as a result of a breach of this Section 5.10 or (y) is disclosed to the Seller by a third party who had the right to make such disclosure without any confidentiality restrictions.  Notwithstanding anything herein to the contrary, subject to Section 5.5, the Seller and its Subsidiaries and the respective Representatives of the Seller and its Subsidiaries may use for its or their own benefit or divulge or convey to any third party, the portion of Shared Confidential Information that is related to or used (or held for use) in the conduct of the business of the Seller following the Closing.  For purposes of this Section 5.10, “Shared Confidential Information” shall mean Confidential Information that relates to both the Business any other business of the Seller.

(c)                                  Effective as of the Closing, the Seller hereby assigns to the Buyer all of the Seller’s right, title and interest in and to any confidentiality agreements entered into by the Seller (or its Subsidiaries or Representatives) in connection with any transaction involving the acquisition or purchase of all or any portion of the Business or the Purchased Assets.  From and after the Closing, the Seller will take all actions reasonably requested by the Buyer in order to assist in enforcing the rights so assigned.  The Seller shall use its commercially reasonable efforts to cause any such Person to return to the Seller any documents, files, data or other materials constituting Confidential Information that were provided to such Person in connection with the consideration of any such transaction.

(d)                                 Notwithstanding anything in this Agreement to the contrary, after the Closing, the Seller may, with the consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, disclose any Ancillary Agreements (with the economic terms of such agreements redacted) that have not previously been filed as exhibits to the Seller’s filings with the SEC and any Confidential Information of the Business to any Person and such Person’s Representatives in connection with the potential acquisition by such Person of the Seller or substantially all of the Seller’s assets; provided, however, that the Seller shall not disclose to such Person or its Representatives any Confidential Information of the Business that the Buyer reasonably determines is commercially sensitive.

Section 5.11                                Consents and Filings.  The Seller and the Buyer shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (a) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including all third-party consents required under any Material Business Contracts, (b) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required by any applicable Law and (c) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  In furtherance and not in limitation of the foregoing,  the Seller shall permit the Buyer reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and the Seller shall not settle or compromise any such claim, suit or cause of action without the Buyer’s written consent.  Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (x) require the divestiture of any assets of the Buyer or any of its Affiliates or any portion of the Business or the Purchased Assets or (y) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Business or the Purchased Assets or any of the Buyer’s or its Affiliates’ other assets or businesses.

Section 5.12                                Cooperation Regarding Purchased Intellectual Property; Patent and Trademark Files.

(a)                                  At the Buyer’s request and expense, the Seller will provide commercially reasonable assistance to the Buyer in connection with the maintenance, defense, prosecution and/or enforcement of any Patents or Marks included in the Purchased Intellectual Property.  The Seller agrees that the commercially reasonable assistance that it will provide hereunder at the request of the Buyer will include the full disclosure to the Buyer of all pertinent factual or other information and data reasonably available to the Seller relating to the Patents or Marks included in the Purchased Intellectual Property; the execution of all applications, specifications, oaths, declarations, affidavits, assignments and all other instruments which the Buyer reasonably requests with respect to such Patents or Marks; making factual witnesses available upon the reasonable request of the Buyer and participation in any litigation defenses, including the giving of testimony in any suit, legal action, hearing, investigation, or other proceeding relating to such Patents or Marks.

(b)                                 Within 30 calendar days after the Closing Date, the Seller will transfer to the Buyer all of the Seller’s files relating to any Patents or Marks included in the Purchased Intellectual Property, including all patent and trademark registration prosecution files, all laboratory notebooks relating to the inventions that are the subject of any of such Patents, the originals of all assignments relating to the inventions that are the subject of such Patents, as executed by each of the inventors named therein, a list of the names and addresses of each patent or trademark counsel or agent who prosecuted or is prosecuting any patent application or trademark registration application included in the Purchased Intellectual Property and any files relating to the enforcement of such Patents or Marks (including any correspondence or other materials relating to any suspected infringement thereof).

Section 5.13                                Public Announcements.  On and after the date hereof and (a) through the Closing Date and (b) after the Closing Date with respect to (i) any Item 2.01 Form 8-K to be filed on or after the Closing Date by the Seller or the Buyer and (ii) any press release announcing the Closing to be issued on or after the Closing Date by the Seller or the Buyer, the Seller and the Buyer shall consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release, SEC filing or other public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such SEC filing or public statement prior to such consultation, except as may be required by applicable Law or any listing requirement of any party hereto with a stock exchange on which such party’s capital stock is then listed.

Section 5.14                                Master Reseller and Subcontractor Agreement.  Following the date hereof and prior to the Closing Date, the Seller and the Buyer shall negotiate and agree on the Master Reseller and Subcontractor Agreement to be entered into by the Seller and the Buyer at the Closing (the “Master Reseller and Subcontractor Agreement”), which agreement shall be on the terms set forth in the Master Reseller and Subcontractor Agreement Term Sheet attached hereto as Exhibit F.

ARTICLE VI
TAX MATTERS

Section 6.1                                      Apportionment of Taxes.  The Seller shall be responsible for and pay any Taxes with respect to the Business and the Purchased Assets acquired by the Buyer relating to periods (or portions thereof) ending on or before the Closing Date.  The Buyer shall be responsible for any Taxes with respect to the Business and the Purchased Assets relating to periods (or portions thereof) beginning after the Closing Date.  For the sole purpose of appropriately apportioning any Taxes relating to a period that includes (but that does not end on) the Closing Date, the portion of such Tax (or refund of such Tax) that is attributable to the portion of such period that ends on the Closing Date shall be (a) in the case of a Tax that is not transaction-based (e.g., real and personal property Taxes), the total amount of such Tax for the full Tax period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days from the beginning of such Tax period to and including the Closing Date and the denominator of which is the total number of days in such full Tax period and (b) in the case of a Tax that is transaction-based (e.g., income Taxes, employment Taxes and sales Taxes), the Tax that would be due with respect to such partial period, if such partial period were a full Tax period, apportioning income, gain, expenses, loss, deductions and credits equitably based on an interim closing of the books.

Section 6.2                                      Transfer Taxes.  The Seller shall be responsible for all stamp, transfer, documentary, sales and value added Taxes (and similar Taxes ordinarily arising upon asset transfers), if any, incurred as a result of the purchase and the sale of the Purchased Assets (collectively, “Transfer Taxes”). The Buyer and the Seller agree to cooperate in the preparation and filing of any tax returns with respect to Transfer Taxes.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1                                      General Conditions.  The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)                                  Stockholder Approval.  The Stockholder Approval shall have been obtained in accordance with applicable Law.

(b)                                 No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), including any Law that may be administered by the U.S.  Department of Treasury’s Office of Foreign Assets Controls (OFAC) or the U.S. Department of Commerce’s Bureau of Industry and Security (BIS), that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 7.2                                      Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a)                                  Representations, Warranties and Covenants.  The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date.  The Buyer shall have performed in all material respects (other than with respect to covenants that are qualified as to materiality or Material Adverse Effect, which covenants shall be performed in all respects) all obligations and agreements and complied with in all material respects (other than with respect to covenants that are qualified as to materiality or Material Adverse Effect, which covenants shall be complied with in all respects) all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(b)                                 Deliveries.  The Seller shall have received an executed copy of each of the documents listed in Section 2.7(c).

Section 7.3                                      Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)                                  Representations, Warranties and Covenants.  The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date.  The Seller shall have performed in all material respects (other than with respect to covenants that are qualified as to materiality or Material Adverse Effect, which covenants shall be performed in all respects) all obligations and agreements and complied with in all material respects (other with respect to covenants that are qualified as to materiality or Material Adverse Effect, which covenants shall be complied with in all respects) all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.

(b)                                 Consents and Approvals.  The Seller shall have obtained (and shall have provided true, correct and complete copies thereof to the Buyer) all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all novations, assignments, waivers, consents, approvals or other authorizations, and effected all of the registrations, filings and notices required in connection with the Key Business Contracts.

(c)                                  No Litigation.  No Action shall have been commenced by or before any Governmental Authority that, in the reasonable, good faith determination of the Buyer, is reasonably likely to (i) require divestiture of any assets of the Buyer as a result of the transactions contemplated by this Agreement or the divestiture of any Purchased Assets, (ii) prohibit or impose limitations on the Buyer’s ownership or operation of all or a material portion of the Business or the Purchased Assets or any of its other businesses or assets (or those of any of its Subsidiaries or Affiliates) or (iii) impose limitations on the ability of the Buyer or its Affiliates, or render the Buyer or its Affiliates unable, effectively to control the Business or the Purchased Assets in any material respect.

(d)                                 Deliveries.  The Buyer shall have received an executed copy of each of the documents listed in Section 2.7(b).

(e)                                  Further Instruments and Documents.  The Buyer shall have received such further instruments and documents as are necessary to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained and the performance of all conditions to the consummation of such transactions.

(f)                                    Estimated Closing Balance Sheet and Estimated Closing Working Capital.  At least three Business Days prior to the Closing, the Seller shall deliver to the Buyer (i) its estimated unaudited balance sheet of the Business, dated as of the Closing Date (the “Estimated Closing Balance Sheet”), (ii) its written estimate of the Closing Working Capital (the “Estimated Closing Working Capital”), (iii) a list of the Business Receivables that the Seller expects to be outstanding as of the Closing Date and estimated amounts thereof, (iv) a list of the Prepaid Items that the Seller expects to be outstanding as of the Closing Date and estimated amounts thereof, and (v) a list of the warranty and service obligations and Unearned Revenue that the Seller expects to be outstanding as of the Closing Date and estimated amounts thereof under the Business Contracts, each prepared in good faith in accordance with the Specified Accounting Procedures and in accordance with the example set forth on Schedule 2.8(a) of the Disclosure Schedules.

ARTICLE VIII
INDEMNIFICATION

Section 8.1                                      Survival of Representations and Warranties and Covenants.

(a)                                  The representations and warranties of the Seller and the Buyer contained in this Agreement shall terminate upon the date that is the 12-month anniversary of the Closing Date, and all liability of the parties hereto with respect to such representations and warranties (including for indemnification for breach of such representations and warranties under this Article VIII) shall thereupon be extinguished; provided, however, that:

(i)                                     the representations and warranties set forth in Sections 3.1 and 4.1 relating to organization and existence, Sections 3.2 and 4.2 relating to authority, Section 3.4(a) relating to title to the Purchased Assets and Sections 3.25 and 4.5 relating to broker’s fees and finder’s fees (Sections 3.1, 3.2, 3.4(a), 3.25, 4.1, 4.2 and 4.5 are collectively referred to herein as the “Core Representations”), shall survive indefinitely; and

(ii)                                  the representations and warranties set forth in Section 3.14 relating to Taxes shall survive until the close of business on the 45th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

(b)                                 All liability of the parties hereto with respect to the covenants and agreements of the Seller and the Buyer contained in this Agreement (including for indemnification for breach of such covenants and agreements under this Article VIII) shall terminate upon the date that is 12 months after the Closing Date (or, in the case of those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, the date that is 12 months following the date by which such covenant or agreement is required to be performed) and shall thereupon be extinguished.

(c)                                  Neither the Seller nor the Buyer shall have any liability whatsoever with respect to any such representations and warranties unless a Claim Notice or Third-Party Claim Notice is delivered in accordance with Section 8.4(e) prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved. The survival periods set forth herein are in lieu of, and the parties hereto expressly waive, any otherwise applicable statute of limitations.

Section 8.2                                      Indemnification by the Seller.  Subject to and as limited by the provisions of this Article VIII, the Seller shall defend, indemnify and hold harmless the Buyer and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (the “Buyer Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)                                  any breach of any representation or warranty made by the Seller contained in this Agreement;

(b)                                 any breach of any covenant or agreement by the Seller contained in this Agreement;

(c)                                  any of the Excluded Liabilities; and

(d)                                 the Seller’s failure to comply with the terms and conditions of any bulk sales or bulk transfer or similar laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Purchased Assets to the Buyer or its Subsidiaries.

For the avoidance of doubt, the fact that the Loss incurred by a Buyer Indemnified Party as a result of, arising from or relating to a breach of a representation, warranty or covenant by the Seller relates to an Assumed Liability shall not preclude indemnification under this Article VIII to such Buyer Indemnified Party.

Section 8.3                                      Indemnification by the Buyer                                     .  The Buyer shall defend, indemnify and hold harmless the Seller and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing (the “Seller Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to:

(a)                                  any breach of any representation or warranty made by the Buyer contained in this Agreement;

(b)                                 any breach of any covenant or agreement by the Buyer contained in this Agreement; and

(c)                                  any of the Assumed Liabilities.

For the avoidance of doubt, the fact that the Loss incurred by a Seller Indemnified Party as a result of, arising from or relating to a breach of a representation, warranty or covenant by the Buyer relates to an Excluded Liability shall not preclude indemnification under this Article VIII to such Seller Indemnified Party.

Section 8.4                                      Procedures.

(a)                                  In order for a Buyer Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall deliver written notice thereof to the party against whom indemnity is sought (the

“Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim and shall provide the Indemnifying party with such information with respect thereto as the Indemnifying Party may reasonably request, including reasonable detail of the basis for the Third-Party Claim, and, to the extent reasonably practicable, a reasonable estimate of the amount of such Third-Party Claim (such notice, a “Third-Party Claim Notice”).  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)                                 If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third-Party Claim pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of notice from the Indemnified Party of the commencement of such Third-Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof.  If the Indemnifying Party does not expressly elect to assume the defense of such Third-Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.4(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third-Party Claim.  If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third-Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest; provided, that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be responsible for the fees and expenses of more than one separate counsel (in addition to any local counsel) for the Indemnified Party.  If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third-Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third-Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c)                                  If the Indemnifying Party assumes the defense of any Third-Party Claim, then the Indemnifying Party shall promptly pay to the Indemnified Party as and when invoices are received by the Indemnifying Party the amount of any invoices for reasonable attorneys’ fees incurred by the Indemnified Party in accordance with Section 8.4(b), or other Losses for which the Indemnified party is entitled to be indemnified under this Article VIII.  If the Indemnifying Party has not elected to assume the defense of a Third-Party Claim but either (i) the Indemnifying Party has acknowledged in writing its obligation to indemnify the Indemnified Party against Losses that may result in connection with such Third-Party Claim or (ii) a court of competent jurisdiction has determined that the Indemnifying Party is required hereunder to indemnify such Losses, then in either such case the indemnification required hereunder in respect of such Losses shall be made by prompt payment by the Indemnifying Party of the amount of actual Losses in connection therewith, as and when invoices are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party.

(d)                                 The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(e)                                  In the event any Indemnified Party has a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall promptly deliver written notice of such claim (a “Claim Notice”) to the Indemnifying Party, including reasonable detail of the basis for such claim and, to the extent reasonably practicable, a good faith estimate of the amount of such claim.  Subject to Section 8.5(a), the failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII.  If the Indemnifying Party does not notify the Indemnified Party within 20 days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand.  If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(f)                                    Notwithstanding the provisions of Section 10.8, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such

Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

Section 8.5                                      Limits on Indemnification.

(a)                                  No claim may be asserted against either party for breach of any representation, warranty or covenant contained herein unless a Claim Notice or Third-Party Notice is delivered with respect to the subject matter of such claim on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 8.1, in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement:

(i)                                     The maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller and its Affiliates and the Representatives, successors and assigns of each of the foregoing by the Buyer Indemnified Parties pursuant to Section 8.2(a) shall be $5,000,000;

(ii)                                  The maximum aggregate amount of indemnifiable Losses that may be recovered from the Buyer and its Affiliates and the Representatives, successors and assigns of each of the foregoing by the Seller Indemnified Parties pursuant to Section 8.3(a) shall be $5,000,000;

(iii)                               An Indemnifying Party shall not be liable to any Indemnified Party for any claim for indemnification pursuant to Sections 8.2(a) or Section 8.3(a) unless and until the aggregate amount of indemnifiable Losses that may be recovered from such Indemnifying Party equals or exceeds $260,000 (the “Basket Amount”), in which case the Indemnifying Party shall be liable only for the Losses in excess of the Basket Amount; provided, however, that no Losses may be claimed by any Indemnified Party or shall be reimbursable by any Indemnifying Party or shall be included in calculating the aggregate Losses for purposes of this clause (iii) other than Losses in excess of $5,000 (the “Minimum Loss Amount”) resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; provided, further, that the limitations set forth in Sections 8.5(b)(i) through (iii) shall not apply to Losses arising (A) out of any breach or inaccuracy of any of the Core Representations, (B) pursuant to Sections 8.2(b) through (d) or Sections 8.3(b) or (c), or (C) any claim for or based on actual fraud, intentional misrepresentation or intentional breach.

(iv)                              Losses recoverable by an Indemnified Party shall be net of (A) any insurance proceeds or other amounts actually received by the Indemnified Party or its Affiliates from third parties in connection with the facts giving rise to the right of indemnification and without any right of subrogation (and, to the extent an insurance recovery is made by an Indemnified Party with respect to any Losses for which an indemnification payment has previously been made, such Indemnified Party shall promptly pay to the Indemnifying Party the lesser of (1) the amount of the insurance recovery (after deducting therefrom the full amount of the expenses incurred by the Indemnified Party in procuring such recovery and any Tax imposed on the net amount of such recovery) and (2) the amount of the indemnification payment previously made), and (B) any net Tax benefit actually realized by such Indemnified Party or its Affiliate with respect to the year of the Losses arising in connection with the accrual, incurrence or payment of any such Losses.

(c)                                  None of the Indemnified Parties shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that any Indemnified Party had already recovered Losses with respect to such matter pursuant to other provisions of this Agreement.  Without limiting the generality of the foregoing, the operation of Section 2.8 is an exclusive remedy in respect of the assets and liabilities and related items taken into account in connection with the determination of the Closing Working Capital, and no Indemnified Party shall be entitled to any additional recourse in respect thereof, whether arising from a breach of a representation or warranty or otherwise.

Section 8.6                                      Sole Remedy.  Except (a) in the case of actual fraud, intentional misrepresentation or intentional breach (b) as contemplated by Section 2.8, (c) as contemplated by Section 5.5 and (d) as contemplated by Section 10.10, from and after the Closing Date, the sole and exclusive remedy of the parties to this Agreement with respect to any Losses arising out of any breach of any representation, warranty, agreement or covenant of another party to this Agreement shall be the indemnification provisions set forth in this Article VIII.

Section 8.7                                      Tax Effect of Indemnification Payments.  Any payments made to an Indemnified Party pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price for tax purposes, to the extent permitted by applicable law.

ARTICLE IX
TERMINATION

Section 9.1                                      Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                  by mutual written consent of the Buyer and the Seller;

(b)                                 by either the Seller or the Buyer:

(i)                                     if the Closing shall not have occurred by 120 days after the date of this Agreement; provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(ii)                                  in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have used its commercially reasonable efforts, in accordance with Section 5.11, to have such order, decree, ruling or other action vacated; or

(iii)                               if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c)                                  by the Buyer:

(i)                                     if the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3, (B) cannot be or has not been cured within 10 Business Days following delivery to the Seller of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

(ii)                                  prior to obtaining the Stockholder Approval if (A) the Seller Board effects an Adverse Recommendation Change, (B) the Seller fails publicly to reaffirm its recommendation of this Agreement within 10 Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Seller’s stockholders (which reaffirmation must also include, with respect to an Acquisition Proposal, an unconditional rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal) or (C) the Seller or the Seller Board (or any committee thereof) shall (1) have publicly announced that it has approved, adopted, endorsed or recommended any Acquisition Proposal or (2) have approved, adopted, publicly endorsed or recommended, or entered into or allowed the Seller or any of its Affiliates to enter into an agreement in principle or definitive agreement (other than an Acceptable Confidentiality Agreement) for an Acquisition Proposal;

(iii)                               if any of the conditions set forth in Sections 7.1 or 7.3(a), (b), (d) or (e) shall have become incapable of fulfillment prior to the date that is 60 days from the date of this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c)(iii) shall not be available if the failure of the Buyer to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;

(iv)                              if any of the conditions set forth in Section 7.3(c) shall have become incapable of fulfillment prior to the date that is 60 days from the date of this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c)(iv) shall not be available if the failure of the Buyer to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date; or

(v)                                 if between the date hereof and the Closing, an event or condition occurs that has had or is reasonably likely to have a Material Adverse Effect;

(vi)                              if the Seller delivers a Material Development Update pursuant to Section 5.6(c)(i)(A) or (B); or

(d)                                 by the Seller:

(i)                                     if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 10 Business Days following delivery to the Buyer of written notice of such breach or failure to perform and (C) has not been waived by the Seller;

(ii)                                  if any of the conditions set forth in Section 7.1 or Section 7.2 shall have become incapable of fulfillment prior to the date that is 60 days from the date of this Agreement; provided, that the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) shall not be available if the failure of the Seller to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date; or

(iii)                               prior to obtaining the Stockholder Approval, if the Seller Board determines to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, that the Seller shall have (A) otherwise complied in all material respects with all provisions of Section 5.3(b), including the notice provisions therein, and (B) paid any amounts due pursuant to Section 9.3(a), in accordance with the terms, and at the time, specified in Section 9.3(a).

The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.

Section 9.2                                      Effect of Termination.

(a)                                  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (i) for the provisions of Sections 3.25 and 4.5 relating to broker’s fees and finder’s fees, Section 5.10 relating to confidentiality, Section 5.13 relating to public announcements, Section 10.1 relating to fees and expenses, Section 10.3 relating to notices, Section 10.6 relating to third-party beneficiaries, Section 10.7 relating to governing law, Section 10.8 relating to submission to jurisdiction, Section 9.3 relating to fees and this Section 9.2 and (ii) that nothing herein shall relieve either party from liability for any willful breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

(b)                                 In the event of the termination of this Agreement prior to Closing, any Ancillary Agreements executed prior to the Closing shall also terminate contemporaneously with the termination of this Agreement.

Section 9.3             Termination Fees.

(a)           In the event that:

(i)            (A) this Agreement is terminated by the Buyer pursuant to Section 9.1(c)(i), and prior to the breach giving rise to such right of termination, a bona fide Acquisition Proposal has been publicly announced, disclosed or otherwise communicated, and such Acquisition Proposal has not been withdrawn and (B) within 12 months after the date of such termination, a transaction in respect of an Acquisition Proposal is consummated or the Seller enters into a definitive agreement in respect of an Acquisition Proposal that is later consummated which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof;

(ii)           this Agreement is terminated by the Buyer pursuant to Section 9.1(c)(ii); or

(iii)          this Agreement is terminated by the Seller pursuant to Section 9.1(d)(iii);

(b)           then, in any such event, the Seller shall pay to the Buyer a termination fee of $1,500,000 (the “High Termination Fee”), it being understood that in no event shall the Seller be required to pay the High Termination Fee on more than one occasion.  Payment of the High Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by the Buyer (i) at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a High Termination Fee payable pursuant to Section 9.3(a)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by the Buyer pursuant to Section 9.1(c)(ii), and (iii) at the time of termination, in the case of termination by the Seller pursuant to Section 9.1(d)(iii).

(c)           In the event that this Agreement is terminated by the Seller or the Buyer pursuant to Section 9.1(b)(iii), then the Seller shall pay to the Buyer a termination fee of $500,000 (the “Low Termination Fee”).  Payment of the Low Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by the Buyer (i) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by the Buyer, and (ii) at the time of termination, in the case of termination by the Seller.

(d)           In the event that (A) this Agreement is terminated by the Seller or the Buyer pursuant to Section 9.1(b)(iii), and prior to the Stockholder Meeting, an

Acquisition Proposal has been publicly announced, disclosed or otherwise communicated, and such Acquisition Proposal has not been withdrawn and (B) within 12 months after the date of such termination, a transaction in respect of such Acquisition Proposal or an Acquisition Proposal with the same Person or an Affiliate of that Person that made the Acquisition Proposal referenced in clause (A) is consummated or the Seller enters into a definitive agreement in respect of such Acquisition Proposal or an Acquisition Proposal with the same Person or an Affiliate of that Person that made the Acquisition Proposal referenced in clause (A) that is later consummated; then, in any such event, the Seller shall pay to the Buyer a termination fee in an amount equal to the High Termination Fee minus the Low Termination Fee.  Payment of the fee shall be made by wire transfer of same day funds to the account or accounts designated by the Buyer at the time of consummation of any transaction contemplated by such Acquisition Proposal.

(e)           In the event that this Agreement is terminated by the Buyer pursuant to Section 9.1(c)(iv), then the Buyer shall pay to the Seller a termination fee of $500,000 (the “Buyer Termination Fee”).  Payment of the Buyer Termination Fee shall be made (by wire transfer of same day funds to the account or accounts designated by the Seller) within five Business Days following the date of the termination of this Agreement pursuant to Section 9.1(c)(iv).

(f)            In the event that this Agreement is terminated by the Seller or the Buyer pursuant to Section 9.1(b)(ii) as a result of any writ, order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) by a Governmental Authority to prevent the consummation of any of the transactions contemplated by this Agreement as violative of any applicable Law regarding antitrust or competition, the Buyer shall pay to the Seller the Buyer Termination Fee.  Payment of the Buyer Termination Fee shall be made (by wire transfer of same day funds to the account or accounts designated by the Seller) within five Business Days following the date of the termination of this Agreement pursuant to pursuant to Section 9.1(b)(ii).

(g)           Each of the Buyer and the Seller acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement.  In consideration of the above:

(i)            If the Seller fails promptly to pay any amounts due pursuant to Sections 9.3(a), (b) or (c), and, in order to obtain such payment, the Buyer commences a suit that results in a judgment against the Seller for the amounts set forth in Sections 9.3(a), (b) or (c), the Seller shall pay to the Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Sections 9.3(a), (b) or (c) from the date of termination of this

Agreement at a rate per annum equal to the Prime Rate in effect on the date such payment was required to be made.

(ii)           If the Buyer fails promptly to pay any amounts due pursuant to Sections 9.3(e) or (f) and, in order to obtain such payment, the Seller commences a suit that results in a judgment against the Buyer for the amounts set forth in Sections 9.3(e) or (f), the Buyer shall pay to the Seller its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Sections 9.3(e) or (f), from the date of termination of this Agreement at a rate per annum equal to the Prime Rate in effect on the date such payment was required to be made.

Section 9.4             Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Closing, whether before or after the Stockholder Approval has been obtained; provided, that after the Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Seller without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 9.5             Extension of Time; Waiver.  At any time prior to the Closing, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Seller without such further approval or adoption.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE X
GENERAL PROVISIONS

Section 10.1           Fees and Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that no such fees and expenses payable by the Seller shall be paid from any assets otherwise transferable to the Buyer pursuant hereto.  In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

Section 10.2           Disclosure Schedules.  Each section of the Disclosure Schedules qualifies the correspondingly numbered representation and warranty or covenant, and any other representation or warranty or covenant, if the relevance of such disclosure to such other representation or warranty or covenant is reasonably apparent on the face of such disclosure.  The Disclosure Schedules are qualified in their entirety by reference to specific provisions of the Agreement, and are not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of the Seller, except as and to the extent expressly provided in the Agreement.  Inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to the Seller, the Business or the Purchased Assets.  The fact that any item of information is contained in the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by the Agreement.  Such information shall not be used as a basis for interpreting the term  “material,” “materially” or “materiality” in the Agreement.  References to any document in the Disclosure Schedules do not purport to be complete and are qualified in their entirety by the document itself.  Capitalized terms used but not defined in the Disclosure Schedules shall have the same meanings given them in this Agreement.

Section 10.3           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)            if to the Seller, to:

Evolving Systems, Inc.
9777 Pyramid Ct., Suite 100

Englewood, CO  80112
Attention:  Anita T. Moseley
Facsimile:  (303) 802-1138

E-mail: Anita.Moseley@evolving.com

with a copy (which shall not constitute notice) to:

Holme Roberts & Owen LLP
1700 Lincoln Street, Suite 4100
Denver, CO 80203
Attention:  Charles D. Maguire, Jr.
Facsimile:  (303) 866-0200

E-mail: charles.maguire@hro.com

(ii)           if to the Buyer, to:

NeuStar, Inc.
21575 Ridgetop Circle

Sterling, VA 20166
Attention:  Martin Lowen, Esq.
Facsimile:  (571) 434-5135

E-mail:  martin.lowen@neustar.biz

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, D.C. 20036-5306

Attention:  Stephen I. Glover

Facsimile:  (202) 530-9598

E-mail:  SIGlover@gibsondunn.com

(iii)          Notices delivered pursuant to Section 5.1, to:

NeuStar, Inc.

21575 Ridgetop Circle

Sterling, VA 20166
Attention:  Sean Corcoran
Facsimile:  (571) 434-5135

E-mail:  sean.corcoran@neustar.biz

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036-5306
Attention:  Stephen I. Glover
Facsimile:  (202) 530-9598

E-mail:  SIGlover@gibsondunn.com

Section 10.4           Interpretation.  When a reference is made in this Agreement to a Section, Article, Disclosure Schedule or Exhibit such reference shall be to a Section, Article, Disclosure Schedule or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Disclosure Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Disclosure Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this

Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 10.5           Entire Agreement.  This Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties hereto with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been duly executed and delivered by each of the parties hereto.

Section 10.6           No Third-Party Beneficiaries.  Except as provided in Article VIII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 10.7           Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.8           Submission to Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.9           Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Seller; provided further, that in the event that the Seller or any of its successors or assigns (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Seller shall succeed to the obligations set forth in this Agreement; provided further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.10         Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.11         Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.12         Severability.  If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties as evidenced hereby.

Section 10.13         Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.14         Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.15         Electronic Signature.  This Agreement may be executed by facsimile signature or by e-mail delivery of a “.pdf”, and a facsimile or “.pdf” signature shall constitute an original for all purposes.

Section 10.16         Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 10.17         No Presumption Against Drafting Party.  Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEUSTAR, INC.

By:	/s/ Paul S. Lalljie
Name: Paul S. Lalljie
Title: Senior Vice President and Chief Financial Officer

EVOLVING SYSTEMS, INC.

By:	/s/ Thaddeus Dupper
Name: Thaddeus Dupper
Title: CEO

[Signature Page to Asset Purchase Agreement]

ANNEX B

Opinion of B. Riley

April 19, 2011 Board of Directors Evolving Systems, Inc. 9777 Pyramid Ct., Suite 100 Englewood, CO 80112	B. Riley & Co., LLC 11100 Santa Monica Blvd., Suite 800 Los Angeles, CA 90025 Tel: 310.966.1444 Fax: 301.966.1448 www.brileyco.com Member FINRA and SIPC

Members of the Board:

We understand that Evolving Systems, Inc. (“Evolving”) and Neustar, Inc. (“Neustar”) plan to enter into an Asset Purchase Agreement (the “Purchase Agreement”), which provides for, among other things, the acquisition by Neustar of certain assets and the assumption of certain liabilities from Evolving (the “Transaction”) relating to the business of the development and sale of (1) software that enables telecommunications carriers to implement local number portability and wireless number portability, including the following software products:  OrderPath® , NumberManager®, LNP Data Server™, VeriPort™ and Verify™; (ii) NumeriTrack®, software that assists telecommunications carriers with inventory management of phone numbers and other assets; and (iii) the Traffic Data Management System, a product that helps traditional wireline carriers collect usage data from their circuit switch networks (the “Business”).  The purchase price for the Transaction is (i) $39,000,000 in cash and (ii) the assumption by Neustar of specifically identified liabilities of the Business, subject to adjustment under certain circumstances at closing (the “Consideration”).  The terms and conditions of the Transaction are more fully set forth in the Purchase Agreement and the other Transaction Documents (as hereinafter defined).

You have asked us whether, in our opinion, the Consideration is fair to Evolving from a financial point of view as of the date hereof.

In arriving at the opinion set forth below, we have, among other things:

•                                          Reviewed certain publicly available information concerning the business, financial condition, and operations of Evolving that we believe to be relevant.

•                                          Reviewed certain internal information concerning the business, financial condition, and operations of the Business prepared and furnished to us by the management of Evolving that we believe to be relevant.

•                                          Reviewed the financial forecast for Evolving furnished to us by the management of Evolving.

•                                          Reviewed certain internal financial analyses, estimates and forecasts relating the Business, prepared and furnished to us by the management of Evolving.

•                                          Reviewed the publicly available audited financial statements of Evolving for the fiscal years ended December 31, 2008 through December 31, 2010, and preliminary financial results of the Business for the three months ended March 31, 2011.

•                                          Held discussions with members of senior management of Evolving concerning their evaluations of the Transaction and the business, operating and regulatory environment, financial condition, prospects, and strategic objectives of the Business, as well as such other matters as we deemed necessary or appropriate for purposes of rendering this opinion.

•                                          Reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed comparable to the Business.

•                                          Reviewed the publicly available financial terms of certain other business combinations that we deemed to be relevant in industries similar to those in which the Business participates and the consideration received for such companies that we believe to be generally relevant.

•                                          Performed a discounted cash flow analysis of the Business utilizing pro forma financial information prepared by and furnished to us by the management of Evolving.

•                                          Reviewed the financial terms of the latest drafts provided to us as of April 16, 2011 of the Purchase Agreement and the Transition Services Agreement between Evolving and Neustar (collectively, the “Transaction Documents”).

•                                         Held discussions with Lazard, Ltd., who has served as Evolving’s financial advisor to Evolving on strategic alternatives including the sale of the Business.

•                                          Performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, at your direction, we have relied, without assuming responsibility or liability for independent verification, upon the accuracy and completeness of all financial and other information available from public sources and all other information provided to us or otherwise discussed with or reviewed by us.  We have assumed, at your direction and with your consent, that the financial and other projections prepared by Evolving’s management and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, have been reasonably prepared in accordance with industry practice and represent management’s best estimates and judgments as of the date of their preparation.  We have assumed at your direction no responsibility for and express no opinion as to such analyses or forecasts or the assumptions on which they are based.  We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of Evolving since the respective dates of the last financial statements made available to us.  We have further relied, with your consent, upon the assurances of the management of Evolving that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

In connection with rendering its opinion, we performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the analyses summarized herein, we believe that our analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all such analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the opinion.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof.  We did not conduct a physical inspection of any of the properties or assets of Evolving.  We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of Evolving including those which may arise from the Transaction, nor have we evaluated the solvency of Evolving or Neustar under any state or federal laws.

We also have assumed, with your consent, that the final executed forms of the Transaction Documents will not differ in any material respects from the latest drafts provided to us, and the consummation of the Transaction will be effected in accordance with the terms and conditions of the Transaction Documents, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise) for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Evolving or the contemplated benefits of the Transaction.  In addition, events occurring after the date hereof could materially affect the assumptions used in preparing this opinion, however, we do not have any obligation to reaffirm this opinion.  We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of Evolving and its legal, tax and regulatory advisors with respect to such matters.

Our opinion is limited to the fairness, from a financial point of view, to Evolving of the Consideration to be paid in the Transaction, and we express no opinion as to the fairness of the Transaction to the holders of any class of securities, creditors or other constituencies of Evolving or as to the underlying decision by Evolving to engage in the Transaction.  Our opinion does not address any other aspect or implication of the Transaction, the Transaction Documents, or any

other agreement or understanding entered into in connection with the Transaction or otherwise.  We also express no opinion as to the fairness of the amount or nature of the compensation to any of Evolving’s officers, directors or employees, or any class of such persons, relative to the Consideration.  We express no opinion as to the prices or trading ranges at which Evolving Common Stock will trade at any time either before or after consummation of the Transaction.  Furthermore, we are not expressing any opinion as to the impact of the Transaction on the solvency or viability of Evolving, or the ability of Evolving to pay its obligations when they become due, either before or after consummation of the Transaction.

Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

This opinion is provided to the Board of Directors of Evolving solely in connection with and for the purposes of its evaluation of the Transaction.  It does not address the Company’s underlying business decision to effect the Transaction and it is not a recommendation as to any action the Board of Directors should take with respect to the Transaction or any aspect thereof.  It is further understood that this opinion may not be used for any other purpose, nor may it be reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any manner or for any purpose, without our prior written consent.

This opinion has been approved by a fairness committee in accordance with established procedures.  For our services in rendering this opinion, Evolving has paid us a fee, which is not contingent upon the closing of the Transaction, and has agreed to indemnify us against certain liabilities associated with the issuance of this opinion

In the ordinary course of our and our affiliates’ businesses, we and our affiliates may actively trade or hold the securities of Evolving or Neustar for our or their own account or for others and, accordingly, we may at any time hold a long or short position in such securities.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration is fair to Evolving from a financial point of view.

Very truly yours,

B. Riley & Co., LLC

SPECIAL MEETING OF STOCKHOLDERS OF

EVOLVING SYSTEMS, INC.

[                  ], 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at — www.evolving.com/investor_relations.html

Please mark, date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

\*/ Please detach along perforated line and mail in the envelope provided. \*/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.  PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN
1.	TO APPROVE THE SALE OF OUR NUMBERING BUSINESS IN THE ASSET SALE AS DESCRIBED IN THE ASSET PURCHASE AGREEMENT, DATED APRIL 21, 2011, BY AND BETWEEN NEUSTAR AND EVOLVING SYSTEMS.	☐	☐	☐

2.

TO APPROVE ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE THE ASSET SALE.

		☐	☐	☐

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The persons named herein as agents and proxies cannot vote your shares unless you sign and return this card.

In their discretion, the proxies are entitled to vote upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

EVOLVING SYSTEMS, INC.

9777 Pyramid Court, Suite 100
Englewood, Colorado 80112
Proxy Solicited on Behalf of the Board of Directors of the Company
for the Special Meeting of Stockholders—[            ], 2011

The undersigned hereby constitutes and appoints Brian R. Ervine and Anita T. Moseley, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Stockholders of Evolving Systems, Inc. to be held at the offices of Evolving Systems, Inc. at 9777 Pyramid Court, Suite 100, Englewood, Colorado 80112, on [            ], [       ] [  ], 2011, at 9:00 a.m. local time and at any postponements, continuations or adjournments thereof, on all matters coming before said meeting.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

EVOLVING SYSTEMS, INC.

[            ], 2011

PROXY VOTING
INSTRUCTIONS

MAIL—Mark, date, sign and mail your proxy card in the envelope provided as soon as possible.

-OR-

TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-OR-

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www. voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at — www.evolving.com/investor_relations.html

\*/ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. \*/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.  PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		FOR	AGAINST	ABSTAIN
1.	TO APPROVE THE SALE OF OUR NUMBERING BUSINESS IN THE ASSET SALE AS DESCRIBED IN THE ASSET PURCHASE AGREEMENT, DATED APRIL 21, 2011, BY AND BETWEEN NEUSTAR AND EVOLVING SYSTEMS.	☐	☐	☐

2.

TO APPROVE ADJOURNMENTS OR POSTPONEMENTS OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE THE ASSET SALE.

		☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.